Exhibit 99.1

Report of Ernst & Young LLP, Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of SunTrust Banks, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of SunTrust Banks, Inc. (the Company) as of December 31, 2018 and 2017, and the related consolidated statements of income, comprehensive income, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2018, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of SunTrust Banks, Inc. at December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2018, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2018, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated February 22, 2019 expressed an unqualified opinion thereon.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2007.

Atlanta, Georgia

February 22, 2019

SunTrust Banks, Inc.

Consolidated Statements of Income

	Year Ended December 31
(Dollars in millions and shares in thousands, except per share data)	2018	2017	2016
Interest Income

Interest and fees on loans held for investment	$6,058	$5,385	$4,939

Interest and fees on loans held for sale	101	99	92

Interest on securities available for sale [1]	849	756	636

Trading account interest and other [1]	197	147	111

Total interest income	7,205	6,387	5,778

Interest Expense

Interest on deposits	711	404	259

Interest on long-term debt	375	288	260

Interest on other borrowings	132	62	38

Total interest expense	1,218	754	557

Net interest income	5,987	5,633	5,221

Provision for credit losses	208	409	444

Net interest income after provision for credit losses	5,779	5,224	4,777

Noninterest Income

Service charges on deposit accounts	579	603	630

Other charges and fees [2]	356	361	359

Card fees	324	344	327

Investment banking income [2]	599	623	515

Trading income	161	189	211

Mortgage related income [3]	342	422	555

Trust and investment management income	304	309	304

Retail investment services	292	278	281

Commercial real estate related income	134	123	69

Net securities gains/(losses)	1	(108)	4

Gain on sale of subsidiary	—	107	—

Other noninterest income	134	103	128

Total noninterest income	3,226	3,354	3,383

Noninterest Expense

Employee compensation	2,878	2,854	2,698

Employee benefits	430	403	373

Outside processing and software	909	826	834

Net occupancy expense	372	377	349

Marketing and customer development	175	232	172

Equipment expense	166	164	170

Regulatory assessments	126	187	173

Operating losses	79	40	108

Amortization	73	75	49

Consulting and legal fees	62	71	93

Other staff expense	52	121	67

Other noninterest expense	351	414	382

Total noninterest expense	5,673	5,764	5,468

Income before provision for income taxes	3,332	2,814	2,692

Provision for income taxes	548	532	805

Net income including income attributable to noncontrolling interest	2,784	2,282	1,887

Less: Net income attributable to noncontrolling interest	9	9	9

Net income	2,775	2,273	1,878

Less: Preferred stock dividends and other	107	94	67

Net income available to common shareholders	$2,668	$2,179	$1,811

Net income per average common share:

Diluted	$5.74	$4.47	$3.60

Basic	5.79	4.53	3.63

Dividends declared per common share	1.80	1.32	1.00

Average common shares outstanding - diluted	464,961	486,954	503,466

Average common shares outstanding - basic	460,922	481,339	498,638

[1]

Beginning January 1, 2018, the Company reclassified equity securities previously presented in Securities AFS to Other assets on the Consolidated Balance Sheets and began presenting income associated with certain of these equity securities in Trading account interest and other. For periods prior to January 1, 2018, this income was previously presented in Interest on securities available for sale and has been reclassified to Trading account interest and other for comparability.

[2]

Beginning July 1, 2018, the Company began presenting bridge commitment fee income related to capital market transactions in Investment banking income on the Consolidated Statements of Income. For periods prior to July 1, 2018, this income was previously presented in Other charges and fees and has been reclassified to Investment banking income for comparability.

[3]

Beginning with the Company’s Form 10-K for the year ended December 31, 2018, the Company began presenting Mortgage production related income and Mortgage servicing related income as a single line item on the Consolidated Statements of Income titled Mortgage related income. Prior periods have been conformed to this updated presentation for comparability.

See accompanying Notes to Consolidated Financial Statements.

SunTrust Banks, Inc.

Consolidated Statements of Comprehensive Income

	Year Ended December 31
(Dollars in millions)	2018	2017 [1]	2016
Net income	$2,775	$2,273	$1,878

Components of other comprehensive (loss)/income:
Change in net unrealized (losses)/gains on securities available for sale, net of tax of ($117), $29, and ($117), respectively	(386)	61	(197)
Change in net unrealized losses on derivative instruments, net of tax of ($21), $0, and ($145), respectively	(68)	(87)	(244)
Change in net unrealized gains/(losses) on brokered time deposits, net of tax of $0, $0, and $0, respectively	2	—	(1)
Change in credit risk adjustment on long-term debt, net of tax of $1, $3, and ($1), respectively	4	3	(2)
Change related to employee benefit plans, net of tax of $1, $138, and $52, respectively	2	24	88

Total other comprehensive (loss)/income, net of tax	(446)	1	(356)

Total comprehensive income	$2,329	$2,274	$1,522

[1]	Net of tax amounts include the stranded tax effects resulting from the 2017 Tax Act. See Note 1, “Significant Accounting Policies,” for additional information.

See accompanying Notes to Consolidated Financial Statements.

SunTrust Banks, Inc.

Consolidated Balance Sheets

	December 31,
(Dollars in millions and shares in thousands, except per share data)	2018	2017
Assets

Cash and due from banks	$5,791	$5,349

Federal funds sold and securities borrowed or purchased under agreements to resell	1,679	1,538

Interest-bearing deposits in other banks	25	25

Cash and cash equivalents	7,495	6,912

Trading assets and derivative instruments [1]	5,506	5,093

Securities available for sale [2,3]	31,442	30,947

Loans held for sale ($1,178 and $1,577 at fair value at December 31, 2018 and 2017, respectively)	1,468	2,290

Loans held for investment 4 ($163 and $196 at fair value at December 31, 2018 and 2017, respectively)	151,839	143,181

Allowance for loan and lease losses	(1,615)	(1,735)

Net loans held for investment	150,224	141,446

Premises, property, and equipment, net [5]	2,024	2,053

Goodwill	6,331	6,331

Other intangible assets (Residential MSRs at fair value: $1,983 and $1,710 at December 31, 2018 and 2017, respectively)	2,062	1,791

Other assets 3, 5 ($95 and $56 at fair value at December 31, 2018 and 2017, respectively)	8,991	9,099

Total assets	$215,543	$205,962

Liabilities

Noninterest-bearing deposits	$40,770	$42,784

Interest-bearing deposits ($403 and $236 at fair value at December 31, 2018 and 2017, respectively)	121,819	117,996

Total deposits	162,589	160,780

Funds purchased	2,141	2,561

Securities sold under agreements to repurchase	1,774	1,503

Other short-term borrowings	4,857	717

Long-term debt 6 ($289 and $530 at fair value at December 31, 2018 and 2017, respectively)	15,072	9,785

Trading liabilities and derivative instruments	1,604	1,283

Other liabilities	3,226	4,179

Total liabilities	191,263	180,808

Shareholders’ Equity

Preferred stock, no par value	2,025	2,475

Common stock, $1.00 par value	553	550

Additional paid-in capital	9,022	9,000

Retained earnings	19,522	17,540

Treasury stock, at cost, and other [7]	(5,422)	(3,591)

Accumulated other comprehensive loss, net of tax	(1,420)	(820)

Total shareholders’ equity	24,280	25,154

Total liabilities and shareholders’ equity	$215,543	$205,962

Common shares outstanding [8]	446,888	470,931

Common shares authorized	750,000	750,000

Preferred shares outstanding	20	25

Preferred shares authorized	50,000	50,000

Treasury shares of common stock	105,896	79,133

[1] Includes trading securities pledged as collateral where counterparties have the right to sell or repledge the collateral	$1,442	$1,086

[2] Includes securities AFS pledged as collateral where counterparties have the right to sell or repledge the collateral	222	223

[3]  Beginning January 1, 2018, the Company reclassified equity securities previously presented in Securities available for sale to Other assets. Prior periods have been revised to conform to the current presentation.

[4] Includes loans held for investment of consolidated VIEs	153	179

[5]  Beginning October 1, 2018, the Company reclassified capitalized software and related accumulated amortization previously presented in Other assets to Premises, property, and equipment, net. Prior periods have been revised to conform to the current presentation.

6 Includes debt of consolidated VIEs	161	189

7 Includes noncontrolling interest	103	103

8 Includes restricted shares	7	9

See accompanying Notes to Consolidated Financial Statements.

SunTrust Banks, Inc.

Consolidated Statements of Shareholders’ Equity

(Dollars and shares in millions, except per share data)	Preferred Stock	Common Shares Outstanding	Common Stock	Additional Paid-in Capital	Retained Earnings	Treasury [1] Stock and Other	Accumulated Other Comprehensive Loss	Total
Balance, January 1, 2016	$1,225	509	$550	$9,094	$14,686	($1,658)	($460)	$23,437

Cumulative effect of credit risk adjustment [2]	—	—	—	—	5	—	(5)	—

Net income	—	—	—	—	1,878	—	—	1,878

Other comprehensive loss	—	—	—	—	—	—	(356)	(356)

Change in noncontrolling interest	—	—	—	—	—	(5)	—	(5)

Common stock dividends, $1.00 per share	—	—	—	—	(498)	—	—	(498)

Preferred stock dividends [3]	—	—	—	—	(66)	—	—	(66)

Repurchase of common stock	—	(20)	—	—	—	(806)	—	(806)

Repurchase of common stock warrants	—	—	—	(24)	—	—	—	(24)

Exercise of stock options and stock compensation expense [4]	—	1	—	(40)	—	65	—	25

Restricted stock activity [4]	—	1	—	(20)	(5)	56	—	31

Amortization of restricted stock compensation	—	—	—	—	—	2	—	2

Balance, December 31, 2016	$1,225	491	$550	$9,010	$16,000	($2,346)	($821)	$23,618

Net income	—	—	—	—	2,273	—	—	2,273

Other comprehensive income	—	—	—	—	—	—	1	1

Common stock dividends, $1.32 per share	—	—	—	—	(634)	—	—	(634)

Preferred stock dividends [3]	—	—	—	—	(94)	—	—	(94)

Issuance of preferred stock, Series G and H	1,250	—	—	(11)	—	—	—	1,239

Repurchase of common stock	—	(22)	—	—	—	(1,314)	—	(1,314)

Exercise of stock options and stock compensation expense	—	1	—	(15)	—	36	—	21

Restricted stock activity	—	1	—	16	(5)	33	—	44

Balance, December 31, 2017	$2,475	471	$550	$9,000	$17,540	($3,591)	($820)	$25,154

Cumulative effect adjustment related to ASU adoptions [5]	—	—	—	—	149	—	(154)	(5)

Net income	—	—	—	—	2,775	—	—	2,775

Other comprehensive loss	—	—	—	—	—	—	(446)	(446)

Common stock dividends, $1.80 per share	—	—	—	—	(826)	—	—	(826)

Preferred stock dividends [3]	—	—	—	—	(107)	—	—	(107)

Redemption of preferred stock, Series E	(450)	—	—	—	—	—	—	(450)

Repurchase of common stock	—	(29)	—	—	—	(1,910)	—	(1,910)

Exercise of stock options and stock compensation expense	—	1	—	—	—	36	—	36

Exercise of stock warrants	—	3	3	(3)	—	—	—	—

Restricted stock activity	—	1	—	25	(9)	42	—	58

Amortization of restricted stock compensation	—	—	—	—	—	1	—	1

Balance, December 31, 2018	$2,025	447	$553	$9,022	$19,522	($5,422)	($1,420)	$24,280

[1]	At December 31, 2018, includes ($5,525) million for treasury stock and $103 million for noncontrolling interest.
At December 31, 2017, includes ($3,694) million for treasury stock and $103 million for noncontrolling interest.
At December 31, 2016, includes ($2,448) million for treasury stock, ($1) million for the compensation element of restricted stock, and $103 million for noncontrolling interest.
[2]

Related to the Company’s early adoption of the ASU 2016-01 provision related to changes in instrument-specific credit risk beginning January 1, 2016. See Note 1, “Significant Accounting Policies,” and Note 23, “Accumulated Other Comprehensive Loss,” for additional information.

[3]

For the year ended December 31, 2018, dividends were $4,056 per share for both Series A and B Preferred Stock, $1,469 per share for Series E Preferred Stock, $5,625 per share for Series F Preferred Stock, $5,050 per share for Series G Preferred Stock, and $5,566 per share for Series H Preferred Stock.

For the year ended December 31, 2017, dividends were $4,056 per share for both Series A and B Preferred Stock, $5,875 per share for Series E Preferred Stock, $5,625 per share for Series F Preferred Stock, $3,128 per share for Series G Preferred Stock, and $669 per share for Series H Preferred Stock.

For the year ended December 31, 2016, dividends were $4,067 per share for both Series A and B Preferred Stock, $5,875 per share for Series E Preferred Stock, and $5,625 per share for Series F Preferred Stock.

[4]	Includes a ($4) million net reclassification of excess tax benefits from Additional paid-in capital to Provision for income taxes, related to the Company’s adoption of ASU 2016-09.
[5]	Related to the Company’s adoption of ASU 2014-09, ASU 2016-01, ASU 2017-12, and ASU 2018-02 on January 1, 2018. See Note 1, “Significant Accounting Policies,” for additional information.

See accompanying Notes to Consolidated Financial Statements.

SunTrust Banks, Inc.

Consolidated Statements of Cash Flows

	Year Ended December 31
(Dollars in millions)	2018	2017	2016
Cash Flows from Operating Activities:

Net income including income attributable to noncontrolling interest	$2,784	$2,282	$1,887

Adjustments to reconcile net income to net cash provided by/(used in) operating activities:

Depreciation, amortization, and accretion	716	727	725

Origination of servicing rights	(352)	(411)	(312)

Provisions for credit losses and foreclosed property	218	418	449

Deferred income tax (benefit)/expense	(87)	344	111

Stock-based compensation	140	160	126

Net securities (gains)/losses	(1)	108	(4)

Net gains on sale of loans held for sale, loans, and other assets	(97)	(269)	(428)

Gain on sale of subsidiary	—	(107)	—

Net decrease/(increase) in loans held for sale	886	2,099	(1,819)

Net (increase)/decrease in trading assets and derivative instruments	(501)	834	(342)

Net (increase)/decrease in other assets [1]	(340)	348	(627)

Net decrease in other liabilities	(797)	(911)	(284)

Net cash provided by/(used in) operating activities	2,569	5,622	(518)

Cash Flows from Investing Activities:

Proceeds from maturities, calls, and paydowns of securities available for sale	3,690	4,186	5,108

Proceeds from sales of securities available for sale	2,096	2,854	197

Purchases of securities available for sale	(6,389)	(8,299)	(8,610)

Net increase in loans, including purchases of loans	(9,406)	(2,425)	(9,032)

Proceeds from sales of loans and leases	281	720	1,612

Net cash paid for servicing rights	(78)	(7)	(171)

Payments for bank-owned life insurance policy premiums [1]	(202)	(127)	(202)

Proceeds from the settlement of bank-owned life insurance [1]	14	3	17

Proceeds from beneficial interest [1]	2	11	12

Capital expenditures	(345)	(410)	(283)

Payments related to acquisitions, net of cash acquired [1]	—	—	(188)

Consideration received from sale of subsidiary	—	261	—

Proceeds from the sale of other real estate owned and other assets	186	235	233

Net cash used in investing activities	(10,151)	(2,998)	(11,307)

Cash Flows from Financing Activities:

Net increase in total deposits	1,809	382	10,568

Net increase in funds purchased, securities sold under agreements to repurchase, and other short-term borrowings	3,991	17	37

Proceeds from issuance of long-term debt	6,944	2,844	6,705

Repayments of long-term debt	(1,274)	(4,562)	(3,231)

Payments of contingent consideration [1]	—	—	(13)

Proceeds from issuance of preferred stock	—	1,239	—

Repurchase of preferred stock	(450)	—	—

Repurchase of common stock	(1,910)	(1,314)	(806)

Repurchase of common stock warrants	—	—	(24)

Common and preferred stock dividends paid	(936)	(723)	(564)

Taxes paid related to net share settlement of equity awards	(45)	(39)	(48)

Proceeds from exercise of stock options	36	21	25

Net cash provided by/(used in) financing activities	8,165	(2,135)	12,649

Net increase in cash and cash equivalents	583	489	824

Cash and cash equivalents at beginning of period	6,912	6,423	5,599

Cash and cash equivalents at end of period	$7,495	$6,912	$6,423

Supplemental Disclosures:

Interest paid	$1,151	$730	$559

Income taxes paid	130	415	813

Income taxes refunded	(219)	(3)	(2)

Loans transferred from loans held for sale to loans held for investment	28	19	30

Loans transferred from loans held for investment to loans held for sale	532	288	360

Loans transferred from loans held for investment and loans held for sale to other real estate owned	62	57	59

Amortization of deferred gain on sale leaseback of premises	6	17	43

Non-cash impact of debt assumed by purchaser in lease sale	373	184	74

[1]	Certain prior period amounts have been revised to reflect the impact of the Company’s adoption of ASU 2016-15. See Note 1, “Significant Accounting Policies,” for additional information.

See accompanying Notes to Consolidated Financial Statements.

Notes to Consolidated Financial Statements

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES

General

SunTrust is a financial services holding company headquartered in Atlanta, Georgia and is one of the nation’s largest commercial banking organizations. Through its principal subsidiary, SunTrust Bank, the Company offers a full line of financial services for consumers, businesses, corporations, institutions, and not-for-profit entities, both through branches ( located primarily in Florida, Georgia, Virginia, North Carolina, Tennessee, Maryland, South Carolina, and the District of Columbia ) and through other digital and national delivery channels. In addition to deposit, credit, mortgage banking, and trust and investment services provided by the Bank, the Company’s other subsidiaries provide capital markets, securities brokerage, investment banking, and wealth management services. The Company operates and measures business activity across two business segments: Consumer and Wholesale, with functional activities included in Corporate Other. For additional information on the Company’s business segments, see Note 22, “Business Segment Reporting.”

Principles of Consolidation and Basis of Presentation

The Consolidated Financial Statements have been prepared in accordance with U.S. GAAP and include the accounts of the Company and its subsidiaries after elimination of significant intercompany accounts and transactions. In the opinion of management, all adjustments, consisting only of normal recurring adjustments that are necessary for a fair presentation of the results of operations in these financial statements, have been made.

The Company holds VIs, which are contractual, ownership or other interests that fluctuate with changes in the fair value of a VIE’s net assets. The Company consolidates a VIE if it is the primary beneficiary, which is the party that has both the power to direct the activities that most significantly impact the financial performance of the VIE and the obligation to absorb losses or rights to receive benefits through its VIs that could potentially be significant to the VIE. To determine whether or not a VI held by the Company could potentially be significant to the VIE, both qualitative and quantitative factors regarding the nature, size, and form of the Company’s involvement with the VIE are considered. The assessment of whether or not the Company is the primary beneficiary of a VIE is performed on an ongoing basis. The Company consolidates VOEs that are controlled through the Company’s equity interests or by other means.

Investments in entities for which the Company has the ability to exercise significant influence, but not control, over operating and financing decisions are accounted for using the equity method of accounting. These investments are included in Other assets in the Consolidated Balance Sheets at cost, adjusted to reflect the Company’s portion of income, loss, or dividends of the investee. For information on the Company’s equity investments that do not meet the criteria to be accounted for under the equity method and do not result in consolidation of the investee, see the “Equity Securities” section in this Note.

Results of operations of acquired entities are included from the date of acquisition. Results of operations associated with entities or net assets sold are included through the date of disposition. The Company reports any noncontrolling interests in its subsidiaries in the equity section of the Consolidated Balance Sheets and separately presents the income or loss attributable to the noncontrolling interest of a consolidated subsidiary in its Consolidated Statements of Income.

Assets and liabilities of acquired entities are accounted for under the acquisition method of accounting, whereby the purchase price of an acquired entity is allocated to the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition. The excess of the purchase price over the amount allocated to the assets acquired and liabilities assumed is recorded as goodwill.

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the Consolidated Financial Statements and accompanying Notes; actual results could vary from these estimates. Certain reclassifications have been made to prior period amounts to conform to the current period presentation.

Cash and Cash Equivalents

Cash and cash equivalents include Cash and due from banks, Interest-bearing deposits in other banks, Fed Funds sold, and Securities borrowed or purchased under agreements to resell. Cash and cash equivalents have maturities of three months or less, and accordingly, the carrying amount of these instruments is deemed to be a reasonable estimate of fair value.

Trading Activities

Various trading assets and liabilities are used as part of the Company’s overall balance sheet management strategies and to support client requirements. Trading assets and liabilities are measured at fair value with changes in fair value recognized within Noninterest income in the Company’s Consolidated Statements of Income. See Note 5, “Trading Assets and Liabilities and Derivative Instruments,” for additional information on the Company’s trading activities.

Investments

The Company invests in various debt and equity securities that are not held for trading purposes. Debt securities that the Company might not hold until maturity are classified as securities AFS. Equity securities that are not held for trading purposes are recorded in Other assets on the Consolidated Balance Sheets.

Securities Available for Sale

The Company invests in various debt securities primarily as a store of liquidity and as part of the overall ALM process to optimize income and market performance over an entire interest rate cycle. Interest income on securities AFS is recognized on an accrual basis in Interest income in the Company’s Consolidated Statements of Income. Premiums and discounts on securities AFS are amortized or accreted as an adjustment to yield over the life of the security. The Company estimates principal prepayments on securities AFS for which prepayments are probable and the timing and amount of prepayments can be

Notes to Consolidated Financial Statements, continued

reasonably estimated. The estimates are informed by analyses of both historical prepayments and anticipated macroeconomic conditions, such as spot interest rates compared to implied forward interest rates. The estimate of prepayments for these securities impacts their lives and thereby the amortization or accretion of associated premiums and discounts. Securities AFS are measured at fair value with unrealized gains and losses, net of any tax effect, included in AOCI as a component of shareholders’ equity. Realized gains and losses, including OTTI, are determined using the specific identification method and are recognized as a component of Noninterest income in the Consolidated Statements of Income.

Securities AFS are reviewed for OTTI on a quarterly basis. In determining whether OTTI exists for securities AFS in an unrealized loss position, the Company assesses whether it has the intent to sell the security or assesses the likelihood of selling the security prior to the recovery of its amortized cost basis. If the Company intends to sell the security or it is more-likely-than-not that the Company will be required to sell the security prior to the recovery of its amortized cost basis, the security is written down to fair value, and the full amount of any impairment charge is recognized as a component of Noninterest income in the Consolidated Statements of Income. If the Company does not intend to sell the security and it is more-likely-than-not that the Company will not be required to sell the security prior to recovery of its amortized cost basis, only the credit component of any impairment of a debt security is recognized as a component of Noninterest income in the Consolidated Statements of Income, with the amount of any remaining unrealized losses recorded in OCI. For additional information on the Company’s securities AFS, see Note 6, “Investment Securities,” and Note 20, “Fair Value Election and Measurement.”

Equity Securities

Equity securities that are not classified as trading assets or liabilities are recorded in Other assets on the Company’s Consolidated Balance Sheets. Equity securities with readily determinable fair values (marketable) are measured at fair value, with changes in the fair value recognized as a component of Noninterest income in the Company’s Consolidated Statements of Income. Marketable equity securities include mutual fund investments and other publicly traded equity securities. Dividends received from mutual fund investments are recognized within Interest income (Trading account interest and other), and dividends received from other marketable equity securities are recognized within Noninterest income in the Consolidated Statements of Income. Equity securities that do not have readily determinable fair values (nonmarketable) are accounted for at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or similar investment of the same issuer, also referred to as the measurement alternative. Any adjustments to the carrying value of these nonmarketable equity securities are recognized in Other noninterest income in the Company’s Consolidated Statements of Income. Nonmarketable equity securities include Federal Reserve Bank of Atlanta and FHLB of Atlanta capital stock, both held at cost, as well as other equity securities that the Company elected to account for under the measurement alternative. Dividends received from Federal Reserve Bank of Atlanta and FHLB of Atlanta capital stock are recognized within Interest income (Trading account interest and other), and dividends received from other nonmarketable equity securities are recognized in Other noninterest income in the Consolidated Statements of Income. For additional information on the Company’s equity securities, see Note 11, “Other Assets,” and Note 20, “Fair Value Election and Measurement.”

Securities Sold Under Agreements to Repurchase and Securities Borrowed or Purchased Under Agreements to Resell

Securities sold under agreements to repurchase and securities borrowed or purchased under agreements to resell are accounted for as collateralized financing transactions and are recorded at the amounts at which the securities were sold or acquired, plus accrued interest. The fair value of collateral pledged or received is continually monitored and additional collateral is obtained or requested to be returned to the Company as deemed appropriate. For additional information on the collateral pledged to secure repurchase agreements, see Note 4, “Federal Funds Sold and Securities Financing Activities,” Note 5, “Trading Assets and Liabilities and Derivatives,” and Note 6, “Investment Securities.”

Loans Held for Sale

The Company’s LHFS generally includes certain commercial loans and consumer loans. Loans are initially classified as LHFS when they are individually identified as being available for immediate sale and management has committed to a formal plan to sell them. LHFS are recorded at either fair value, if elected, or the lower of cost or fair value. Any origination fees and costs for LHFS recorded at LOCOM are capitalized in the basis of the loan and are included in the calculation of realized gains and losses upon sale. Origination fees and costs are recognized in earnings at the time of origination for LHFS that are elected to be measured at fair value. Fair value is derived from observable current market prices, when available, and includes loan servicing value. When observable market prices are not available, the Company uses judgment and estimates fair value using internal models, in which the Company uses its best estimates of assumptions it believes would be used by market participants in estimating fair value. Adjustments to reflect unrealized gains and losses resulting from changes in fair value and realized gains and losses upon ultimate sale of the loans are classified as Noninterest income in the Consolidated Statements of Income.

The Company may transfer certain loans to LHFS measured at LOCOM. At the time of transfer, any credit losses subject to charge-off in accordance with the Company’s policy are recorded as a reduction in the ALLL. Any subsequent losses, including those related to interest rate or liquidity related valuation adjustments, are recorded as a component of Noninterest income in the Consolidated Statements of Income. The Company may also transfer loans from LHFS to LHFI. If an LHFS for which fair value accounting was elected is transferred to held for investment, it will continue to be accounted for at fair value in the LHFI portfolio. For additional information on the Company’s LHFS activities, see Note 7, “Loans.”

Loans Held for Investment

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are considered

Notes to Consolidated Financial Statements, continued

LHFI. The Company’s loan balance is comprised of loans held in portfolio, including commercial loans and consumer loans. Interest income on loans, except those classified as nonaccrual, is accrued based upon the outstanding principal amounts using the effective yield method.

Commercial loans (C&I, CRE, and commercial construction) are considered to be past due when payment is not received from the borrower by the contractually specified due date. The Company typically classifies commercial loans as nonaccrual when one of the following events occurs: (i) interest or principal has been past due 90 days or more, unless the loan is both well secured and in the process of collection; (ii) collection of contractual interest or principal is not anticipated; or (iii) income for the loan is recognized on a cash basis due to the deterioration in the financial condition of the debtor. When a loan is placed on nonaccrual, accrued interest is reversed against interest income. Interest income on commercial nonaccrual loans, if recognized, is recognized after the principal has been reduced to zero. If and when commercial borrowers demonstrate the ability to repay a loan classified as nonaccrual in accordance with its contractual terms, the loan may be returned to accrual status upon meeting all regulatory, accounting, and internal policy requirements.

Consumer loans secured by residential real estate (guaranteed and nonguaranteed residential mortgages, residential home equity products, and residential construction loans) are considered to be past due when a monthly payment is due and unpaid for one month. Guaranteed residential mortgages continue to accrue interest regardless of delinquency status because collection of principal and interest is reasonably assured by the government. Nonguaranteed residential mortgages and residential construction loans are generally placed on nonaccrual when three payments are past due. Residential home equity products are generally placed on nonaccrual when payments are 90 days past due. The exceptions for nonguaranteed residential mortgages, residential construction loans, and residential home equity products are: (i) when the borrower has declared bankruptcy, in which case, they are moved to nonaccrual status once they become 60 days past due, (ii) loans discharged in Chapter 7 bankruptcy that have not been reaffirmed by the borrower, in which case, they are reclassified as TDRs and moved to nonaccrual status, and (iii) second lien loans, which are classified as nonaccrual when the first lien loan is classified as nonaccrual, even if the second lien loan is performing. When a loan is placed on nonaccrual, accrued interest is reversed against interest income. Interest income on nonaccrual consumer loans secured by residential real estate is recognized on a cash basis. Nonaccrual consumer loans secured by residential real estate are typically returned to accrual status once they no longer meet the delinquency threshold that resulted in them initially being moved to nonaccrual status, with the exception of the aforementioned Chapter 7 bankruptcy loans, which remain on nonaccrual until there is six months of payment performance following discharge by the bankruptcy court.

All other consumer loans (guaranteed student, other direct, indirect, and credit card loans) are considered to be past due when payment is not received from the borrower by the contractually specified due date. Guaranteed student loans continue to accrue interest regardless of delinquency status because collection of principal and interest is reasonably assured. Other direct and indirect loans are typically placed on nonaccrual when payments have been past due for 90 days or more, except when the borrower has declared bankruptcy, in which case they are moved to nonaccrual status once they become 60 days past due. When a loan is placed on nonaccrual, accrued interest is reversed against interest income. Interest income on nonaccrual loans, if recognized, is recognized on a cash basis. Nonaccrual consumer loans are typically returned to accrual status once they are no longer past due.

TDRs are loans in which the borrower is experiencing financial difficulty at the time of restructure and the borrower received an economic concession either from the Company or as the product of a bankruptcy court order. A restructuring that results in only a delay in payments that is insignificant is not considered an economic concession. To date, the Company’s TDRs have been predominantly first and second lien residential mortgages and home equity lines of credit. Prior to granting a modification of a borrower’s loan terms, the Company performs an evaluation of the borrower’s financial condition and ability to service under the potential modified loan terms. The types of concessions generally granted are extensions of the loan maturity date and/or reductions in the original contractual interest rate. In certain situations, the Company may offer to restructure a loan in a manner that ultimately results in the forgiveness of a contractually specified principal balance. Typically, if a loan is accruing interest at the time of modification, the loan remains on accrual status and is subject to the Company’s charge-off and nonaccrual policies. See the “Allowance for Credit Losses” section below for further information regarding these policies. If a loan is on nonaccrual before it is determined to be a TDR, then the loan remains on nonaccrual. Typically, TDRs may be returned to accrual status if there has been at least a six month sustained period of repayment performance by the borrower. Generally, once a loan becomes a TDR, the Company expects that the loan will continue to be reported as a TDR for its remaining life, even after returning to accruing status, unless the modified rates and terms at the time of modification were available to the borrower in the market or the loan is subsequently restructured with no concession to the borrower and the borrower is no longer in financial difficulty. Interest income recognition on impaired loans is dependent upon accrual status, TDR designation, and loan type as discussed above.

For loans accounted for at amortized cost, fees and incremental direct costs associated with loan origination as well as premiums and discounts, are deferred and amortized over the respective loan terms. Fees received for providing loan commitments that result in funded loans are recognized over the term of the loan as an adjustment of the yield. If a loan is never funded, the commitment fee is recognized in Noninterest income at the expiration of the commitment period. For any newly-originated loans that are accounted for at fair value, the origination fees are recognized in Noninterest income while the origination costs are recognized in Noninterest expense, at the time of origination. For additional information on the Company’s LHFI activities, see Note 7, “Loans.”

Allowance for Credit Losses

The allowance for credit losses is composed of the ALLL and the reserve for unfunded commitments. The Company’s ALLL reflects probable current inherent losses in the LHFI portfolio

Notes to Consolidated Financial Statements, continued

based on management’s evaluation of the size and current risk characteristics of the loan portfolio. The Company employs a variety of modeling and estimation techniques to measure credit risk and construct an appropriate and adequate ALLL. Quantitative and qualitative asset quality measures are considered in estimating the ALLL. Such evaluation considers a number of factors for each of the loan portfolio segments, including, but not limited to, net charge-off trends, internal risk ratings, changes in internal risk ratings, loss forecasts, collateral values, geographic location, delinquency rates, nonperforming and restructured loan status, origination channel, product mix, underwriting practices, industry conditions, and economic trends. Additionally, refreshed FICO scores are considered for consumer loans and single name borrower concentration is considered for commercial loans. These credit quality factors are incorporated into various loss estimation models and analytical tools utilized in the ALLL process and/or are qualitatively considered in evaluating the overall reasonableness of the ALLL.

Large commercial nonaccrual loans as well as certain consumer and commercial loans whose terms have been modified in a TDR are reviewed to determine the amount of specific allowance required in accordance with applicable accounting guidance. A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due, including principal and interest, according to the contractual terms of the agreement. If necessary, an allowance is established for these specifically evaluated impaired loans. The specific allowance established for these loans is based on a thorough analysis of the most probable source of repayment, including the present value of the loan’s expected future cash flows, the loan’s estimated market value, or the estimated fair value of the underlying collateral, net of estimated selling costs. Any change in the present value attributable to the passage of time is recognized through the Provision for credit losses.

General allowances are established for loans and leases grouped into pools based on similar characteristics. In this process, general allowance factors are based on an analysis of historical charge-off experience, expected loss factors derived from the Company’s internal risk rating process, portfolio trends, and regional and national economic conditions. Other adjustments may be made to the ALLL after an assessment of internal and external influences on credit quality that may not be fully reflected in the historical loss or risk rating data. These influences may include elements such as changes in credit underwriting, concentration risk, macroeconomic conditions, and/or recent observable asset quality trends.

Commercial loans are charged off when they are considered uncollectible. Losses on unsecured consumer loans are generally recognized at 120 days past due, except for losses on credit cards, which are recognized when the loans are 180 days past due, and losses on guaranteed student loans, which are recognized when the loans are 270 days past due and payment from the guarantor is processed by the servicer. However, if the borrower is in bankruptcy, the loan is charged-off in the month the loan becomes 60 days past due. Losses, as appropriate, on consumer loans secured by residential real estate, are typically recognized at 120 or 180 days past due, depending on the loan and collateral type, in compliance with the FFIEC guidelines. However, if the borrower is in bankruptcy, the secured asset is evaluated once the loan becomes 60 days past due. The loan value in excess of the secured asset value is written down or charged-off after the valuation occurs. Additionally, if a residential loan is discharged in Chapter 7 bankruptcy and not reaffirmed by the borrower, the Company’s policy is to immediately charge-off the excess of the carrying amount over the fair value of the collateral.

The Company uses numerous sources of information when evaluating a property’s value. Estimated collateral valuations are based on appraisals, broker price opinions, recent sales of foreclosed properties, automated valuation models, other property-specific information, and relevant market information, supplemented by the Company’s internal property valuation analysis. The value estimate is based on an orderly disposition of the property, inclusive of marketing costs. In limited instances, the Company adjusts externally provided appraisals for justifiable and well-supported reasons, such as an appraiser not being aware of certain property-specific factors or recent sales information.

For commercial loans secured by real estate, an acceptable third party appraisal or other form of evaluation, as permitted by regulation, is obtained prior to the origination of the loan and upon a subsequent transaction involving a material change in terms. In addition, updated valuations may be obtained during the life of a loan, as appropriate, such as when a loan’s performance materially deteriorates. In situations where an updated appraisal has not been received or a formal evaluation performed, the Company monitors factors that can positively or negatively impact property value, such as the date of the last valuation, the volatility of property values in specific markets, changes in the value of similar properties, and changes in the characteristics of individual properties. Changes in collateral value affect the ALLL through the risk rating or impaired loan evaluation process. Charge-offs are recognized when the amount of the loss is quantifiable and timing is known. The charge-off is measured based on the difference between the loan’s carrying value, including deferred fees, and the estimated realizable value of the property, net of estimated selling costs. When valuing a property for the purpose of determining a charge-off, a third party appraisal or an independently derived internal evaluation is generally employed.

For nonguaranteed mortgage loans secured by residential real estate where the Company is proceeding with a foreclosure action, a new valuation is obtained prior to the loan becoming 180 days past due and, if required, the loan is written down to its realizable value, net of estimated selling costs. In the event the Company decides not to proceed with a foreclosure action, the full balance of the loan is charged-off. If a loan remains in the foreclosure process for 12 months past the original charge-off, the Company may obtain a new valuation. Any additional loss based on the new valuation is charged-off. At foreclosure, a new valuation is obtained and the loan is transferred to OREO at fair value less estimated selling costs; any loan balance in excess of the transfer value is charged-off. Estimated declines in value of the collateral between these formal evaluation events are captured in the ALLL based on changes in the house price index in the applicable metropolitan statistical area or other market information.

In addition to the ALLL, the Company also estimates probable losses related to unfunded lending commitments, such as letters of credit and binding unfunded loan commitments.

Notes to Consolidated Financial Statements, continued

Unfunded lending commitments are analyzed and segregated by risk based on the Company’s internal risk rating scale. These risk classifications, in combination with probability of commitment usage, existing economic conditions, and any other pertinent information, result in the estimation of the reserve for unfunded lending commitments. The Unfunded commitments reserve is reported in Other liabilities on the Consolidated Balance Sheets and the provision associated with changes in the Unfunded commitment reserve is recognized in the Provision for credit losses in the Consolidated Statements of Income. For additional information on the Company’s allowance for credit loss activities, see Note 8, “Allowance for Credit Losses.”

Premises, Property, and Equipment

Premises, property, and equipment are carried at cost less accumulated depreciation and amortization. Depreciation expense is calculated predominantly using the straight-line method over the assets’ estimated useful lives and is recorded within the corresponding Noninterest expense categories on the Consolidated Statements of Income. Leasehold improvements are amortized using the straight-line method over the shorter of the improvements’ estimated useful lives or the lease term. Construction in process includes costs related to in-process branch expansion and branch renovation projects. Those projects are maintained in premises, property, and equipment upon completion. Software is comprised of purchased software licenses as well as internally developed and customized software for internal use. Software development costs incurred during the planning and post-development phases are recorded in Outside processing and software expense in the Consolidated Statements of Income. Software costs incurred during the development execution phase, including costs associated with design, configuration, installation, coding, and testing are capitalized and amortized using the straight-line method over the estimated useful life of the software.

Maintenance and repairs are charged to expense, and improvements that extend the useful life of an asset are capitalized and depreciated over the remaining useful life. Premises, property, and equipment are evaluated for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. For additional information on the Company’s premises, property, and equipment activities, see Note 9, “ Premises, Property, and Equipment.

Goodwill and Other Intangible Assets

Goodwill represents the excess purchase price over the fair value of identifiable net assets of acquired companies. Goodwill is assigned to reporting units that are expected to benefit from the synergies of the business combination.

The Company conducts a qualitative goodwill assessment at the reporting unit level at least quarterly, or more frequently as events occur or circumstances change that would more-likely-than-not reduce the fair value of a reporting unit below its carrying amount. Factors considered in the Company’s qualitative assessment include financial performance, financial forecasts, macroeconomic conditions, industry and market conditions, cost factors, market capitalization, carrying value, and events affecting the reporting units.

If, after considering all relevant events and circumstances, the Company determines it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount, then a quantitative impairment test is necessary to perform. If the Company elects to bypass the qualitative analysis, or concludes from the Company’s qualitative analysis that it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount, a two-step goodwill impairment test is performed either (i) annually as of October 1, or (ii) more frequently as considered necessary. In the first step of the impairment test, the fair value of each reporting unit is compared with its carrying amount. If the fair value is greater than the carrying amount, then the reporting unit’s goodwill is deemed not to be impaired. If the fair value is less than the carrying amount, then a second step is performed, which measures the amount of impairment by comparing the carrying amount of goodwill to its implied fair value.

The Company has identified intangible assets with finite and indefinite lives. Intangible assets that have finite lives are amortized over their useful lives and carried at amortized cost. Intangible assets that have indefinite lives are initially measured at fair value and are not amortized until the useful life is no longer considered indefinite. Indefinite-lived intangibles are tested for impairment at least annually; however, all intangible assets are evaluated for impairment whenever events or changes in circumstances indicate it is more likely than not that the asset is impaired. For additional information on the Company’s activities related to goodwill and other intangibles, see Note 10, “Goodwill and Other Intangible Assets.”

Servicing Rights

The Company recognizes as assets the rights to service loans, either when the loans are sold and the associated servicing rights are retained or when servicing rights are purchased from a third party. All servicing rights are initially measured at fair value.

Fair value is determined by projecting net servicing cash flows, which are then discounted to estimate fair value. The fair value of servicing rights is impacted by a variety of factors, including prepayment assumptions, discount rates, delinquency rates, contractually-specified servicing fees, servicing costs, and underlying portfolio characteristics. The underlying assumptions and estimated values are corroborated by values received from independent third parties and comparisons to market transactions.

The Company has elected to subsequently account for its residential MSRs under the fair value measurement method and actively hedges the change in fair value of its residential MSRs. The Company has elected to subsequently account for all other servicing rights, which include commercial mortgage and consumer loan servicing rights, under the amortization method. Commercial mortgage and consumer loan servicing rights are amortized in proportion to and over the period of estimated net servicing income. Servicing rights accounted for under the amortization method are periodically tested for impairment by comparing the carrying amount of the servicing rights to the estimated fair value.

Servicing rights are included in Other intangible assets on the Consolidated Balance Sheets. For residential MSRs, both servicing fees, which are recognized when they are received, and changes in the fair value of MSRs are reported in Mortgage

Notes to Consolidated Financial Statements, continued

related income in the Consolidated Statements of Income. For commercial mortgage servicing rights, servicing fees, amortization, and any impairment is recognized in Commercial real estate related income in the Consolidated Statements of Income. For all other servicing rights, the related servicing fees, amortization, and any impairment are recognized in Other noninterest income in the Consolidated Statements of Income. For additional information on the Company’s servicing rights, see Note 10, “Goodwill and Other Intangible Assets.”

Other Real Estate Owned

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value, less estimated selling costs. To the extent fair value, less cost to sell, is less than the loan’s cost basis, the difference is charged to the ALLL at the date of transfer into OREO. The Company estimates market values based primarily on appraisals and other market information. Pursuant to an asset transfer into OREO, the fair value of the asset, less cost to sell at the date of transfer, becomes the new cost basis of the asset. Any subsequent changes in value as well as gains or losses from the disposition on these assets are recognized in Other noninterest expense in the Consolidated Statements of Income. For additional information on the Company’s activities related to OREO, see Note 20, “Fair Value Election and Measurement.”

Loan Sales and Securitizations

The Company sells and at times may securitize loans and other financial assets. When the Company securitizes assets, it may hold a portion of the securities issued, including senior interests, subordinated and other residual interests, interest-only strips, and principal-only strips, all of which are considered retained interests in the transferred assets. Retained securitized interests are recognized and initially measured at fair value. The interests in securitized assets held by the Company are typically classified as either securities AFS or trading assets and are measured at fair value.

The Company transfers first lien residential mortgage loans in conjunction with Ginnie Mae and GSE securitization transactions, whereby the loans are exchanged for cash or securities that are readily redeemable for cash and servicing rights are retained. Net gains/losses on the sale of residential mortgage LHFS are recorded at inception of the associated IRLCs and reflect the change in value of the loans resulting from changes in interest rates from the time the Company enters into IRLCs with borrowers until the loans are sold, adjusted for pull through rates and excluding hedge transactions initiated to mitigate this market risk. Net gains related to the sale of residential mortgage loans are recorded within Mortgage related income in the Consolidated Statements of Income.

The Company also sells commercial mortgage loans to Fannie Mae and Freddie Mac and issues and sells Ginnie Mae commercial MBS backed by FHA insured loans. The loans and securities are exchanged for cash and servicing rights are retained. Gains and losses from the sale of these commercial mortgage loans and securities are recorded within Commercial real estate related income in the Consolidated Statements of Income. For additional information on the Company’s securitization activities, see Note 12, “Certain Transfers of Financial Assets and Variable Interest Entities.”

Guarantees

The Company recognizes a liability at the inception of a guarantee at an amount equal to the estimated fair value of the obligation. A guarantee is defined as a contract that contingently requires a company to make a payment to a guaranteed party based upon changes in an underlying asset, liability, or equity security of the guaranteed party, or upon failure of a third party to perform under a specified agreement. The Company considers the following arrangements to be guarantees: certain asset purchase/sale agreements with recourse, standby letters of credit and financial guarantees, certain indemnification agreements included within third party contractual arrangements, and certain derivative contracts. For additional information on the Company’s guarantor obligations, see Note 18, “Guarantees.”

Derivative Instruments and Hedging Activities

The Company records derivative contracts at fair value in Trading assets and derivative instruments and Trading liabilities and derivative instruments on the Consolidated Balance Sheets. Accounting for changes in the fair value of a derivative depends upon whether or not it has been designated in a formal, qualifying hedging relationship.

Changes in the fair value of derivatives not designated in a hedging relationship are recognized within Noninterest income in the Consolidated Statements of Income. This includes derivatives that the Company enters into in a dealer capacity to facilitate client transactions and as a risk management tool to economically hedge certain identified risks, along with certain IRLCs on residential mortgage and commercial loans that are a normal part of the Company’s operations. The Company also evaluates contracts, such as brokered deposits and debt, to determine whether any embedded derivatives are required to be bifurcated and separately accounted for as freestanding derivatives.

Certain derivatives used as risk management tools are designated as accounting hedges of the Company’s exposure to changes in interest rates or other identified market risks. The Company prepares written hedge documentation for all derivatives which are designated as hedges of (i) changes in the fair value of a recognized asset or liability (fair value hedge) attributable to a specified risk or (ii) a forecasted transaction, such as the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge). The written hedge documentation includes identification of, among other items, the risk management objective, hedging instrument, hedged item and methodologies for assessing and measuring hedge effectiveness, along with support for management’s assertion that the hedge will be highly effective. Methodologies related to hedge effectiveness include (i) statistical regression analysis of changes in the cash flows of the actual derivative and hypothetical derivatives, or (ii) statistical regression analysis of changes in the fair values of the actual derivative and the hedged item.

For designated hedging relationships, subsequent to the initial assessment of hedge effectiveness, the Company generally performs retrospective and prospective effectiveness testing using a qualitative approach. Assessments of hedge effectiveness are performed at least quarterly. Changes in the fair value of a derivative that is highly effective and that has been designated and qualifies as a fair value hedge are recorded in current period

Notes to Consolidated Financial Statements, continued

earnings, in the same line item with the changes in the fair value of the hedged item that are attributable to the hedged risk. The changes in the fair value of a derivative that is highly effective and that has been designated and qualifies as a cash flow hedge is initially recorded in AOCI and reclassified to earnings in the same period that the hedged item impacts earnings. The amount reclassified to earnings is recorded in the same line item as the earnings effect of the hedged item.

Hedge accounting ceases for hedging relationships that are no longer deemed effective, or for which the derivative has been terminated or de-designated. For discontinued fair value hedges where the hedged item remains outstanding, the hedged item would cease to be remeasured at fair value attributable to changes in the hedged risk and any existing basis adjustment would be recognized as an adjustment to net interest income over the remaining life of the hedged item. For discontinued cash flow hedges, the unrealized gains and losses recorded in AOCI would be reclassified to earnings in the period when the previously designated hedged cash flows occur unless it was determined that transaction was probable to not occur, in which case any unrealized gains and losses in AOCI would be immediately reclassified to earnings.

It is the Company’s policy to offset derivative transactions with a single counterparty as well as any cash collateral paid to and received from that counterparty for derivative contracts that are subject to ISDA or other legally enforceable netting arrangements and meet accounting guidance for offsetting treatment. For additional information on the Company’s derivative activities, see Note 19, “Derivative Financial Instruments,” and Note 20, “Fair Value Election and Measurement.”

Fair Value Measurement

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Depending on the nature of the asset or liability, the Company uses various valuation techniques and assumptions when estimating fair value. The Company prioritizes inputs used in valuation techniques based on the fair value hierarchy discussed in Note 20, “Fair Value Election and Measurement.”

When measuring assets and liabilities at fair value, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability. Assets and liabilities that are required to be measured at fair value on a recurring basis include trading securities, derivative instruments, securities AFS, and certain other equity securities. Assets and liabilities that the Company has elected to measure at fair value on a recurring basis include trading loans, certain LHFS and LHFI, residential MSRs, brokered time deposits, and certain structured notes and fixed rate issuances included in long-term debt. Other assets and liabilities are measured at fair value on a non-recurring basis, such as when assets are evaluated for impairment, the basis of accounting is LOCOM, or for disclosure purposes. Examples of these non-recurring fair value measurements include certain LHFS and LHFI, OREO, certain cost or equity method investments, and intangible and long-lived assets. For additional information on the Company’s valuation of assets and liabilities held at fair value, see Note 20, “Fair Value Election and Measurement.”

Revenue Recognition

In the ordinary course of business, the Company recognizes two primary types of revenue in its Consolidated Statements of Income, Interest income and Noninterest income.

The Company’s principal source of revenue is interest income from loans and securities, which is recognized on an accrual basis using the effective interest method. For information on the Company’s policies for recognizing interest income on loans and securities, see the “Loans Held for Investment,” “Loans Held for Sale,” “ Trading Activities,” and “ Securities Available for Sale ” sections within this Note.

Noninterest income includes revenue from various types of transactions and services provided to clients. The Company recognizes noninterest income as services are rendered or as transactions occur and as collectability is reasonably assured. For information on the Company’s policies for recognizing noninterest income, see Note 2, “Revenue Recognition.”

Stock-Based Compensation

The Company sponsors various stock-based compensation plans under which RSUs, restricted stock, and phantom stock units may be granted to certain employees. The Company measures the grant date fair value of the RSUs and restricted stock, which is expensed over the award’s vesting period. For service-based awards, compensation expense is amortized on a straight-line basis and recognized in Employee compensation in the Consolidated Statements of Income. Additionally, the Company estimates the number of awards for which it is probable that service will be rendered and adjusts compensation cost accordingly. Estimated forfeitures are subsequently adjusted to reflect actual forfeitures. For performance-based awards, compensation expense is amortized over the vesting period and recognized in Employee compensation in the Consolidated Statements of Income. These performance-based awards may be adjusted based on the estimated outcome of the award’s associated performance conditions, which are based on the Company’s performance and/or its performance relative to its peers.

The phantom stock units are subject to variable accounting and grant certain employees the contractual right to receive an amount in cash equal to the fair market value of a share of common stock on the specified date set forth in the award agreement, typically the vesting date. For additional information on the Company’s stock-based compensation plans, see Note 17, “Employee Benefit Plans.”

Employee Benefits

Employee benefits expense includes expenses related to (i) net periodic benefit costs or credits associated with the pension and other postretirement benefit plans, (ii) contributions under the defined contribution plans, (iii) the amortization of restricted stock, (iv) the issuance of phantom stock units, (v) historical stock option issuances, and (vi) other employee medical and benefits costs. For additional information on the Company’s employee benefit plans, see Note 17, “Employee Benefit Plans.”

Notes to Consolidated Financial Statements, continued

Income Taxes

The Company’s provision for income taxes is based on income and expense reported for financial statement purposes after adjustments for permanent differences such as interest income from lending to tax-exempt entities, tax credits, and amortization expense related to qualified affordable housing investments. In computing the provision for income taxes, the Company evaluates the technical merits of its income tax positions based on current legislative, judicial, and regulatory guidance. The deferral method of accounting is used on investments that generate investment tax credits, such that the investment tax credits are recognized as a reduction to the related investment. Additionally, the Company recognizes all excess tax benefits and deficiencies on employee share-based payments as a component of the Provision for income taxes in the Consolidated Statements of Income. These tax effects, generally determined upon the exercise of stock options or vesting of restricted stock, are treated as discrete items in the period in which they occur.

DTAs and DTLs result from differences between the timing of the recognition of assets and liabilities for financial reporting purposes and for income tax purposes. These deferred assets and liabilities are measured using the enacted tax rates and laws that are expected to apply in the periods in which the DTAs or DTLs are expected to be realized. Subsequent changes in the tax laws require adjustment to these deferred assets and liabilities with the cumulative effect included in the Provision for income taxes for the period in which the change is enacted. A valuation allowance is recognized for a DTA, if based on the weight of available evidence, it is more likely than not that some portion or all of the DTA will not be realized.

Interest and penalties related to the Company’s tax positions are recognized as a component of the Provision for income taxes in the Consolidated Statements of Income. For additional information on the Company’s activities related to income taxes, see Note 16, “Income Taxes.”

Earnings Per Share

Basic EPS is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding during each period. Diluted EPS is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding during each period, plus common share equivalents calculated for stock options, warrants, and restricted stock outstanding using the treasury stock method.

The Company has issued certain restricted stock awards, which are unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents. These restricted shares are considered participating securities. Accordingly, the Company calculated net income available to common shareholders pursuant to the two-class method, whereby net income is allocated between common shareholders and participating securities.

Net income available to common shareholders represents net income after preferred stock dividends, gains or losses from any repurchases of preferred stock, and dividends and allocation of undistributed earnings to the participating securities. For additional information on the Company’s EPS, see Note 14, “Net Income Per Common Share.”

Foreign Currency Transactions

Foreign denominated assets and liabilities resulting from foreign currency transactions are valued using period end foreign exchange rates and the associated interest income or expense is determined using weighted average exchange rates for the period. The Company may enter into foreign currency derivatives to mitigate its exposure to changes in foreign exchange rates. The derivative contracts are accounted for at fair value on a recurring basis with any resulting gains and losses recorded in Noninterest income in the Consolidated Statements of Income.

Related Party Transactions

The Company periodically enters into transactions with certain of its executive officers, directors, affiliates, trusts, and/or other related parties in its ordinary course of business. The Company is required to disclose material related party transactions, other than certain compensation and other arrangements entered into in the normal course of business. Information related to the Company’s relationships with VIEs and employee benefit plan arrangements is included in the Notes to the Consolidated Financial Statements in the Company’s Form 10-K for the year ended December 31, 2018.

Subsequent Events

The Company evaluated events that occurred between December 31, 2018 and the date the accompanying financial statements were issued, and there were no material events, other than those already discussed in Note 25, “Subsequent Event,” that would require recognition in the Company’s Consolidated Financial Statements or disclosure in the accompanying Notes.

Notes to Consolidated Financial Statements, continued

Accounting Pronouncements

The following table summarizes ASU s issued by the FASB that were adopted during the year ended December 31, 2018 or not yet adopted as of December 31, 2018, that could have a material effect on the Company’s financial statements:

Standard	Description	Required Date of Adoption	Effect on the Financial Statements or Other Significant Matters

Standards Adopted in 2018
ASU 2014-09, Revenue from Contracts with Customers (ASC Topic 606) and subsequent related ASUs

These ASUs comprise ASC Topic 606, Revenue from Contracts with Customers, which supersede the revenue recognition requirements in ASC Topic 605, Revenue Recognition, and most industry-specific guidance throughout the Industry Topics of the ASC. The core principle of these ASUs is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.

January 1, 2018

The Company adopted these ASUs on a modified retrospective basis beginning January 1, 2018. Upon adoption, the Company recognized an immaterial cumulative effect adjustment that resulted in a decrease to the beginning balance of retained earnings as of January 1, 2018. Furthermore, the Company prospectively changed the presentation of certain types of revenue and expenses, such as underwriting revenue within investment banking income which is shown on a gross basis, and certain cash promotions and card network expenses, which were reclassified from noninterest expense to service charges on deposit accounts, card fees, and other charges and fees. The net quantitative impact of these presentation changes decreased both revenue and expenses by $26 million for the year ended December 31, 2018; however, these presentation changes did not have an impact on net income. Prior period balances have not been restated to reflect these presentation changes. See Note 2, “Revenue Recognition,” for disclosures relating to ASC Topic 606.

ASU 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities; and

ASU 2018-03, Technical Corrections and Improvements to Financial Instruments - Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities

These ASUs amend ASC Topic 825, Financial Instruments-Overall, and address certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. The main provisions require most investments in equity securities to be measured at fair value through net income, unless they qualify for a measurement alternative, and require fair value changes arising from changes in instrument-specific credit risk for financial liabilities that are measured under the fair value option to be recognized in other comprehensive income. With the exception of disclosure requirements and the application of the measurement alternative for certain equity investments that were applied prospectively, these ASUs were required to be applied on a modified retrospective basis.

January 1, 2018 Early adoption was permitted for the provision related to changes in instrument-specific credit risk for financial liabilities under the FVO.

The Company early adopted the provision related to changes in instrument-specific credit risk beginning January 1, 2016, which resulted in an immaterial cumulative effect adjustment from retained earnings to AOCI. See Note 1, “Significant Accounting Policies,” to the Company’s 2016 Annual Report on Form 10-K for additional information regarding the early adoption of this provision.

Additionally, the Company adopted the remaining provisions of these ASUs beginning January 1, 2018, which resulted in an immaterial cumulative effect adjustment to the beginning balance of retained earnings. In connection with the adoption of these ASUs, an immaterial amount of equity securities previously classified as securities AFS were reclassified to other assets, as the AFS classification is no longer permitted for equity securities under these ASUs.

Subsequent to adoption of these ASUs, the Company recognized net gains on certain of its equity investments during the year ended December 31, 2018. For additional information relating to these net gains, see Note 11, “Other Assets,” and Note 20, “Fair Value Election and Measurement.”

The remaining provisions and disclosure requirements of these ASUs did not have a material impact on the Company’s Consolidated Financial Statements or related disclosures upon adoption.

Notes to Consolidated Financial Statements, continued

Standard	Description	Required Date of Adoption	Effect on the Financial Statements or Other Significant Matters

Standards Adopted in 2018 (continued)
ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments

This ASU amends ASC Topic 230, Statement of Cash Flows, to clarify the classification of certain cash receipts and payments within the Company’s Consolidated Statements of Cash Flows. These items include: cash payments for debt prepayment or debt extinguishment costs; cash outflows for the settlement of zero-coupon debt instruments or other debt instruments with coupon interest rates that are insignificant; contingent consideration payments made after a business combination; proceeds from the settlement of insurance claims; proceeds from the settlement of corporate-owned and bank-owned life insurance policies; distributions received from equity method investees; and beneficial interests acquired in securitization transactions. The ASU also clarifies that when no specific U.S. GAAP guidance exists and the source of the cash flows are not separately identifiable, the predominant source of cash flow should be used to determine the classification for the item. The ASU must be applied on a retrospective basis.

January 1, 2018

The Company adopted this ASU on a retrospective basis effective January 1, 2018 and changed the presentation of certain cash payments and receipts within its Consolidated Statements of Cash Flows. Specifically, the Company changed the presentation of proceeds from the settlement of bank-owned life insurance policies from operating activities to investing activities. The Company also changed the presentation of cash payments for bank-owned life insurance policy premiums from operating activities to investing activities. Lastly, for contingent consideration payments made more than three months after a business combination, the Company changed the presentation for the portion of the cash payment up to the acquisition date fair value of the contingent consideration as a financing activity and any amount paid in excess of the acquisition date fair value as an operating activity.

For the years ended December 31, 2018, 2017, and 2016, the Company reclassified $202 million, $127 million, and $202 million, respectively, of cash payments for bank-owned life insurance policy premiums, as well as $14 million, $3 million, and $17 million, respectively, of proceeds from the settlement of bank-owned life insurance policies from operating activities to investing activities on the Company’s Consolidated Statements of Cash Flows. For the year ended December 31, 2016, the Company reclassified $13 million from investing activities to financing activities and $10 million from investing activities to operating activities related to contingent consideration payments. There were no contingent consideration payments made for the years ended December 31, 2018 and 2017.

ASU 2017-09, Stock Compensation (Topic 718): Scope of Modification Accounting

This ASU amends ASC Topic 718, Stock Compensation, to provide guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting per ASC Topic 718, Stock Compensation. The amendments clarify that modification accounting only applies to an entity if the fair value, vesting conditions, or classification of the award changes as a result of changes in the terms or conditions of a share-based payment award. The ASU should be applied prospectively to awards modified on or after the adoption date.

		January 1, 2018	The Company adopted this ASU on January 1, 2018 and upon adoption, the ASU did not have a material impact on the Company’s Consolidated Financial Statements or related disclosures.
ASU 2017-12, Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities

This ASU amends ASC Topic 815, Derivatives and Hedging, to simplify the requirements for hedge accounting. Key amendments include: eliminating the requirement to separately measure and report hedge ineffectiveness, requiring changes in the value of the hedging instrument to be presented in the same income statement line as the earnings effect of the hedged item, and the ability to measure the hedged item based on the benchmark interest rate component of the total contractual coupon for fair value hedges. These changes expand the types of risk management strategies eligible for hedge accounting. The ASU also permits entities to qualitatively assert that a hedging relationship was and continues to be highly effective. New incremental disclosures are required for reporting periods subsequent to the date of adoption. All transition requirements and elections should be applied to hedging relationships existing on the date of adoption using a modified retrospective approach.

January 1, 2019 Early adoption is permitted.

The Company early adopted this ASU beginning January 1, 2018 and modified its measurement methodology for certain hedged items designated under fair value hedge relationships. The Company elected to perform its subsequent assessments of hedge effectiveness using a qualitative, rather than a quantitative, approach. The adoption resulted in an immaterial cumulative effect adjustment to the opening balance of retained earnings and a basis adjustment to the related hedged items arising from measuring the hedged items based on the benchmark interest rate component of the total contractual coupon of the fair value hedges. For additional information on the Company’s derivative and hedging activities, see Note 19, “Derivative Financial Instruments.”

Notes to Consolidated Financial Statements, continued

Standard	Description	Required Date of Adoption	Effect on the Financial Statements or Other Significant Matters

Standards Adopted in 2018 (continued)
ASU 2018-02, Income Statement - Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from AOCI

This ASU amends ASC Topic 220, Income Statement - Reporting Comprehensive Income, to allow for a reclassification from AOCI to Retained earnings for the tax effects stranded in AOCI as a result of the remeasurement of DTAs and DTLs for the change in the federal corporate tax rate pursuant to the 2017 Tax Act, which was recognized through the income tax provision in 2017. The Company may apply this ASU at the beginning of the period of adoption or retrospectively to all periods in which the 2017 Tax Act is enacted.

January 1, 2019 Early adoption is permitted.

The Company early adopted this ASU beginning January 1, 2018. Upon adoption of this ASU, the Company elected to reclassify $182 million of stranded tax effects relating to securities AFS, derivative instruments, credit risk on long-term debt, and employee benefit plans from AOCI to retained earnings. This amount was offset by $28 million of stranded tax effects relating to equity securities previously classified as securities AFS, resulting in a net $154 million increase to retained earnings.

ASU 2018-14, Compensation - Retirement Benefits - Defined Benefit Plans - General (Subtopic 715-20): Disclosure Framework - Changes to the Disclosure Requirements for Defined Benefit Plans

This ASU amends ASC Subtopic 715-20, Compensation - Retirement Benefits - Defined Benefit Plans - General, to add new disclosure requirements as well as remove certain disclosure requirements to improve the effectiveness of disclosures in the notes to the financial statements. The ASU must be applied on a retrospective basis.

December 31, 2020 Early adoption is permitted.

The Company early adopted this ASU beginning December 31, 2018 and modified its employee benefit plans disclosures accordingly for each of the years ended December 31, 2018, 2017, and 2016. The adoption of this ASU did not have an impact on the Company’s Consolidated Financial Statements. See Note 17, “Employee Benefit Plans,” for the Company’s employee benefit plans disclosures.

Standards Not Yet Adopted
ASU 2016-02, Leases (ASC Topic 842) and subsequent related ASUs

This ASU creates ASC Topic 842, Leases, which supersedes ASC Topic 840, Leases. ASC Topic 842 requires lessees to recognize right-of-use assets and associated liabilities that arise from leases, with the exception of short-term leases. The ASU does not make significant changes to lessor accounting; however, there were certain improvements made to align lessor accounting with the lessee accounting model and ASC Topic 606, Revenue from Contracts with Customers. There are several new qualitative and quantitative disclosures required.

Upon transition, lessees and lessors have the option to:

- Recognize and measure leases at the beginning of the earliest period presented using a modified retrospective transition approach, or

- Apply a modified retrospective transition approach as of the date of adoption.

January 1, 2019 Early adoption is permitted.

The Company formed a cross-functional team to oversee the implementation of this ASU. The Company’s implementation included the review of its lease portfolios and related lease accounting policies, the review of its service contracts for embedded leases, and the deployment of a new lease software solution. Additionally, in conjunction with this implementation, the Company reviewed its business processes and evaluated changes to its control environment.

The Company adopted this ASU on January 1, 2019, using a modified retrospective transition approach as of the date of adoption, which resulted in an increase in right-of-use assets and associated lease liabilities, arising from operating leases in which the Company is the lessee, on its Consolidated Balance Sheets. The amount of the right-of-use assets and associated lease liabilities recorded upon adoption was based primarily on the present value of unpaid future minimum lease payments, the amount of which is based on the population of leases in effect at the date of adoption. At January 1, 2019, the Company’s right-of-use assets and lease liabilities recorded on its Consolidated Balance Sheets upon adoption were $1.2 billion and $1.3 billion, respectively.

Upon adoption on January 1, 2019, the Company also recognized a cumulative effect adjustment of $31 million to increase the beginning balance of retained earnings (as of January 1, 2019) for remaining deferred gains on sale-leaseback transactions that occurred prior to the date of adoption and for other transition provisions. This ASU is not expected to have a material impact on the timing of expense recognition in its Consolidated Statements of Income.

The Company is in the process of developing and completing the required leasing disclosures, which will be included in its first quarter of 2019 Quarterly Report on Form 10-Q.

Notes to Consolidated Financial Statements, continued

Standard	Description	Required Date of Adoption	Effect on the Financial Statements or Other Significant Matters

Standards Not Yet Adopted (continued)
ASU 2016-13, Measurement of Credit Losses on Financial Instruments (ASC Topic 326) and subsequent related ASUs

This ASU adds ASC Topic 326, Financial Instruments - Credit Losses, to replace the incurred loss impairment methodology with a current expected credit loss methodology for financial instruments measured at amortized cost and other commitments to extend credit. For this purpose, expected credit losses reflect losses over the remaining contractual life of an asset, considering the effect of voluntary prepayments and considering available information about the collectability of cash flows, including information about past events, current conditions, and reasonable and supportable forecasts. The resulting allowance for credit losses is deducted from the amortized cost basis of the financial assets to reflect the net amount expected to be collected on the financial assets. Additional quantitative and qualitative disclosures are required upon adoption. The change to the allowance for credit losses at the time of the adoption will be made with a cumulative effect adjustment to retained earnings.

Although the current expected credit loss methodology does not apply to AFS debt securities, the ASU does require entities to record an allowance when recognizing credit losses for AFS securities, rather than recording a direct write-down of the carrying amount.

January 1, 2020 Early adoption is permitted beginning January 1, 2019.

The Company formed a cross-functional team to oversee the implementation of this ASU. A detailed implementation plan has been developed and substantial progress has been made on the identification and staging of data, development and validation of models, refinement of economic forecasting processes, and documentation of accounting policy decisions. Additionally, a new credit loss platform is being implemented to host data and run models in a controlled, automated environment. In conjunction with this implementation, the Company is reviewing business processes and evaluating potential changes to the control environment. The Company plans to perform its parallel runs of its new methodology in 2019 prior to adoption of the ASU.

The Company plans to adopt this ASU on January 1, 2020, and it is evaluating the impact that this ASU will have on its Consolidated Financial Statements and related disclosures. The Company currently anticipates that an increase to the allowance for credit losses will be recognized upon adoption to provide for the expected credit losses over the estimated life of the financial assets. The magnitude of the increase will depend on economic conditions and trends in the Company’s portfolio at the time of adoption.

ASU 2017-04, Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment

This ASU amends ASC Topic 350, Intangibles -Goodwill and Other, to simplify the subsequent measurement of goodwill, by eliminating Step 2 from the goodwill impairment test. The amendments require an entity to perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. This ASU requires an entity to recognize an impairment charge for the amount by which a reporting unit’s carrying amount exceeds its fair value, with the loss limited to the total amount of goodwill allocated to that reporting unit. The ASU must be applied on a prospective basis.

January 1, 2020 Early adoption is permitted.

Based on the Company’s most recent qualitative goodwill impairment assessment performed as of October 1, 2018, there were no reporting units for which it was more-likely-than-not that the carrying amount of a reporting unit exceeded its respective fair value; therefore, this ASU would not currently have an impact on the Company’s Consolidated Financial Statements or related disclosures. However, if upon adoption, which is expected to occur on January 1, 2020, the carrying amount of a reporting unit exceeds its respective fair value, the Company would be required to recognize an impairment charge for the amount that the carrying value exceeds the fair value.

ASU 2018-15, Intangibles - Goodwill and Other - Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract

This ASU amends ASC Subtopic 350-40, Intangibles - Goodwill and Other - Internal-Use Software, to align the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). The Company may apply this ASU either retrospectively, or prospectively to all implementation costs incurred after the date of adoption.

January 1, 2020 Early adoption is permitted.

The Company’s current accounting policy for capitalizing implementation costs incurred in a hosting arrangement generally aligns with the requirements of this ASU; therefore, the Company’s adoption of this ASU is not expected to have a material impact on the Company’s Consolidated Financial Statements or related disclosures.

Notes to Consolidated Financial Statements, continued

NOTE 2 – REVENUE RECOGNITION

Pursuant to the Company’s adoption of ASC Topic 606, Revenue from Contracts with Customers, the following table reflects the Company’s noninterest income disaggregated by the amount of revenue that is in scope and out of scope of ASC Topic 606.

(Dollars in millions)
Noninterest income	Year Ended December 31, 2018

Revenue in scope of ASC Topic 606	$1,992

Revenue out of scope of ASC Topic 606	1,234

Total noninterest income	$3,226

The following tables further disaggregate the Company’s noninterest income by financial statement line item, business segment, and by the amount of each revenue stream that is in scope or out of scope of ASC Topic 606. The commentary following these tables describes the Company’s accounting policies for recognizing noninterest income, including the nature and timing of such revenue streams. The Company’s contracts with customers generally do not contain terms that require significant judgment to determine the amount of revenue to recognize.

	Year Ended December 31, 2018 [1]
(Dollars in millions)	Consumer [2]	Wholesale [2]	Out of Scope 2, [3]	Total

Noninterest income

Service charges on deposit accounts	$444	$135	$—	$579

Other charges and fees 4, [5]	114	12	230	356

Card fees	216	104	4	324

Investment banking income [4]	—	352	247	599

Trading income	—	—	161	161

Mortgage related income	—	—	342	342

Trust and investment management income	301	—	3	304

Retail investment services [6]	289	2	1	292

Commercial real estate related income	—	—	134	134

Net securities gains	—	—	1	1

Other noninterest income	23	—	111	134

Total noninterest income	$1,387	$605	$1,234	$3,226

1	Amounts are presented in accordance with ASC Topic 606, Revenue from Contracts with Customers, except for out of scope amounts.
2

Consumer total noninterest income and Wholesale total noninterest income exclude $417 million and $929 million of out of scope noninterest income, respectively, which are included in the business segment results presented on a management accounting basis in Note 22, “Business Segment Reporting.” Out of scope total noninterest income includes these amounts and also includes ($112) million of Corporate Other noninterest income that is not subject to ASC Topic 606.

3

The Company presents out of scope noninterest income for the purpose of reconciling noninterest income amounts within the scope of ASC Topic 606 to noninterest income amounts presented on the Company’s Consolidated Statements of Income.

4

Beginning July 1, 2018, the Company began presenting bridge commitment fee income related to capital market transactions in Investment banking income on the Consolidated Statements of Income. For periods prior to July 1, 2018, this income was previously presented in Other charges and fees and has been reclassified to Investment banking income for comparability.

5	The Company recognized an immaterial amount of insurance trailing commissions, the majority of which related to performance obligations satisfied in prior periods.
6	The Company recognized $50 million of mutual fund 12b-1 fees and annuity trailing commissions, the majority of which related to performance obligations satisfied in periods prior to December 31, 2018.

Notes to Consolidated Financial Statements, continued

	Year Ended December 31, 2017 [1]
(Dollars in millions)	Consumer [2]	Wholesale [2]	Out of Scope 2, [3]	Total

Noninterest income

Service charges on deposit accounts	$460	$143	$—	$603

Other charges and fees [4]	124	12	225	361

Card fees	232	108	4	344

Investment banking income [4]	—	371	252	623

Trading income	—	—	189	189

Mortgage related income	—	—	422	422

Trust and investment management income	302	—	7	309

Retail investment services	275	2	1	278

Commercial real estate related income	—	—	123	123

Net securities losses	—	—	(108)	(108)

Gain on sale of subsidiary	—	—	107	107

Other noninterest income	26	—	77	103

Total noninterest income	$1,419	$636	$1,299	$3,354

1

Amounts for periods prior to January 1, 2018 are presented in accordance with ASC Topic 605, Revenue Recognition, and have not been restated to conform with ASC Topic 606, Revenue from Contracts with Customers.

2

Consumer total noninterest income and Wholesale total noninterest income exclude $486 million and $937 million of out of scope noninterest income, respectively, which are included in the business segment results presented on a management accounting basis in Note 22, “Business Segment Reporting.” Out of scope total noninterest income includes these amounts and also includes ($124) million of Corporate Other noninterest income that is not subject to ASC Topic 606.

3

The Company presents out of scope noninterest income for the purpose of reconciling noninterest income amounts within the scope of ASC Topic 606 to noninterest income amounts presented on the Company’s Consolidated Statements of Income.

4

Beginning July 1, 2018, the Company began presenting bridge commitment fee income related to capital market transactions in Investment banking income on the Consolidated Statements of Income. For periods prior to July 1, 2018, this income was previously presented in Other charges and fees and has been reclassified to Investment banking income for comparability.

	Year Ended December 31, 2016 [1]
(Dollars in millions)	Consumer [2]	Wholesale [2]	Out of Scope 2, [3]	Total

Noninterest income

Service charges on deposit accounts	$482	$148	$—	$630

Other charges and fees [4]	130	11	218	359

Card fees	228	93	6	327

Investment banking income [4]	—	317	198	515

Trading income	—	—	211	211

Mortgage related income	—	—	555	555

Trust and investment management income	300	—	4	304

Retail investment services	277	3	1	281

Commercial real estate related income	—	—	69	69

Net securities gains	—	—	4	4

Other noninterest income	27	—	101	128

Total noninterest income	$1,444	$572	$1,367	$3,383

1

Amounts for periods prior to January 1, 2018 are presented in accordance with ASC Topic 605, Revenue Recognition, and have not been restated to conform with ASC Topic 606, Revenue from Contracts with Customers.

2

Consumer total noninterest income and Wholesale total noninterest income exclude $623 million and $753 million of out of scope noninterest income, respectively, which are included in the business segment results presented on a management accounting basis in Note 22, “Business Segment Reporting.” Out of scope total noninterest income includes these amounts and also includes ($9) million of Corporate Other noninterest income that is not subject to ASC Topic 606.

3

The Company presents out of scope noninterest income for the purpose of reconciling noninterest income amounts within the scope of ASC Topic 606 to noninterest income amounts presented on the Company’s Consolidated Statements of Income.

4

Beginning July 1, 2018, the Company began presenting bridge commitment fee income related to capital market transactions in Investment banking income on the Consolidated Statements of Income. For periods prior to July 1, 2018, this income was previously presented in Other charges and fees and has been reclassified to Investment banking income for comparability.

Notes to Consolidated Financial Statements, continued

Service Charges on Deposit Accounts

Service charges on deposit accounts represent fees relating to the Company’s various deposit products. These fees include account maintenance, cash management, treasury management, wire transfers, overdraft and other deposit-related fees. The Company’s execution of the services related to these fees represents its related performance obligations. Each of these performance obligations are either satisfied over time or at a point in time as the services are provided to the customer. The Company is the principal when rendering these services. Payments for services provided are either withdrawn from the customer’s account as services are rendered or in the billing period following the completion of the service. The transaction price for each of these fees is based on the Company’s predetermined fee schedule.

Other Charges and Fees

Other charges and fees consist primarily of loan commitment and letter of credit fees, operating lease revenue, ATM fees, insurance revenue, and miscellaneous service charges including wire fees and check cashing fees. Loan commitment and letter of credit fees and operating lease revenue are out of scope of ASC Topic 606.

The Company’s execution of the services related to ATM fees, insurance revenue, and miscellaneous service charges represents its related performance obligations. ATM fees and miscellaneous service charges are recognized at a point in time as the services are provided.

Insurance commission revenue is earned through the sale of insurance products. The commissions are recognized as revenue when the customer executes an insurance policy with the insurance carrier. In some cases, the Company receives payment of trailing commissions each year when the customer pays its annual premium.

Card Fees

Card fees consist of interchange fees from credit and debit cards, merchant acquirer revenue, and other card related services. Interchange fees are earned by the Company each time a request for payment is initiated by a customer at a merchant for which the Company transfers the funds on behalf of the customer. Interchange rates are set by the payment network and are based on purchase volumes and other factors. Interchange fees are received daily and recognized at a point in time when the card transaction is processed. The Company is considered an agent of the customer and incurs costs with the payment network to facilitate the interchange with the merchant; therefore, the related payment network expense is recognized as a reduction of card fees. For all periods prior to January 1, 2018, these expenses were recognized in Outside processing and software in the Company’s Consolidated Statements of Income. The Company offers rewards and/or rebates to its customers based on card usage. The costs associated with these programs are recognized as a reduction of card fees.

The Company also has a revenue sharing agreement with a merchant acquirer. The Company’s referral of a merchant to the merchant acquirer represents its related performance obligation, which is satisfied at a point in time when the referral is made. Monthly revenue is estimated based on the expected amount of transactions processed. Payments are generally made by the merchant acquirer quarterly in the month following the quarter in which the services are rendered.

Investment Banking Income

Investment banking income is comprised primarily of securities underwriting fees, advisory fees, loan syndication fees, and trade execution services revenue. The Company assists corporate clients in raising capital by offering equity or debt securities to potential investors. The underwriting fees are earned on the trade date when the Company, as a member of an underwriting syndicate, purchases the securities from the issuer and sells the securities to third party investors. Each member of the syndicate is responsible for selling its portion of the underwriting and is liable for the proportionate costs of the underwriting; therefore, the Company’s portion of underwriting revenue and expense is presented gross within noninterest income and noninterest expense. For all periods prior to January 1, 2018, underwriting expense was recorded as a reduction of investment banking income. The transaction price is based on a percentage of the total transaction amount and payments are settled shortly after the trade date.

The Company also provides merger and acquisition advisory services, including various activities such as business valuation, identification of potential targets or acquirers, and the issuance of fairness opinions. The Company’s execution of these advisory services represents its related performance obligations. The performance obligations relating to advisory services are fulfilled at a point in time upon completion of the contractually specified merger or acquisition. The transaction price is based on contractually specified terms agreed upon with the client for each advisory service.

Loan syndication fees are typically recognized at the closing of a loan syndication transaction. These fees are out of the scope of ASC Topic 606.

Revenue related to trade execution services is earned on the trade date and recognized at a point in time. The fees related to trade execution services are due on the settlement date.

Trading Income

The Company recognizes trading income as a result of gains and losses from the sales of trading account assets and liabilities. The Company also recognizes trading income as a result of changes in the fair value of trading account assets and liabilities that it holds. The Company’s trading accounts include various types of debt and equity securities, trading loans, and derivative instruments. For additional information relating to trading income, see Note 19, “Derivative Financial Instruments,” and Note 20, “Fair Value Election and Measurement.”

Mortgage Related Income

Mortgage related income is comprised of mortgage production related income and mortgage servicing related income. Mortgage production related income is comprised primarily of activity related to the sale of consumer mortgage loans as well as loan origination fees such as closing charges, document review fees, application fees, other loan origination fees, and loan processing fees. The Company recognizes as assets the rights to service mortgage loans, either when the loans are sold and the associated servicing rights are retained or when servicing rights are purchased from a third party. Mortgage servicing related

Notes to Consolidated Financial Statements, continued

income includes servicing fees, modification fees, fees for ancillary services, other fees customarily associated with servicing arrangements, gains or losses from hedging, and changes in the fair value of residential MSRs inclusive of decay resulting from the realization of monthly net servicing cash flows. For additional information relating to mortgage related income, see Note 1, “Significant Accounting Policies,” Note 10, “Goodwill and Other Intangible Assets,” Note 19, “Derivative Financial Instruments,” and Note 20, “Fair Value Election and Measurement.”

Trust and Investment Management Income

Trust and investment management income includes revenue from custodial services, trust administration, financial advisory services, employee benefit solutions, and other services provided to customers within the Consumer business segment.

The Company generally recognizes trust and investment management revenue over time as services are rendered. Revenue is based on either a percentage of the market value of the assets under management, or advisement, or fixed based on the services provided to the customer. Fees are generally swept from the customer’s account one billing period in arrears based on the prior period’s assets under management or advisement.

Retail Investment Services

Retail investment services consists primarily of investment management, selling and distribution services, and trade execution services. The Company’s execution of these services represents its related performance obligations.

Investment management fees are generally recognized over time as services are rendered and are based on either a percentage of the market value of the assets under management, or advisement, or fixed based on the services provided to the customer. The fees are calculated quarterly and are usually collected at the beginning of the period from the customer’s account and recognized ratably over the related billing period.

The Company also offers selling and distribution services and earns commissions through the sale of annuity and mutual fund products. The Company acts as an agent in these transactions and recognizes revenue at a point in time when the customer enters into an agreement with the product carrier. The Company may also receive trailing commissions and 12b-1 fees related to mutual fund and annuity products, and recognizes this revenue in the period that they are realized since the revenue cannot be accurately predicted at the time the policy becomes effective.

Trade execution commissions are earned and recognized on the trade date, when the Company executes a trade for a customer. Payment for the trade execution is due on the settlement date.

Commercial Real Estate Related Income

Commercial real estate related income consists primarily of origination fees, such as loan placement and broker fees, gains and losses on the sale of commercial loans, commercial mortgage loan servicing fees, income from community development investments, including the sale of tax credits, gains and losses from the sale of structured real estate, and other fee income. For additional information relating to commercial real estate related income, see Note 1, “Significant Accounting Policies,” Note 10, “Goodwill and Other Intangible Assets,” Note 19, “Derivative Financial Instruments,” and Note 20, “Fair Value Election and Measurement.”

Net Securities Gains or Losses

The Company recognizes net securities gains or losses primarily as a result of the sale of securities AFS and the recognition of any OTTI on securities AFS. For additional information relating to net securities gains or losses, see Note 6, “Investment Securities.”

Other Noninterest Income

Other noninterest income within the scope of ASC Topic 606 consists primarily of fees from the sale of customized personal checks. The Company serves as an agent for customers by connecting them with a third party check provider. Revenue from such sales are earned in the form of commissions from the third party check provider and is recognized at a point in time on the date the customer places an order. Commissions for personal check orders are credited to revenue on an ongoing basis, and commissions for commercial check orders are received quarterly in arrears.

Other noninterest income also includes income from bank-owned life insurance policies that is not within the scope of ASC Topic 606. Income from bank-owned life insurance primarily represents changes in the cash surrender value of such life insurance policies held on certain key employees, for which the Company is the owner and beneficiary. Revenue is recognized in each period based on the change in the cash surrender value during the period.

Practical Expedients and Other

The Company has elected the practical expedient to exclude disclosure of unsatisfied performance obligations for (i) contracts with an original expected length of one year or less and (ii) contracts for which the Company recognizes revenue at the amount to which the Company has the right to invoice for services performed.

The Company pays sales commissions as a cost to obtain certain contracts within the scope of ASC Topic 606; however, sales commissions relating to these contracts are generally expensed when incurred because the amortization period would be one year or less. Sales commissions are recognized as employee compensation within Noninterest expense on the Company’s Consolidated Statements of Income.

At December 31, 2018, the Company does not have any material contract assets, liabilities, or other receivables recorded on its Consolidated Balance Sheets relating to its revenue streams within the scope of ASC Topic 606.

Notes to Consolidated Financial Statements, continued

NOTE 3 - ACQUISITIONS/DISPOSITIONS

During the years ended December 31, 2018, 2017, and 2016, the Company had the following notable acquisition and disposition:

(Dollars in millions)	Date	Consideration Received/(Paid)	Goodwill	Other Intangible Assets		Pre-tax Gain

2017

Sale of PAC	12/1/2017	$261	($7)	$—		$107

2016

Acquisition of Pillar	12/15/2016	($197)	$1	$13	[1]	$—
[1]	Does not include $62 million of commercial mortgage servicing rights acquired.

Sale of PAC

In 2017, the Company completed the sale of PAC, its commercial lines insurance premium finance subsidiary with $1.3 billion in assets and $1.2 billion in liabilities, to IPFS Corporation. As a result, the Company received consideration of $261 million and recognized a pre-tax gain of $107 million in connection with the sale, net of transaction-related expenses.

The Company’s results for the years ended December 31, 2017 and 2016 included the following related to PAC, excluding the gain on sale:

(Dollars in millions)
PAC Financial Information:	2017	2016
Revenue	$56	$60

Less: Expenses	31	27

Income before provision for income taxes	$25	$33

The financial results of PAC through the date of disposition, including the gain on sale, are reflected in the Company’s Wholesale business segment for the years ended December 31, 2017 and 2016.

Acquisition of Pillar

In 2016, the Company completed the acquisition of substantially all of the assets of the operating subsidiaries of Pillar Financial, LLC, a multi-family agency lending and servicing company with an originate-to-distribute focus that holds licenses with Fannie Mae, Freddie Mac, and the FHA. The acquired assets include Pillar ‘s multi-family lending business, which is comprised of multi-family affordable housing, health care properties, senior housing, and manufactured housing specialty teams. Additionally, the transaction includes Cohen Financial’s commercial real estate investor services business, which provides loan administration, advisory, and commercial mortgage brokerage services.

During the second quarter of 2017, the final settlement amount associated with working capital adjustments was reached and the purchase consideration of $197 million was finalized.

There were no other material acquisitions or dispositions during the three years ended December 31, 2018.

NOTE 4 - FEDERAL FUNDS SOLD AND SECURITIES FINANCING ACTIVITIES

Federal Funds Sold and Securities Borrowed or Purchased Under Agreements to Resell

Fed Funds sold and securities borrowed or purchased under agreements to resell were as follows:

(Dollars in millions)	December 31, 2018	December 31, 2017
Fed funds sold	$42	$65

Securities borrowed	394	298

Securities purchased under agreements to resell	1,243	1,175

Total Fed funds sold and securities borrowed or purchased under agreements to resell	$1,679	$1,538

Securities purchased under agreements to resell are primarily collateralized by U.S. government or agency securities and are carried at the amounts at which the securities will be subsequently resold, plus accrued interest. Securities borrowed are primarily collateralized by corporate securities. The Company borrows securities and purchases securities under agreements to resell as part of its securities financing activities. On the acquisition date of these securities, the Company and the related counterparty agree on the amount of collateral required to secure the principal amount loaned under these arrangements. The Company monitors collateral values daily and calls for additional collateral to be provided as warranted under the respective agreements. At December 31, 2018 and 2017, the total market value of collateral held was $1.6 billion and $1.5 billion, of which $108 million and $177 million was repledged, respectively.

Notes to Consolidated Financial Statements, continued

Securities Sold Under Agreements to Repurchase

Securities sold under agreements to repurchase are accounted for as secured borrowings. The following table presents the Company’s related activity, by collateral type and remaining contractual maturity:

	December 31, 2018				December 31, 2017
(Dollars in millions)	Overnight and Continuous	Up to 30 days	30-90 days	Total	Overnight and Continuous	Up to 30 days	30-90 days	Total
U.S. Treasury securities	$197	$7	$—	$204	$95	$—	$—	$95

Federal agency securities	112	10	—	122	101	15	—	116

MBS - agency	881	35	—	916	694	135	—	829

CP	78	—	—	78	19	—	—	19

Corporate and other debt securities	216	158	80	454	316	88	40	444

Total securities sold under agreements to repurchase	$1,484	$210	$80	$1,774	$1,225	$238	$40	$1,503

For securities sold under agreements to repurchase, the Company would be obligated to provide additional collateral in the event of a significant decline in fair value of the collateral pledged. This risk is managed by monitoring the liquidity and credit quality of the collateral, as well as the maturity profile of the transactions.

Netting of Securities - Repurchase and Resell Agreements

The Company has various financial assets and financial liabilities that are subject to enforceable master netting agreements or similar agreements. The Company’s derivatives that are subject to enforceable master netting agreements or similar agreements are discussed in Note 19, “Derivative Financial Instruments.”

The following table presents the Company’s securities borrowed or purchased under agreements to resell and securities sold under agreements to repurchase that are subject to MRAs. Generally, MRAs require collateral to exceed the asset or liability recognized on the balance sheet. Transactions subject to these agreements are treated as collateralized financings, and those with a single counterparty are permitted to be presented net on the Company’s Consolidated Balance Sheets, provided certain criteria are met that permit balance sheet netting. At December 31, 2018 and 2017, there were no such transactions subject to legally enforceable MRA s that were eligible for balance sheet netting. The following table includes the amount of collateral pledged or received related to exposures subject to enforceable MRAs. While these agreements are typically over-collateralized, the amount of collateral presented in this table is limited to the amount of the related recognized asset or liability for each counterparty.

(Dollars in millions)	Gross Amount	Amount Offset	Net Amount Presented in Consolidated Balance Sheets		Held/Pledged Financial Instruments	Net Amount
December 31, 2018

Financial assets:

Securities borrowed or purchased under agreements to resell	$1,637	$—	$1,637	[1]	$1,624	$13

Financial liabilities:

Securities sold under agreements to repurchase	1,774	—	1,774		1,774	—

December 31, 2017

Financial assets:

Securities borrowed or purchased under agreements to resell	$1,473	$—	$1,473	[1]	$1,462	$11

Financial liabilities:

Securities sold under agreements to repurchase	1,503	—	1,503		1,503	—

[1]	Excludes $42 million and $65 million of Fed Funds sold, which are not subject to a master netting agreement at December 31, 2018 and 2017, respectively.

Notes to Consolidated Financial Statements, continued

NOTE 5 - TRADING ASSETS AND LIABILITIES AND DERIVATIVE INSTRUMENTS

The fair values of the components of trading assets and liabilities and derivative instruments are presented in the following table:

(Dollars in millions)	December 31, 2018	December 31, 2017
Trading Assets and Derivative Instruments:

U.S. Treasury securities	$262	$157

Federal agency securities	188	395

U.S. states and political subdivisions	54	61

MBS - agency	860	700

Corporate and other debt securities	700	655

CP	190	118

Equity securities	73	56

Derivative instruments [1]	639	802

Trading loans [2]	2,540	2,149

Total trading assets and derivative instruments	$5,506	$5,093

Trading Liabilities and Derivative Instruments:

U.S. Treasury securities	$801	$577

MBS - agency	3	—

Corporate and other debt securities	385	289

Equity securities	5	9

Derivative instruments [1]	410	408

Total trading liabilities and derivative instruments	$1,604	$1,283

[1]

Amounts include the impact of offsetting cash collateral received from and paid to the same derivative counterparties, and the impact of netting derivative assets and derivative liabilities when a legally enforceable master netting agreement or similar agreement exists.

[2]	Includes loans related to TRS.

Various trading and derivative instruments are used as part of the Company’s overall balance sheet management strategies and to support client requirements executed through the Bank and/or STRH, a broker/dealer subsidiary of the Company. The Company manages the potential market volatility associated with trading instruments by using appropriate risk management strategies. The size, volume, and nature of the trading products and derivative instruments can vary based on economic conditions as well as client-specific and Company-specific asset or liability positions.

Product offerings to clients include debt securities, loans traded in the secondary market, equity securities, derivative contracts, and other similar financial instruments. Other trading-

related activities include acting as a market maker for certain debt and equity security transactions, derivative instrument transactions, and foreign exchange transactions. The Company also uses derivatives to manage its interest rate and market risk from non-trading activities. The Company has policies and procedures to manage market risk associated with client trading and non-trading activities, and assumes a limited degree of market risk by managing the size and nature of its exposure. For valuation assumptions and additional information related to the Company’s trading products and derivative instruments, see Note

19, “Derivative Financial Instruments,” and the “ Trading Assets and Derivative Instruments and Investment Securities ” section of Note 20, “Fair Value Election and Measurement.”

Pledged trading assets are presented in the following table:

(Dollars in millions)	December 31, 2018	December 31, 2017
Pledged trading assets to secure repurchase agreements [1]	$1,418	$1,016

Pledged trading assets to secure certain derivative agreements	22	72

Pledged trading assets to secure other arrangements	40	41

[1] Repurchase agreements secured by collateral totaled $1.4 billion and $975 million at December 31, 2018 and 2017, respectively.

Notes to Consolidated Financial Statements, continued

NOTE 6 – INVESTMENT SECURITIES

Investment Securities Portfolio Composition

	December 31, 2018
(Dollars in millions)	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
Securities AFS:

U.S. Treasury securities	$4,277	$—	$66	$4,211

Federal agency securities	221	2	2	221

U.S. states and political subdivisions	606	4	21	589

MBS - agency residential	23,161	128	425	22,864

MBS - agency commercial	2,688	8	69	2,627

MBS - non-agency commercial	943	—	27	916

Corporate and other debt securities	14	—	—	14

Total securities AFS	$31,910	$142	$610	$31,442

	December 31, 2017 [1]
(Dollars in millions)	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
Securities AFS:

U.S. Treasury securities	$4,361	$2	$32	$4,331

Federal agency securities	257	3	1	259

U.S. states and political subdivisions	618	7	8	617

MBS - agency residential	22,616	222	134	22,704

MBS - agency commercial	2,121	3	38	2,086

MBS - non-agency residential	55	4	—	59

MBS - non-agency commercial	862	7	3	866

ABS	6	2	—	8

Corporate and other debt securities	17	—	—	17

Total securities AFS	$30,913	$250	$216	$30,947

[1]

Beginning January 1, 2018, the Company reclassified equity securities previously presented in Securities AFS to Other assets on the Consolidated Balance Sheets. Prior periods have been revised to conform to the current presentation for comparability. See Note 11, “Other Assets,” for additional information.

The following table presents interest on securities AFS:

	Year Ended December 31
(Dollars in millions)	2018	2017	2016
Taxable interest	$830	$743	$630

Tax-exempt interest	19	13	6

Total interest on securities AFS [1]	$849	$756	$636

[1]

Beginning January 1, 2018, the Company reclassified equity securities previously presented in Securities AFS to Other assets on the Consolidated Balance Sheets and began presenting income associated with certain of these equity securities in Trading account interest and other on the Consolidated Statements of Income. For periods prior to January 1, 2018, this income was previously presented in Interest on securities available for sale and has been reclassified to Trading account interest and other for comparability.

Notes to Consolidated Financial Statements, continued

Investment securities pledged to secure public deposits, repurchase agreements, trusts, certain derivative agreements, and other funds had a fair value of $3.3 billion and $4.3 billion at December 31, 2018 and 2017, respectively.

The following table presents the amortized cost, fair value, and weighted average yield of the Company’s investment securities at December 31, 2018, by remaining contractual maturity, with the exception of MBS, which are based on estimated average life. Receipt of cash flows may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalties.

	Distribution of Remaining Maturities
	Due in 1 Year or	Due After 1 Year	Due After 5 Years
(Dollars in millions)	Less	through 5 Years	through 10 Years	Due After 10 Years	Total
Amortized Cost:

Securities AFS:

U.S. Treasury securities	$315	$2,646	$1,316	$—	$4,277

Federal agency securities	112	29	8	72	221

U.S. states and political subdivisions	2	81	15	508	606

MBS - agency residential	1,558	3,684	15,962	1,957	23,161

MBS - agency commercial	1	495	1,885	307	2,688

MBS - non-agency commercial	—	12	931	—	943

Corporate and other debt securities	—	14	—	—	14

Total securities AFS	$1,988	$6,961	$20,117	$2,844	$31,910

Fair Value:

Securities AFS:

U.S. Treasury securities	$312	$2,603	$1,296	$—	$4,211

Federal agency securities	113	29	8	71	221

U.S. states and political subdivisions	2	84	16	487	589

MBS - agency residential	1,607	3,655	15,682	1,920	22,864

MBS - agency commercial	1	483	1,845	298	2,627

MBS - non-agency commercial	—	12	904	—	916

Corporate and other debt securities	—	14	—	—	14

Total securities AFS	$2,035	$6,880	$19,751	$2,776	$31,442

Weighted average yield [1]	3.05%	2.25%	2.98%	3.11%	2.84%

[1] Weighted average yields are based on amortized cost and presented on an FTE basis.

Notes to Consolidated Financial Statements, continued

Investment Securities in an Unrealized Loss Position

The Company held certain investment securities where amortized cost exceeded fair value, resulting in unrealized loss positions. Market changes in interest rates and credit spreads may result in temporary unrealized losses as the market prices of securities fluctuate. At December 31, 2018, the Company did not intend to sell these securities nor was it more-likely-than-not that the Company would be required to sell these securities before their anticipated recovery or maturity. The Company reviewed its portfolio for OTTI in accordance with the accounting policies described in Note 1, “Significant Accounting Policies.”

Investment securities in an unrealized loss position at period end are presented in the following tables:

	December 31, 2018
	Less than twelve months		Twelve months or longer		Total
	Fair	Unrealized [1]	Fair	Unrealized [1]	Fair	Unrealized [1]
(Dollars in millions)	Value	Losses	Value	Losses	Value	Losses
Temporarily impaired securities AFS:

U.S. Treasury securities	$—	$—	$4,177	$66	$4,177	$66

Federal agency securities	—	—	63	2	63	2

U.S. states and political subdivisions	49	1	430	20	479	21

MBS - agency residential	1,229	5	15,384	420	16,613	425

MBS - agency commercial	68	—	1,986	69	2,054	69

MBS - non-agency commercial	106	1	773	26	879	27

Corporate and other debt securities	—	—	9	—	9	—

Total temporarily impaired securities AFS	1,452	7	22,822	603	24,274	610

OTTI securities AFS 2 :

Total OTTI securities AFS	—	—	—	—	—	—

Total impaired securities AFS	$1,452	$7	$22,822	$603	$24,274	$610

[1]  Unrealized losses less than $0.5 million are presented as zero within the table.

[2]  OTTI securities AFS are impaired securities for which OTTI credit losses have been previously recognized in earnings.

	December 31, 2017 [1]
	Less than twelve months		Twelve months or longer		Total
	Fair	Unrealized [2]	Fair	Unrealized [2]	Fair	Unrealized [2]
(Dollars in millions)	Value	Losses	Value	Losses	Value	Losses
Temporarily impaired securities AFS:

U.S. Treasury securities	$1,993	$12	$841	$20	$2,834	$32

Federal agency securities	23	—	60	1	83	1

U.S. states and political subdivisions	267	3	114	5	381	8

MBS - agency residential	8,095	38	4,708	96	12,803	134

MBS - agency commercial	887	9	915	29	1,802	38

MBS - non-agency commercial	134	1	93	2	227	3

ABS	—	—	4	—	4	—

Corporate and other debt securities	10	—	—	—	10	—

Total temporarily impaired securities AFS	11,409	63	6,735	153	18,144	216

OTTI securities AFS 3 :

ABS	—	—	1	—	1	—

Total OTTI securities AFS	—	—	1	—	1	—

Total impaired securities AFS	$11,409	$63	$6,736	$153	$18,145	$216

[1] Beginning January 1, 2018, the Company reclassified equity securities previously presented in Securities AFS to Other assets on the Consolidated Balance Sheets. Prior periods have been revised to conform to the current presentation for comparability.

[2] Unrealized losses less than $0.5 million are presented as zero within the table.
3 OTTI securities AFS are impaired securities for which OTTI credit losses have been previously recognized in earnings.

The Company does not consider the unrealized losses on temporarily impaired securities AFS to be credit-related. These unrealized losses were due primarily to market interest rates	being higher than the securities’ stated coupon rates, and therefore, they were recorded in AOCI, net of tax.

Notes to Consolidated Financial Statements, continued

Realized Gains and Losses and Other-Than-Temporarily Impaired Securities

Net securities gains or losses are comprised of gross realized gains, gross realized losses, and OTTI credit losses recognized in earnings.

	Year Ended December 31

(Dollars in millions)	2018	2017	2016
Gross realized gains	$9	$3	$4

Gross realized losses	(8)	(110)	—

OTTI credit losses recognized in earnings	—	(1)	—

Net securities gains/(losses)	$1	($108)	$4

Investment securities in an unrealized loss position are evaluated quarterly for other-than-temporary credit impairment, which is determined using cash flow analyses that take into account security specific collateral and transaction structure. Future expected credit losses are determined using various assumptions, the most significant of which include default rates, prepayment rates, and loss severities. If, based on this analysis, a security is in an unrealized loss position and the Company does not expect to recover the entire amortized cost basis of the security, the expected cash flows are then discounted at the security’s initial effective interest rate to arrive at a present value amount. Credit losses on the OTTI security are recognized in earnings and reflect the difference between the present value of cash flows expected to be collected and the amortized cost basis of the security. Subsequent credit losses may be recorded on OTTI securities without a corresponding further decline in fair value when there has been a decline in expected cash flows. See Note 1, “Significant Accounting Policies,” for additional information regarding the Company’s accounting policy on securities AFS and related impairments.

During the year ended December 31, 2018, there were no credit impairment losses recognized on securities AFS held at the end of the period. During the years ended December 31, 2017 and 2016, credit impairment losses recognized on securities AFS held at the end of each period were immaterial. During the year ended December 31, 2018, the Company sold securities AFS that had accumulated OTTI credit losses of $23 million and recognized an associated gain on sale of $6 million in Net securities gains/(losses) on the Consolidated Statements of Income. The accumulated balance of OTTI credit losses recognized in earnings on securities AFS held at period end was zero, $23 million, and $23 million at December 31, 2018, 2017, and 2016, respectively.

Notes to Consolidated Financial Statements, continued

NOTE 7 - LOANS

Composition of Loan Portfolio

(Dollars in millions)	December 31, 2018	December 31, 2017
Commercial loans:

C&I [1]	$71,137	$66,356

CRE	7,265	5,317

Commercial construction	2,538	3,804

Total commercial LHFI	80,940	75,477

Consumer loans:

Residential mortgages - guaranteed	459	560

Residential mortgages - nonguaranteed [2]	28,836	27,136

Residential home equity products	9,468	10,626

Residential construction	184	298

Guaranteed student	7,229	6,633

Other direct	10,615	8,729

Indirect	12,419	12,140

Credit cards	1,689	1,582

Total consumer LHFI	70,899	67,704

LHFI	$151,839	$143,181

LHFS [3]	$1,468	$2,290

[1]	Includes $4.1 billion and $3.7 billion of lease financing, and $796 million and $778 million of installment loans at December 31, 2018 and 2017, respectively.
[2]	Includes $163 million and $196 million of LHFI measured at fair value at December 31, 2018 and 2017, respectively.
[3]	Includes $1.2 billion and $1.6 billion of LHFS measured at fair value at December 31, 2018 and 2017, respectively.

Loan Purchases, Sales, and Transfers

	Year Ended December
	31
(Dollars in millions)	2018	2017
Non-routine purchases of LHFI: [1]

Consumer loans	$101	$233

Routine purchases of LHFI: [2]

Consumer loans	2,122	1,729

Loan sales: [3,4]

Commercial loans	170	703

Consumer loans	99	2

Transfers of loans from:

LHFI to LHFS	532	288

LHFS to LHFI	28	19

LHFI to OREO	62	57

[1]	Purchases are episodic in nature and are conducted based on specific business strategies.
[2]	Purchases are routine in nature and are conducted in the normal course of business.
[3]	Excludes sales of residential and commercial mortgage LHFS conducted in the normal course of business.
[4]	Net gain on loan sales were immaterial during the years ended December 31, 2018 and 2017

At December 31, 2018 and 2017, the Company had $28.1 billion and $24.3 billion of net eligible loan collateral pledged to the Federal Reserve discount window to support $21.3 billion and $18.2 billion of available, unused borrowing capacity, respectively.

At December 31, 2018 and 2017, the Company had $39.2 billion and $38.0 billion of net eligible loan collateral pledged to the FHLB of Atlanta to support $31.0 billion and $30.5 billion of available borrowing capacity, respectively. The available FHLB borrowing capacity at December 31, 2018 was used to support $5.0 billion of long-term debt and $5.8 billion of letters of credit issued on the Company’s behalf. At December 31, 2017, the available FHLB borrowing capacity was used to support $4 million of long-term debt and $6.7 billion of letters of credit issued on the Company’s behalf.

Credit Quality Evaluation

The Company evaluates the credit quality of its loan portfolio by employing a dual internal risk rating system, which assigns both PD and LGD ratings to derive expected losses. Assignment of these ratings are predicated upon numerous factors, including consumer credit risk scores, rating agency information, borrower/guarantor financial capacity, LTV ratios, collateral type, debt service coverage ratios, collection experience, other internal metrics/analyses, and/or qualitative assessments.

For the commercial portfolio, the Company believes that the most appropriate credit quality indicator is an individual loan’s risk assessment expressed according to the broad regulatory agency classifications of Pass or Criticized. The Company conforms to the following regulatory classifications for Criticized assets: Other Assets Especially Mentioned (or Special Mention), Substandard, Doubtful, and Loss. However, for the purposes of disclosure, management believes the most meaningful distinction within the Criticized categories is between Criticized accruing (which includes Special Mention and a portion of Substandard) and Criticized nonaccruing (which includes a portion of Substandard as well as Doubtful and Loss). This distinction identifies those relatively higher risk loans for which there is a basis to believe that the Company will not collect all amounts due under those loan agreements. The Company’s risk rating system is more granular, with multiple risk ratings in both the Pass and Criticized categories. Pass ratings reflect relatively low PD s; whereas, Criticized assets have higher PD s. The granularity in Pass ratings assists in establishing pricing, loan structures, approval requirements, reserves, and ongoing credit management requirements. Commercial risk ratings are refreshed at least annually, or more frequently as appropriate, based upon considerations such as market conditions, borrower characteristics, and portfolio trends. Additionally, management routinely reviews portfolio risk ratings, trends, and concentrations to support risk identification and mitigation activities. As reflected in the following risk rating table, the increases in Pass and Criticized accruing C&I loans at December 31, 2018 compared to December 31, 2017, were due to loan growth and normal variability in the portfolio. Criticized nonaccruing C&I loans remained low compared to December 31, 2017.

For consumer loans, the Company monitors credit risk based on indicators such as delinquencies and FICO scores. The Company believes that consumer credit risk, as assessed by the industry-wide FICO scoring method, is a relevant credit quality indicator. Borrower-specific FICO scores are obtained at origination as part of the Company’s formal underwriting

Notes to Consolidated Financial Statements, continued

process, and refreshed FICO scores are obtained by the Company at least quarterly.

For guaranteed loans, the Company monitors the credit quality based primarily on delinquency status, as it is a more relevant indicator of credit quality due to the government guarantee. At December 31, 2018 and 2017, 27% and 28%, respectively, of guaranteed residential mortgages were current with respect to payments. At December 31, 2018 and 2017, 72% and 75%, respectively, of guaranteed student loans were current with respect to payments. The Company’s loss exposure on guaranteed residential mortgages and student loans is mitigated by the government guarantee.

LHFI by credit quality indicator are presented in the following tables:

	Commercial Loans
	C&I		CRE		Commercial Construction

(Dollars in millions)	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Risk rating:

Pass	$69,095	$64,546	$7,165	$5,126	$2,459	$3,770

Criticized accruing	1,885	1,595	98	167	79	33

Criticized nonaccruing	157	215	2	24	—	1

Total	$71,137	$66,356	$7,265	$5,317	$2,538	$3,804

	Consumer Loans [1]

	Residential Mortgages - Nonguaranteed		Residential Home Equity Products		Residential Construction

(Dollars in millions)	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Current FICO score range:

700 and above	$25,764	$23,602	$8,060	$8,946	$151	$240

620 - 699	2,367	2,721	1,015	1,242	27	50

Below 620 [2]	705	813	393	438	6	8

Total	$28,836	$27,136	$9,468	$10,626	$184	$298

	Other Direct		Indirect		Credit Cards

(Dollars in millions)	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Current FICO score range:

700 and above	$9,642	$7,929	$9,315	$9,094	$1,142	$1,088

620 - 699	935	757	2,395	2,344	420	395

Below 620 [2]	38	43	709	702	127	99

Total	$10,615	$8,729	$12,419	$12,140	$1,689	$1,582

[1]

Excludes $7.2 billion and $6.6 billion of guaranteed student loans and $459 million and $560 million of guaranteed residential mortgages at December 31, 2018 and 2017, respectively, for which there was nominal risk of principal loss due to the government guarantee.

[2]	For substantially all loans with refreshed FICO scores below 620, the borrower’s FICO score at the time of origination exceeded 620 but has since deteriorated as the loan has seasoned.

Notes to Consolidated Financial Statements, continued

The LHFI portfolio by payment status is presented in the following tables:

	December 31, 2018
	Accruing

(Dollars in millions)	Current	30-89 Days Past Due	90+ Days Past Due	Nonaccruing [1]		Total
Commercial loans:

C&I	$70,901	$64	$15	$157		$71,137

CRE	7,259	3	1	2		7,265

Commercial construction	2,538	—	—	—		2,538

Total commercial LHFI	80,698	67	16	159		80,940

Consumer loans:

Residential mortgages - guaranteed	125	39	295	—	[3]	459

Residential mortgages - nonguaranteed [2]	28,552	70	10	204		28,836

Residential home equity products	9,268	62	—	138		9,468

Residential construction	170	3	—	11		184

Guaranteed student	5,236	685	1,308	—	[3]	7,229

Other direct	10,559	45	4	7		10,615

Indirect	12,286	125	1	7		12,419

Credit cards	1,654	17	18	—		1,689

Total consumer LHFI	67,850	1,046	1,636	367		70,899

Total LHFI	$148,548	$1,113	$1,652	$526		$151,839

[1]

Includes nonaccruing LHFI past due 90 days or more of $306 million. Nonaccruing LHFI past due fewer than 90 days include nonaccrual loans modified in TDRs, performing second lien loans where the first lien loan is nonperforming, and certain energy-related commercial loans.

[2]	Includes $163 million of loans measured at fair value, the majority of which were accruing current.
[3]	Guaranteed loans are not placed on nonaccrual status regardless of delinquency because collection of principal and interest is reasonably assured by the government.

	December 31, 2017

	Accruing

(Dollars in millions)	Current	30-89 Days Past Due	90+ Days Past Due	Nonaccruing [1]		Total
Commercial loans:

C&I	$66,092	$42	$7	$215		$66,356

CRE	5,293	—	—	24		5,317

Commercial construction	3,803	—	—	1		3,804

Total commercial LHFI	75,188	42	7	240		75,477

Consumer loans:

Residential mortgages - guaranteed	159	55	346	—	[3]	560

Residential mortgages - nonguaranteed [2]	26,778	148	4	206		27,136

Residential home equity products	10,348	75	—	203		10,626

Residential construction	280	7	—	11		298

Guaranteed student	4,946	659	1,028	—	[3]	6,633

Other direct	8,679	36	7	7		8,729

Indirect	12,022	111	—	7		12,140

Credit cards	1,556	13	13	—		1,582

Total consumer LHFI	64,768	1,104	1,398	434		67,704

Total LHFI	$139,956	$1,146	$1,405	$674		$143,181

[1]

Includes nonaccruing LHFI past due 90 days or more of $357 million. Nonaccruing LHFI past due fewer than 90 days include nonaccrual loans modified in TDRs, performing second lien loans where the first lien loan is nonperforming, and certain energy-related commercial loans.

[2]	Includes $196 million of loans measured at fair value, the majority of which were accruing current.
[3]	Guaranteed loans are not placed on nonaccrual status regardless of delinquency because collection of principal and interest is reasonably assured by the government.

Notes to Consolidated Financial Statements, continued

Impaired Loans

A loan is considered impaired when it is probable that the Company will be unable to collect all amounts due, including principal and interest, according to the contractual terms of the agreement. Commercial nonaccrual loans greater than $3 million and certain commercial and consumer loans whose terms have been modified in a TDR are individually evaluated for impairment. Smaller-balance homogeneous loans that are collectively evaluated for impairment and loans measured at fair value are not included in the following tables. Additionally, the following tables exclude guaranteed student loans and guaranteed residential mortgages for which there was nominal risk of principal loss due to the government guarantee.

	December 31, 2018			December 31, 2017

(Dollars in millions)	Unpaid Principal Balance	Carrying [1] Value	Related ALLL	Unpaid Principal Balance	Carrying [1] Value	Related ALLL
Impaired LHFI with no ALLL recorded:

Commercial loans:

C&I	$132	$79	$—	$38	$35	$—

CRE	10	—	—	—	—	—

Total commercial LHFI with no ALLL recorded	142	79	—	38	35	—

Consumer loans:

Residential mortgages - nonguaranteed	501	397	—	458	363	—

Residential construction	12	7	—	15	9	—

Total consumer LHFI with no ALLL recorded	513	404	—	473	372	—

Impaired LHFI with an ALLL recorded:

Commercial loans:

C&I	81	70	13	127	117	19

CRE	—	—	—	21	21	2

Total commercial LHFI with an ALLL recorded	81	70	13	148	138	21

Consumer loans:

Residential mortgages - nonguaranteed	1,006	984	96	1,133	1,103	113

Residential home equity products	849	799	44	953	895	54

Residential construction	79	76	6	93	90	7

Other direct	57	57	1	59	59	1

Indirect	133	133	5	123	122	7

Credit cards	30	9	2	26	7	1

Total consumer LHFI with an ALLL recorded	2,154	2,058	154	2,387	2,276	183

Total impaired LHFI	$2,890	$2,611	$167	$3,046	$2,821	$204

[1]	Carrying value reflects charge-offs that have been recognized plus other amounts that have been applied to adjust the net book balance.

Included in the impaired LHFI carrying values above at December 31, 2018 and 2017 were $2.3 billion and $2.4 billion of accruing TDRs, of which 97% and 96% were current, respectively. See Note 1, “Significant Accounting Policies,” for further information regarding the Company’s loan impairment policy.

Notes to Consolidated Financial Statements, continued

	Year Ended December 31

	2018		2017		2016

(Dollars in millions)	Average Carrying Value	Interest [1] Income Recognized	Average Carrying Value	Interest [1] Income Recognized	Average Carrying Value	Interest [1] Income Recognized

Impaired LHFI with no ALLL recorded:

Commercial loans:

C&I	$121	$7	$34	$1	$169	$3

CRE	39	—	—	—	—	—

Total commercial LHFI with no ALLL recorded	160	7	34	1	169	3

Consumer loans:

Residential mortgages - nonguaranteed	404	19	357	15	370	16

Residential construction	8	1	8	—	8	—

Total consumer LHFI with no ALLL recorded	412	20	365	15	378	16

Impaired LHFI with an ALLL recorded:

Commercial loans:

C&I	71	1	112	2	170	1

CRE	—	—	22	1	25	1

Total commercial LHFI with an ALLL recorded	71	1	134	3	195	2

Consumer loans:

Residential mortgages - nonguaranteed	993	48	1,123	58	1,251	64

Residential home equity products	816	36	914	32	812	29

Residential construction	78	3	94	5	110	6

Other direct	58	4	60	4	10	1

Indirect	147	7	136	6	114	6

Credit cards	8	1	6	1	6	1

Total consumer LHFI with an ALLL recorded	2,100	99	2,333	106	2,303	107

Total impaired LHFI	$2,743	$127	$2,866	$125	$3,045	$128

[1]	Of the interest income recognized during the years ended December 31, 2018, 2017, and 2016, cash basis interest income was immaterial.

Notes to Consolidated Financial Statements, continued

NPAs are presented in the following table:

(Dollars in millions)	December 31, 2018	December 31, 2017
NPAs:

Commercial NPLs:

C&I	$157	$215

CRE	2	24

Commercial construction	—	1

Consumer NPLs:

Residential mortgages - nonguaranteed	204	206

Residential home equity products	138	203

Residential construction	11	11

Other direct	7	7

Indirect	7	7

Total nonaccrual loans/NPLs [1]	526	674

OREO [2]	54	57

Other repossessed assets	9	10

Total NPAs	$589	$741

[1]	Nonaccruing restructured loans are included in total nonaccrual loans /NPLs.
[2]

Does not include foreclosed real estate related to loans insured by the FHA or guaranteed by the VA. Proceeds due from the FHA and the VA are recorded as a receivable in Other assets in the Consolidated Balance Sheets until the property is conveyed and the funds are received. The receivable related to proceeds due from the FHA and the VA totaled $50 million and $45 million at December 31, 2018 and 2017, respectively.

The Company’s recorded investment of nonaccruing loans secured by residential real estate properties for which formal foreclosure proceedings were in process at December 31, 2018 and 2017 was $93 million and $73 million, respectively. The Company’s recorded investment of accruing loans secured by residential real estate properties for which formal foreclosure proceedings were in process at December 31, 2018 and 2017 was $110 million and $101 million, of which $103 million and $97 million were insured by the FHA or guaranteed by the VA, respectively.

At December 31, 2018, OREO included $50 million of foreclosed residential real estate properties and $2 million of foreclosed commercial real estate properties, with the remaining $2 million related to land.

At December 31, 2017, OREO included $51 million of foreclosed residential real estate properties and $4 million of foreclosed commercial real estate properties, with the remaining $2 million related to land.

Notes to Consolidated Financial Statements, continued

Restructured Loans

A TDR is a loan for which the Company has granted an economic concession to a borrower in response to financial difficulty experienced by the borrower, which the Company would not have considered otherwise. When a loan is modified under the terms of a TDR, the Company typically offers the borrower an extension of the loan maturity date and/or a reduction in the original contractual interest rate. In limited situations, the Company may offer to restructure a loan in a manner that ultimately results in the forgiveness of a contractually specified principal balance.

At both December 31, 2018 and 2017, the Company had an immaterial amount of commitments to lend additional funds to debtors whose terms have been modified in a TDR. The number and carrying value of loans modified under the terms of a TDR, by type of modification, are presented in the following tables:

	Year Ended December 31, 2018 [1]
(Dollars in millions)	Number of Loans Modified	Rate Modification	Term Extension and/or Other Concessions	Total

Commercial loans:

C&I	169	$2	$77	$79

CRE	1	—	—	—

Consumer loans:

Residential mortgages - nonguaranteed	299	19	52	71

Residential home equity products	525	2	41	43

Residential construction	4	—	—	—

Other direct	701	—	10	10

Indirect	2,585	—	58	58

Credit cards	1,410	5	—	5

Total TDR additions	5,694	$28	$238	$266

[1]	Includes loans modified under the terms of a TDR that were charged-off during the period.

	Year Ended December 31, 2017 [1]
(Dollars in millions)	Number of Loans Modified	Rate Modification	Term Extension and/or Other Concessions	Total

Commercial loans:

C&I	178	$3	$43	$46

Consumer loans:

Residential mortgages - nonguaranteed	150	22	10	32

Residential home equity products	2,488	45	176	221

Other direct	661	—	9	9

Indirect	2,740	—	61	61

Credit cards	919	4	—	4

Total TDR additions	7,136	$74	$299	$373

[1]	Includes loans modified under the terms of a TDR that were charged-off during the period.

Notes to Consolidated Financial Statements, continued

	Year Ended December 31, 2016 [1]
(Dollars in millions)	Number of Loans Modified	Rate Modification	Term Extension and/or Other Concessions	Total

Commercial loans:

C&I	84	$2	$68	$70

Commercial construction	1	—	—	—

Consumer loans:

Residential mortgages - nonguaranteed	397	79	12	91

Residential home equity products	2,611	9	227	236

Residential construction	1	—	—	—

Other direct [2]	3,925	—	50	50

Indirect	1,539	—	32	32

Credit cards	720	3	—	3

Total TDR additions	9,278	$93	$389	$482

[1]	Includes loans modified under the terms of a TDR that were charged-off during the period.
[2]	Includes 3,321 loans with a carrying value of $41 million that were modified prior to 2016 and reclassified as TDRs in the fourth quarter of 2016.

TDRs that defaulted during the years ended December 31, 2018, 2017, and 2016, which were first modified within the previous 12 months, were immaterial. The majority of loans that were modified under the terms of a TDR and subsequently became 90 days or more delinquent have remained on nonaccrual status since the time of delinquency.

Concentrations of Credit Risk

The Company does not have a significant concentration of credit risk to any individual client except for the U.S. government and its agencies. However, a geographic concentration arises because the majority of the Company’s LHFI portfolio represents borrowers that reside in Florida, Georgia, Virginia, Maryland, and North Carolina. The Company’s cross-border outstanding loans totaled $1.8 billion and $1.4 billion at December 31, 2018 and 2017, respectively.

With respect to collateral concentration, the Company’s recorded investment in residential real estate secured LHFI totaled $38.9 billion at December 31, 2018 and represented 26% of total LHFI. At December 31, 2017, the Company’s recorded investment in residential real estate secured LHFI totaled $38.6 billion and represented 27% of total LHFI. Additionally, at December 31, 2018 and 2017, the Company had commitments to extend credit on home equity lines of $10.3 billion and $10.1 billion, and had residential mortgage commitments outstanding of $2.7 billion and $3.0 billion, respectively. At both

December 31, 2018 and December 31, 2017, 1% of the Company’s LHFI secured by residential real estate was insured by the FHA or guaranteed by the VA.

The following table presents loans in the residential mortgage portfolio that included a high original LTV ratio (in excess of 80%), an interest only feature, and/or a second lien position that may increase the Company’s exposure to credit risk and result in a concentration of credit risk. At December 31, 2018 and December 31, 2017, the current weighted average FICO score for the borrowers of these loans was 759 and 756, respectively.

(Dollars in millions)	December 31, 2018	December 31, 2017
Interest only mortgages with MI or with combined original LTV ≤ 80% [1]	$464	$569
Interest only mortgages with no MI and with combined original LTV > 80% [1]	28	77
Total interest only mortgages [1]	492	646
Amortizing mortgages with combined original LTV > 80% and/or second liens[2]	10,922	10,197

Total mortgages with potential concentration of credit risk	$11,414	$10,843

[1]	Comprised of first and/or second liens, primarily with an initial 10 year interest only period.
[2]	Comprised of loans with no MI.

Notes to Consolidated Financial Statements, continued

NOTE 8 - ALLOWANCE FOR CREDIT LOSSES

The allowance for credit losses consists of the ALLL and the unfunded commitments reserve. Activity in the allowance for credit losses by loan segment is presented in the following tables:

	Year Ended December 31, 2018
(Dollars in millions)	Commercial	Consumer	Total

ALLL, beginning of period	$1,101	$634	$1,735

Provision for loan losses	86	132	218

Loan charge-offs	(131)	(322)	(453)

Loan recoveries	24	91	115

ALLL, end of period	1,080	535	1,615

Unfunded commitments reserve, beginning of period [1]	79	—	79

Benefit for unfunded commitments	(10)	—	(10)

Unfunded commitments reserve, end of period [1]	69	—	69

Allowance for credit losses, end of period	$1,149	$535	$1,684

[1]	The unfunded commitments reserve is recorded in Other liabilities in the Consolidated Balance Sheets.

	Year Ended December 31, 2017
(Dollars in millions)	Commercial	Consumer	Total

ALLL, beginning of period	$1,124	$585	$1,709

Provision for loan losses	108	289	397

Loan charge-offs	(167)	(324)	(491)

Loan recoveries	40	84	124

Other [1]	(4)	—	(4)

ALLL, end of period	1,101	634	1,735

Unfunded commitments reserve, beginning of period [2]	67	—	67

Provision for unfunded commitments	12	—	12

Unfunded commitments reserve, end of period [2]	79	—	79

Allowance for credit losses, end of period	$1,180	$634	$1,814

[1]	Related to loans disposed in connection with the sale of PAC. For additional information regarding the sale of PAC, see Note 3, “Acquisitions/Dispositions.”
[2]	The unfunded commitments reserve is recorded in Other liabilities in the Consolidated Balance Sheets.

	Year Ended December 31, 2016
(Dollars in millions)	Commercial	Consumer	Total

ALLL, beginning of period	$1,047	$705	$1,752

Provision for loan losses	329	111	440

Loan charge-offs	(287)	(304)	(591)

Loan recoveries	35	73	108

ALLL, end of period	1,124	585	1,709

Unfunded commitments reserve, beginning of period [1]	63	—	63

Provision for unfunded commitments	4	—	4

Unfunded commitments reserve, end of period [1]	67	—	67

Allowance for credit losses, end of period	$1,191	$585	$1,776

[1]	The unfunded commitments reserve is recorded in Other liabilities in the Consolidated Balance Sheets.

As discussed in Note 1, “Significant Accounting Policies,” the ALLL is composed of both specific allowances for certain nonaccrual loans and TDRs, and general allowances for groups of loans with similar risk characteristics. No allowance is required for loans measured at fair value. Additionally, the Company records an immaterial allowance for loan products that are insured by federal agencies or guaranteed by GSE s, as there is nominal risk of principal loss.

Notes to Consolidated Financial Statements, continued

The Company’s LHFI portfolio and related ALLL are presented in the following tables:

	December 31, 2018
	Commercial Loans		Consumer Loans		Total
	Carrying	Related	Carrying	Related	Carrying	Related
(Dollars in millions)	Value	ALLL	Value	ALLL	Value	ALLL

LHFI evaluated for impairment:

Individually evaluated	$149	$13	$2,462	$154	$2,611	$167

Collectively evaluated	80,791	1,067	68,274	381	149,065	1,448

Total evaluated	80,940	1,080	70,736	535	151,676	1,615

LHFI measured at fair value	—	—	163	—	163	—

Total LHFI	$80,940	$1,080	$70,899	$535	$151,839	$1,615

	December 31, 2017
	Commercial Loans		Consumer Loans		Total
	Carrying	Related	Carrying	Related	Carrying	Related
(Dollars in millions)	Value	ALLL	Value	ALLL	Value	ALLL

LHFI evaluated for impairment:

Individually evaluated	$173	$21	$2,648	$183	$2,821	$204

Collectively evaluated	75,304	1,080	64,860	451	140,164	1,531

Total evaluated	75,477	1,101	67,508	634	142,985	1,735

LHFI measured at fair value	—	—	196	—	196	—

Total LHFI	$75,477	$1,101	$67,704	$634	$143,181	$1,735

Notes to Consolidated Financial Statements, continued

NOTE 9 - PREMISES, PROPERTY, AND EQUIPMENT

Premises, property, and equipment at December 31 consisted of the following:

(Dollars in millions)	Useful Life (in years)	2018	2017
Land	Indefinite	$310	$321
Buildings and improvements	1 - 50	1,059	1,047
Leasehold improvements	1 - 30	758	691
Furniture and equipment	1 - 20	1,429	1,430
Software [1]	1 - 5	1,890	1,671
Construction and software in progress		351	488

Total premises, property, and equipment		5,797	5,648
Less: Accumulated depreciation and amortization		3,773	3,595

Premises, property, and equipment, net		$2,024	$2,053

[1]

Beginning October 1, 2018, the Company reclassified capitalized software and related accumulated amortization previously presented in Other assets to Premises, property, and equipment, net, on the Consolidated Balance Sheets. Prior periods have been revised to conform to the current presentation for comparability.

None of the Company’s premises, property, and equipment was subject to mortgage indebtedness at December 31, 2018 and 2017. Capital leases included in net premises, property, and equipment was immaterial at both December 31, 2018 and 2017. Aggregate rent expense (principally for offices), including any contingent rent expense and sublease income, totaled $179 million, $201 million, and $202 million for the years ended December 31, 2018, 2017, and 2016, respectively. Depreciation and amortization expense on premises, property, and equipment for the years ended December 31, 2018, 2017, and 2016 totaled $333 million, $299 million, and $290 million, respectively. See Note 1, “Significant Accounting Policies,” for the Company’s accounting policies regarding premises, property, and equipment and related depreciation and amortization.

The Company previously completed sale-leaseback transactions consisting of branch properties and various individual office buildings. Upon completion of these transactions, the Company recognized a portion of the resulting gains and deferred the remainder to be recognized ratably over the expected term of the lease, predominantly 10 years, as an offset to Net occupancy expense on the Consolidated Statements of Income. Amortization of deferred gains on sale-leaseback transactions totaled $6 million, $17 million, and $43 million for the years ended December 31, 2018, 2017, and 2016, respectively. At December 31, 2018 and 2017, the remaining deferred gain associated with sale-leaseback transactions was $42 million and $49 million, respectively. In connection with the Company’s January 1, 2019 adoption of ASC Topic 842, Leases, the remaining deferred gain on sale-leaseback transactions was recognized in retained earnings through a cumulative effect adjustment. See Note 1, “Significant Accounting Policies,” for additional information.

The Company has various obligations under noncancelable operating leases for premises, property, and equipment. The leases predominantly expire over the next 20 years, with the longest lease term having an expiration date in 2081. Many of these leases include a renewal option and some provide for periodic adjustment of rentals based on changes in various economic indicators.

The following table presents future minimum payments under noncancelable operating leases with initial terms in excess of one year at December 31, 2018 :

(Dollars in millions)	Operating Leases

2019	$204

2020	195

2021	186

2022	171

2023	148

Thereafter	585

Total minimum lease payments	$1,489

Notes to Consolidated Financial Statements, continued

NOTE 10 – GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill

The Company conducts a qualitative goodwill assessment at the reporting unit level at least quarterly, or more frequently as events occur or circumstances change that would more-likely-than-not reduce the fair value of a reporting unit below its carrying amount. See Note 1, “Significant Accounting Policies,” for additional information regarding the Company’s goodwill accounting policy.

The Company performed a qualitative goodwill assessment for the Consumer and Wholesale reporting units as of October 1, 2018, and concluded that a quantitative goodwill impairment test was not necessary for either reporting unit as it was not more-likely-than-not that the fair value of either reporting unit was below its respective carrying amount. The Company performed quantitative goodwill impairment tests for the Consumer and Wholesale reporting units as of October 1, 2017 and 2016. Based on the results of the impairment tests, the Company concluded that the fair values of the reporting units exceed their respective carrying amounts; therefore, there was no goodwill impairment. The Company monitored events and circumstances during the fourth quarter of 2018 and did not observe any factors that would more-likely-than-not reduce the fair value of a reporting unit below its respective carrying amount.

In the second quarter of 2018, certain business banking clients were transferred from the Wholesale segment to the Consumer segment, resulting in the reallocation of $128 million in goodwill. See Note 22, “Business Segment Reporting,” for additional information. Changes in the carrying amount of goodwill by reportable segment for the years ended December 31, 2018 and 2017 are presented in the following table.

(Dollars in millions)	Consumer	Wholesale	Total
Balance, January 1, 2018	$4,262	$2,069	$6,331

Reallocation related to intersegment transfer of business banking clients	128	(128)	—

Balance, December 31, 2018	$4,390	$1,941	$6,331

Balance, January 1, 2017	$4,262	$2,075	$6,337

Measurement period adjustment related to the acquisition of Pillar	—	1	1

Sale of PAC	—	(7)	(7)

Balance, December 31, 2017	$4,262	$2,069	$6,331

Other Intangible Assets

Changes in the carrying amount of other intangible assets are presented in the following table:

(Dollars in millions)	Residential MSRs -Fair Value	Commercial Mortgage Servicing Rights and Other	Total

Balance, January 1, 2018	$1,710	$81	$1,791

Amortization [1]	—	(18)	(18)

Servicing rights originated	336	16	352

Servicing rights purchased	89	—	89

Changes in fair value:

Due to changes in inputs and assumptions [2]	90	—	90

Other changes in fair value [3]	(239)	—	(239)

Servicing rights sold	(3)	—	(3)

Balance, December 31, 2018	$1,983	$79	$2,062

Balance, January 1, 2017	$1,572	$85	$1,657

Amortization [1]	—	(20)	(20)

Servicing rights originated	394	17	411

Changes in fair value:

Due to changes in inputs and assumptions [2]	(22)	—	(22)

Other changes in fair value [3]	(226)	—	(226)

Servicing rights sold	(8)	—	(8)

Other [4]	—	(1)	(1)

Balance, December 31, 2017	$1,710	$81	$1,791

[1]	Does not include expense associated with community development investments. See Note 12, “Certain Transfers of Financial Assets and Variable Interest Entities,” for additional information.
[2]	Primarily reflects changes in option adjusted spreads and prepayment speed assumptions, due to changes in interest rates.
[3]	Represents changes due to the collection of expected cash flows, net of accretion due to the passage of time.
[4]	Represents measurement period adjustment on other intangible assets acquired previously in the Pillar acquisition.

Notes to Consolidated Financial Statements, continued

The gross carrying value and accumulated amortization of other intangible assets are presented in the following table:

	December 31, 2018			December 31, 2017
(Dollars in millions)	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Gross Carrying Value	Accumulated Amortization	Net Carrying Value

Amortized other intangible assets [1] :

Commercial mortgage servicing rights	$95	($29)	$66	$79	($14)	$65

Other	6	(5)	1	32	(28)	4

Unamortized other intangible assets:

Residential MSRs	1,983	—	1,983	1,710	—	1,710

Other	12	—	12	12	—	12

Total other intangible assets	$2,096	($34)	$2,062	$1,833	($42)	$1,791

[1]	Excludes other intangible assets that are indefinite-lived, carried at fair value, or fully amortized.

The Company’s estimated future amortization of intangible assets at December 31, 2018 is presented in the following table:

(Dollars in millions)

2019	$10

2020	8

2021	7

2022	6

2023	5

Thereafter	31

Total [1]	$67

[1]	Does not include indefinite-lived intangible assets of $ 12 million.

Servicing Rights

The Company acquires servicing rights and retains servicing rights for certain of its sales or securitizations of residential mortgages and commercial loans. Servicing rights on residential and commercial mortgages are capitalized by the Company and are classified as Other intangible assets on the Company’s Consolidated Balance Sheets.

Residential Mortgage Servicing Rights

Income earned by the Company on its residential MSRs is derived primarily from contractually specified mortgage servicing fees and late fees, net of curtailment costs, and is presented in the following table.

	Year Ended December 31
(Dollars in millions)	2018	2017	2016

Income from residential MSRs [1]	$437	$403	$366
[1]	Recognized in Mortgage related income in the Consolidated Statements of Income.

The UPB of residential mortgage loans serviced for third parties is presented in the following table:

(Dollars in millions)	December 31, 2018	December 31, 2017
UPB of loans underlying residential MSRs	$140,801	$136,071

The Company purchased MSRs on residential loans with a UPB of $7.0 billion during the year ended December 31, 2018. No MSRs on residential loans were purchased during the year ended December 31, 2017. During both years ended December 31, 2018 and 2017, the Company sold MSRs on residential loans, at a price approximating their fair value, with a UPB of $1.1 billion.

The Company measures the fair value of its residential MSRs using a valuation model that calculates the present value of estimated future net servicing income using prepayment projections, spreads, and other assumptions. The Consumer Valuation Committee reviews and approves all significant assumption changes at least annually, drawing upon various market and empirical data sources. Changes to valuation model inputs are reflected in the periods’ results. See Note 20, “Fair Value Election and Measurement,” for further information regarding the Company’s residential MSR valuation methodology.

A summary of the significant unobservable inputs used to estimate the fair value of the Company’s residential MSRs and the uncertainty of the fair values in response to 10% and 20% adverse changes in those inputs at the reporting date, are presented in the following table.

(Dollars in millions)	December 31, 2018	December 31, 2017

Fair value of residential MSRs	$1,983	$1,710

Prepayment rate assumption (annual)	13%	13%

Decline in fair value from 10% adverse change	$96	$85

Decline in fair value from 20% adverse change	183	160

Option adjusted spread (annual)	2%	4%

Decline in fair value from 10% adverse change	$44	$47

Decline in fair value from 20% adverse change	86	90

Weighted-average life (in years)	5.5	5.4

Weighted-average coupon	4.0%	3.9%

Residential MSR uncertainties are hypothetical and should be used with caution. Changes in fair value based on variations in assumptions generally cannot be extrapolated because (i) the relationship of the change in an assumption to the change in fair value may not be linear and (ii) changes in one assumption may result in changes in another, which might magnify or counteract the uncertainties. The uncertainties do not reflect the effect of hedging activity undertaken by the Company to offset changes in the fair value of MSRs. See Note 19, “Derivative Financial Instruments,” for further information regarding these hedging activities.

Notes to Consolidated Financial Statements, continued

Commercial Mortgage Servicing Rights

Income earned by the Company on its commercial mortgage servicing rights is derived primarily from contractually specified servicing fees and other ancillary fees. The Company also earns income from subservicing certain third party commercial mortgages for which the Company does not record servicing rights. The following table presents the Company’s income earned from servicing commercial mortgages.

	Year Ended December 31
(Dollars in millions)	2018	2017	2016
Income from commercial mortgage servicing rights [1]	$26	$22	$1
Income from subservicing third party commercial mortgages [1]	13	14	1
[1]	Recognized in Commercial real estate related income in the Consolidated Statements of Income.

The UPB of commercial mortgage loans serviced for third parties is presented in the following table:

(Dollars in millions)	December 31, 2018	December 31, 2017
UPB of commercial mortgages subserviced for third parties	$28,140	$24,294
UPB of loans underlying commercial mortgage servicing rights	6,399	5,760

Total UPB of commercial mortgages serviced for third parties	$34,539	$30,054

No commercial mortgage servicing rights were purchased or sold during the years ended December 31, 2018 and 2017.

Commercial mortgage servicing rights are accounted for at amortized cost and are monitored for impairment on an ongoing basis. The Company calculates the fair value of commercial servicing rights based on the present value of estimated future net servicing income, considering prepayment projections and other assumptions. Impairment, if any, is recognized when the carrying value of the servicing asset exceeds the fair value at the measurement date. The amortized cost of the Company’s commercial mortgage servicing rights was $66 million and $65 million at December 31, 2018 and December 31, 2017, respectively.

A summary of the significant unobservable inputs used to estimate the fair value of the Company’s commercial mortgage servicing rights and the uncertainty of the fair values in response to 10% and 20% adverse changes in those inputs at the reporting date, are presented in the following table.

(Dollars in millions)	December 31, 2018	December 31, 2017

Fair value of commercial mortgage servicing rights	$77	$75

Discount rate (annual)	12%	12%

Decline in fair value from 10% adverse change	$3	$3

Decline in fair value from 20% adverse change	6	6

Prepayment rate assumption (annual)	5%	7%

Decline in fair value from 10% adverse change	$1	$1

Decline in fair value from 20% adverse change	2	2

Weighted-average life (in years)	8.1	7.0

Float earnings rate (annual)	1.1%	1.1%

Commercial mortgage servicing right uncertainties are hypothetical and should be used with caution.

Notes to Consolidated Financial Statements, continued

NOTE 11 - OTHER ASSETS

The components of other assets are presented in the following table:

(Dollars in millions)	December 31, 2018	December 31, 2017

Equity securities [1] :

Marketable equity securities [2] :

Mutual fund investments	$79	$49

Other equity [3]	16	7

Nonmarketable equity securities:

Federal Reserve Bank stock [2]	403	403

FHLB stock [2]	227	15

Other equity [3]	68	26

Lease assets	1,940	1,528

Tax credit investments [4]	1,722	1,272

Bank-owned life insurance	1,627	1,411

Accrued income	1,106	880

Accounts receivable	602	2,201

Pension assets, net	484	464

Prepaid expenses	231	319

OREO	54	57

Other [5]	432	467

Total other assets	$8,991	$9,099

1

Does not include equity securities held for trading purposes classified as Trading assets and derivative instruments or Trading liabilities and derivative instruments on the Company’s Consolidated Balance Sheets. See Note 5, “Trading Assets and Liabilities and Derivative Instruments,” for more information.

2

Beginning January 1, 2018, the Company reclassified equity securities previously presented in Securities AFS to Other assets on the Consolidated Balance Sheets. Prior periods have been revised to conform to the current presentation for comparability.

3

During the second quarter of 2018, the Company reclassified $22 million of equity securities from nonmarketable to marketable equity securities due to readily determinable fair value information observed in active markets.

4	See Note 12, “Certain Transfers of Financial Assets and Variable Interest Entities,” for additional information.
5

Beginning October 1, 2018, the Company reclassified capitalized software and related accumulated amortization previously presented in Other assets to Premises, property, and equipment, net, on the Consolidated Balance Sheets. Prior periods have been revised to conform to the current presentation for comparability.

Equity Securities Not Classified as Trading Assets or Liabilities

Equity securities with readily determinable fair values (marketable) that are not held for trading purposes are recorded at fair value and include mutual fund investments and other publicly traded equity securities.

Equity securities without readily determinable fair values (nonmarketable) that are not held for trading purposes include Federal Reserve Bank of Atlanta and FHLB of Atlanta capital stock, both held at cost, as well as other equity securities that the Company elected to account for under the measurement alternative, pursuant to the adoption of ASU 2016-01 on January 1, 2018. See the “ Equity Securities ” and “ Accounting Pronouncements ” sections of Note 1, “Significant Accounting Policies,” for additional information on the Company’s adoption of ASU 2016-01 and for the Company’s accounting policy related to equity securities.

The following table summarizes net gains/(losses) for equity securities not classified as trading assets:

(Dollars in millions)	Year Ended December 31, 2018

Net (losses)/gains from marketable equity securities [1]	($2)

Net gains/(losses) from nonmarketable equity securities:

Remeasurement losses and impairment	—

Remeasurement gains [1]	30

Less: Net realized gains from sale	—

Total net unrealized gains from non-trading equity securities	$28

1	Recognized in Other noninterest income in the Company’s Consolidated Statements of Income.

Lease Assets

Lease assets consist primarily of operating leases in which the Company is the lessor. In these scenarios, the Company leases assets and receives periodic rental payments. Depreciation on the leased asset is recognized over the term of the operating lease. Any impairment on the leased asset is recognized to the extent that the carrying value of the asset is not recoverable and is greater than its fair value.

Bank-Owned Life Insurance

Bank-owned life insurance consists of life insurance policies held on certain employees for which the Company is the beneficiary. These policies provide the Company an efficient form of funding for retirement and other employee benefits costs.

Accrued Income

Accrued income consists primarily of interest and other income accrued on the Company’s LHFI. Interest income on loans, except those classified as nonaccrual, is accrued based upon the outstanding principal amounts using the effective yield method. See Note 1, “Significant Accounting Policies,” for information regarding the Company’s accounting policy for loans.

Accounts Receivable

Accounts receivable consists primarily of receivables from brokers, dealers, and customers related to pending loan trades, unsettled trades of securities, loan-related advances, and investment securities income due but not received. Accounts receivable also includes proceeds due from the FHA and the VA on foreclosed real estate related to loans that are insured by the FHA or guaranteed by the VA.

Pension Assets

Pension assets (net) represent the funded status of the Company’s overfunded pension and other postretirement benefits plans, measured as the difference between the fair value of plan assets and the benefit obligation at period end.

Notes to Consolidated Financial Statements, continued

NOTE 12 - CERTAIN TRANSFERS OF FINANCIAL ASSETS AND VARIABLE INTEREST ENTITIES

The Company has transferred loans and securities in sale or securitization transactions for which the Company retains certain beneficial interests, servicing rights, and/or recourse. These transfers of financial assets include certain residential mortgage loans, guaranteed student loans, and commercial loans, as discussed in the following section, “Transfers of Financial Assets.” Cash receipts on beneficial interests held related to these transfers totaled $2 million, $11 million, and $12 million for the years ended December 31, 2018, 2017, and 2016, respectively.

When a transfer or other transaction occurs with a VIE, the Company first determines whether it has a VI in the VIE. A VI is typically in the form of securities representing retained interests in transferred assets and, at times, servicing rights, and for commercial mortgage loans sold to Fannie Mae, the loss share guarantee. See Note 18, “Guarantees,” for further discussion of the Company’s loss share guarantee. When determining whether to consolidate the VIE, the Company evaluates whether it is a primary beneficiary which has both (i) the power to direct the activities that most significantly impact the economic performance of the VIE, and (ii) the obligation to absorb losses, or the right to receive benefits, that could potentially be significant to the VIE.

To determine whether a transfer should be accounted for as a sale or a secured borrowing, the Company evaluates whether: (i) the transferred assets are legally isolated, (ii) the transferee has the right to pledge or exchange the transferred assets, and (iii) the Company has relinquished effective control of the transferred assets. If all three conditions are met, then the transfer is accounted for as a sale.

Except as specifically noted herein, the Company is not required to provide additional financial support to any of the entities to which the Company has transferred financial assets, nor has the Company provided any support it was not otherwise obligated to provide. No events occurred during the year ended December 31, 2018 that changed the Company’s previous conclusions regarding whether it is the primary beneficiary of the VIEs described herein. Furthermore, no events occurred during the year ended December 31, 2018 that changed the Company’s sale conclusion with regards to previously transferred residential mortgage loans, guaranteed student loans, or commercial loans.

Transfers of Financial Assets

The following discussion summarizes transfers of financial assets to entities for which the Company has retained some level of continuing involvement.

Consumer Loans

Residential Mortgage Loans

The Company typically transfers first lien residential mortgage loans in conjunction with Ginnie Mae, Fannie Mae, and Freddie Mac securitization transactions, whereby the loans are exchanged for cash or securities that are readily redeemable for cash, and servicing rights are retained.

The Company sold residential mortgage loans to Ginnie Mae, Fannie Mae, and Freddie Mac, which resulted in pre-tax net gains of $64 million, $213 million, and $331 million for the years ended December 31, 2018, 2017, and 2016, respectively. Net gains/losses on the sale of residential mortgage LHFS are recorded at inception of the associated IRLCs and reflect the change in value of the loans resulting from changes in interest rates from the time the Company enters into the related IRLCs with borrowers until the loans are sold, but do not include the results of hedging activities initiated by the Company to mitigate this market risk. See Note 19, “Derivative Financial Instruments,” for further discussion of the Company’s hedging activities. The Company has made certain representations and warranties with respect to the transfer of these loans. See Note 18, “Guarantees,” for additional information regarding representations and warranties.

In a limited number of securitizations, the Company has received securities in addition to cash in exchange for the transferred loans, while also retaining servicing rights. The securities received are measured at fair value and classified as securities AFS. During the second quarter of 2018, the Company sold the majority of these securities for a net gain of $6 million, recognized in Net securities gains/(losses) on the Consolidated Statements of Income for the year ended December 31, 2018. The fair value of retained securities was immaterial at December 31, 2018 and totaled $22 million at December 31, 2017.

The Company evaluates securitization entities in which it has a VI for potential consolidation under the VIE consolidation model. Notwithstanding the Company’s role as servicer, the Company typically does not have power over the securitization entities as a result of rights held by the master servicer. In certain transactions, the Company does have power as the servicer, but does not have an obligation to absorb losses, or the right to receive benefits, that could potentially be significant. In all such cases, the Company does not consolidate the securitization entity. Assets of the unconsolidated entities in which the Company has a VI totaled $147 million at December 31, 2017.

The Company’s maximum exposure to loss related to these unconsolidated residential mortgage loan securitizations is comprised of the loss of value of any interests it retains, which was immaterial at December 31, 2018 and totaled $22 million at December 31, 2017, as well as any repurchase obligations or other losses it incurs as a result of any guarantees related to these securitizations, which is discussed further in Note 18, “Guarantees.”

Guaranteed Student Loans

The Company has securitized government-guaranteed student loans through a transfer of loans to a securitization entity and retained the residual interest in the entity. The Company concluded that this entity should be consolidated because the Company has (i) the power to direct the activities that most significantly impact the economic performance of the VIE and (ii) the obligation to absorb losses, and the right to receive benefits, that could potentially be significant. At December 31, 2018 and 2017, the Company’s Consolidated Balance Sheets reflected $165 million and $192 million of assets held by the securitization entity and $161 million and $189 million of debt issued by the entity, respectively, inclusive of related accrued interest.

Notes to Consolidated Financial Statements, continued

To the extent that the securitization entity incurs losses on its assets, the securitization entity has recourse to the guarantor of the underlying loan, which is backed by the Department of Education up to a maximum guarantee of 98%, or in the event of death, disability, or bankruptcy, 100%. When not fully guaranteed, losses reduce the amount of available cash payable to the Company as the owner of the residual interest. To the extent that losses result from a breach of servicing responsibilities, the Company, which functions as the master servicer, may be required to repurchase the defaulted loan(s) at par value. If the breach was caused by the subservicer, the Company would seek reimbursement from the subservicer up to the guaranteed amount. The Company’s maximum exposure to loss related to the securitization entity would arise from a breach of its servicing responsibilities. To date, loss claims filed with the guarantor that have been denied due to servicing errors have either been, or are in the process of being cured, or reimbursement has been provided to the Company by the subservicer, or in limited cases, absorbed by the Company.

Commercial Loans

The Company originates and sells certain commercial mortgage loans to Fannie Mae and Freddie Mac, originates FHA insured loans, and issues and sells Ginnie Mae commercial MBS secured by FHA insured loans. The Company transferred commercial loans to these Agencies and GSE s, which resulted in pre-tax net gains of $35 million and $37 million for the years ended December 31, 2018 and 2017, respectively. No associated gains or losses were recognized for the year ended December 31, 2016. The loans are exchanged for cash or securities that are readily redeemable for cash, with servicing rights retained. The Company has made certain representations and warranties with respect to the transfer of these loans and has entered into a loss share guarantee related to certain loans transferred to Fannie Mae. See Note 18, “Guarantees,” for additional information regarding the commercial mortgage loan loss share guarantee.

The Company’s total managed loans, including the LHFI portfolio and other transferred loans (securitized and unsecuritized), are presented in the following table by portfolio balance and delinquency status (accruing loans 90 days or more past due and all nonaccrual loans) at December 31, 2018 and 2017, as well as the related net charge-offs for the years ended December 31, 2018 and 2017.

	Portfolio Balance		Past Due and Nonaccrual		Net Charge-offs
					Year Ended December 31
(Dollars in millions)	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017	2018	2017

LHFI portfolio:

Commercial	$80,940	$75,477	$175	$247	$107	$127

Consumer	70,899	67,704	2,003	1,832	231	240

Total LHFI portfolio	151,839	143,181	2,178	2,079	338	367

Managed securitized loans:

Commercial [1]	6,399	5,760	—	—	—	—

Consumer	139,809	134,160	146	171	5[2]	8[2]

Total managed securitized loans	146,208	139,920	146	171	5	8

Managed unsecuritized loans [3]	1,134	2,200	152	340	—	—

Total managed loans	$299,181	$285,301	$2,476	$2,590	$343	$375

[1]	Comprised of commercial mortgages sold through Fannie Mae, Freddie Mac, and Ginnie Mae securitizations, whereby servicing has been retained by the Company.
[2]

Amounts associated with $387 million and $602 million of managed securitized loans at December 31, 2018 and 2017, respectively. Net charge-off data is not reported to the Company for the remaining balance of $139.4 billion and $133.6 billion of managed securitized loans at December 31, 2018 and 2017, respectively.

[3]

Comprised of unsecuritized loans the Company originated and sold to private investors with servicing rights retained. Net charge-offs on these loans are not presented in the table as the data is not reported to the Company by the private investors that own these related loans.

Other Variable Interest Entities

In addition to exposure to VIEs arising from transfers of financial assets, the Company also has involvement with VIEs from other business activities.

Tax Credit Investments

The following table provides information related to the Company’s investments in tax credit VIEs that it does not consolidate:

	Community Development Investments		Renewable Energy Partnerships
(Dollars in millions)	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017

Carrying value of investments [1]	$1,636	$1,272	$86	$—

Maximum exposure to loss related to investments [2]	2,207	1,905	138	—
[1]	At December 31, 2018 and 2017, the carrying value of community development investments excludes $68 million and $59 million of investments in funds that do not qualify for tax credits, respectively.
[2]

At December 31, 2018 and 2017, the Company’s maximum exposure to loss related to community development investments includes $422 million and $354 million of loans and $639 million and $627 million of unfunded equity commitments, respectively. At December 31, 2018, the Company’s maximum exposure to loss related to renewable energy partnerships includes $52 million of unfunded equity commitments.

Notes to Consolidated Financial Statements, continued

Community Development Investments

The Company invests in multi-family affordable housing partnership developments and other community development entities as a limited partner and/or a lender. The carrying value of these investments is recorded in Other assets on the Company’s Consolidated Balance Sheets. The Company receives tax credits for its limited partner investments, which are recorded in Provision for income taxes in the Company’s Consolidated Statements of Income. Amortization recognized on qualified affordable housing partnerships is recorded in the Provision for income taxes, net of the related tax benefits, in the Company’s Consolidated Statements of Income. Amortization recognized on other community development investments is recorded in Amortization in the Company’s Consolidated Statements of Income. The Company has determined that the majority of the related partnerships are VIEs.

The Company has concluded that it is not the primary beneficiary of these investments when it invests as a limited partner and there is a third party general partner. The general partner, or an affiliate of the general partner, often provides guarantees to the limited partner, which protects the Company from construction and operating losses and tax credit allocation deficits. The Company’s maximum exposure to loss would result from the loss of its limited partner investments, net of liabilities, along with loans or interest rate swap exposures related to these investments as well as unfunded equity commitments that the Company is required to fund if certain conditions are met.

The following table presents tax credits and amortization associated with the Company’s investments in community development investments:

	Tax Credits			Amortization
	Year Ended December 31			Year Ended December 31
(Dollars in millions)	2018	2017	2016	2018	2017	2016

Qualified affordable housing partnerships	$121	$108	$92	$127	$109	$87

Other community development investments	89	90	64	71	70	46

Renewable Energy Partnerships

In the second quarter of 2018, the Company began investing in entities that promote renewable energy sources as a limited partner. The carrying value of these renewable energy partnership investments is recorded in Other assets on the Company’s Consolidated Balance Sheets, and the associated tax credits received for these investments are recorded as a reduction to the carrying value of these investments. The Company has determined that these renewable energy tax credit partnerships are VIEs.

The Company has concluded that it is not the primary beneficiary of these VIEs because it does not have the power to direct the activities that most significantly impact the VIEs’ financial performance and therefore, it is not required to consolidate these VIEs. The Company’s maximum exposure to loss related to these investments is comprised of its equity investments in these partnerships and any additional unfunded equity commitments.

Total Return Swaps

The Company facilitates matched book TRS transactions on behalf of clients, whereby a VIE purchases reference assets identified by a client and the Company enters into a TRS with the VIE, with a mirror-image TRS facing the client. The TRS contract between the VIE and the Company hedges the Company’s exposure to the TRS contract with its third party client. The Company provides senior financing to the VIE, in the form of demand notes to fund the purchase of the reference assets. The TRS contracts pass through interest and other cash flows on the reference assets to the third party clients, along with exposing those clients to decreases in value on the assets and providing them with the rights to appreciation on the assets. The terms of the TRS contracts require the third parties to post initial margin collateral, in addition to ongoing margin as the fair values of the underlying reference assets change.

The Company evaluated the related VIEs for consolidation, noting that the Company and its third party clients are VI holders. The Company evaluated the nature of all VI s and other interests and involvement with the VIEs, in addition to the purpose and design of the VIEs, relative to the risks they were designed to create. The VIEs were designed for the benefit of the third parties and would not exist if the Company did not enter into the TRS contracts on their behalf. The activities of the VIEs are restricted to buying and selling the reference assets and the risks/benefits of any such assets owned by the VIEs are passed to the third party clients via the TRS contracts. The Company determined that it is not the primary beneficiary of the VIEs, as the design of its matched book TRS business results in the Company having no substantive power to direct the significant activities of the VIEs, and therefore, the VIEs are not consolidated.

At December 31, 2018 and 2017, the outstanding notional amount of the Company’s VIE-facing TRS contracts totaled $2.0 billion and $1.7 billion, and related loans outstanding to VIEs totaled $2.0 billion and $1.7 billion, respectively. These financings were measured at fair value and classified within Trading assets and derivative instruments on the Consolidated Balance Sheets. The Company entered into client-facing TRS contracts of the same outstanding notional amounts. The notional amounts of the TRS contracts with VIEs represent the Company’s maximum exposure to loss, although this exposure has been mitigated via the TRS contracts with clients. For additional information on the Company’s TRS contracts and its involvement with these VIEs, see Note 19, “Derivative Financial Instruments.”

Notes to Consolidated Financial Statements, continued

NOTE 13 - BORROWINGS AND CONTRACTUAL COMMITMENTS

Short-term Borrowings

Short-term borrowings at December 31 consisted of the following:

	2018		2017
(Dollars in millions)	Balance	Interest Rate	Balance	Interest Rate

Funds purchased	$2,141	2.40%	$2,561	1.33%

Securities sold under agreements to repurchase	1,774	2.58	1,503	1.39

Other short-term borrowings:

FHLB advances	4,000	2.53	—

Dealer collateral	503	2.40	367	1.33

Master notes	354	1.40	350	0.66

Total other short-term borrowings	4,857	2.44	717	1.00

Total short-term borrowings	$8,772	2.46%	$4,781	1.30%

Long-term Debt

Long-term debt at December 31 consisted of the following:

	2018			2017
(Dollars in millions)	Maturity Date(s)	Interest Rate(s)	Balance	Balance

Parent Company:

Senior, fixed rate	2019 - 2028	2.50% - 6.00%	$3,467	$3,353

Senior, floating rate	2019	2.69	51	51

Subordinated, fixed rate	2026	6.00	200	200

Junior subordinated, floating rate	2027 - 2028	3.29 - 3.44	627	628

Structured notes [1]	2019 - 2026		200	242

Total			4,545	4,474

Less: Debt issuance costs			9	8

Total Parent Company debt			4,536	4,466

Subsidiaries [2] :

Senior, fixed rate [3]	2019 - 2058	0.69 - 9.55	6,238	3,609

Senior, floating rate	2020 - 2043	1.04 - 3.15	1,085	512

Senior, fixed-to-floating rate	2021 - 2024	2.59 - 3.69	2,364	—

Subordinated, fixed rate	2020 - 2026	3.30 - 5.40	864	1,206

Total			10,551	5,327

Less: Debt issuance costs			15	8

Total subsidiaries debt			10,536	5,319

Total long-term debt [4]			$15,072	$9,785

[1]	Consists of notes with various terms that include fixed or floating interest, or returns that are linked to an equity index.
[2]	82% and 77% of total subsidiary debt was issued by the Bank as of December 31, 2018 and 2017, respectively.
[3]	Includes leases and other obligations that do not have a stated interest rate.

4 Includes $289 million and $530 million of long-term debt measured at fair value at December 31, 2018 and 2017, respectively.

Notes to Consolidated Financial Statements, continued

The Company had no foreign denominated debt outstanding at December 31, 2018 or 2017. Maturities of long-term debt at December 31, 2018 were as follows:

(Dollars in millions)	Parent Company	Subsidiaries

2019	$792	$1,026

2020	—	1,496

2021	1,039	1,652

2022	984	1,800

2023	12	1,095

Thereafter	1,718	3,482

Total maturities	4,545	10,551

Less: Debt issuance costs	9	15

Total long-term debt	$4,536	$10,536

The Company’s issuances of long-term debt during 2018 are summarized in the following table:

2018 Debt Issuances	Principal Amount (Dollars in millions)

Parent Company:

7-year fixed rate senior notes	$850

Subsidiaries:

3-year fixed-to-floating rate senior notes	750

3-year fixed-to-floating rate senior notes	600

7-year fixed rate senior notes	500

6-year fixed-to-floating rate senior notes	500

5-year fixed rate senior notes	500

4-year fixed-to-floating rate senior notes	500

4-year floating rate senior notes	300

3-year floating rate senior notes	300

Total	$4,800

In addition to the long-term debt issuances presented above, outstanding FHLB advances increased $1.0 billion, direct finance leases increased $530 million, senior note maturities totaled $750 million, and subordinated note maturities totaled $314 million during 2018. The Company had no additional material issuances, advances, repurchases, terminations, or extinguishments of long-term debt during the year.

Restrictive provisions of several long-term debt agreements prevent the Company from creating liens on, disposing of, or issuing (except to related parties) voting stock of subsidiaries. Furthermore, there are restrictions on mergers, consolidations, certain leases, sales or transfers of assets, minimum shareholders’ equity, and maximum borrowings by the Company. At December 31, 2018, the Company was in compliance with all covenants and provisions of long-term debt agreements.

As currently defined by federal bank regulators, long-term debt of $1.5 billion and $1.6 billion qualified as Tier 2 capital at December 31, 2018 and 2017, respectively. See Note 15, “Capital,” for additional information regarding regulatory capital adequacy requirements for the Company and the Bank.

The Company does not consolidate certain wholly-owned trusts which were formed for the sole purpose of issuing trust preferred securities. The proceeds from the trust preferred securities issuances were invested in junior subordinated debentures of the Parent Company. The obligations of these debentures constitute a full and unconditional guarantee by the Parent Company of the trust preferred securities.

Contractual Commitments

In the normal course of business, the Company enters into certain contractual commitments. These commitments include obligations to make future payments on the Company’s borrowings, partnership investments, and lease arrangements, as well as commitments to lend to clients and to fund capital expenditures and service contracts.

The following table presents the Company’s significant contractual commitments at December 31, 2018, except for long-term debt and short -term borrowings (presented in this Note above), operating leases (disclosed in Note 9, “Premises, Property, and Equipment”), UTB s (disclosed in Note 16, “Income Taxes”), and pension and other postretirement benefit plans (disclosed in Note 17, “Employee Benefit Plans”). Capital lease obligations were immaterial at December 31, 2018 and are not presented in the table.

	Payments Due by Period at December 31, 2018
(Dollars in millions)	2019	2020	2021	2022	2023	Thereafter	Total

Unfunded lending commitments	$26,122	$8,670	$11,495	$14,678	$22,421	$12,538	$95,924

Consumer and other time deposits [1,2]	7,781	3,262	758	918	363	2,273	15,355

Brokered time deposits [1]	168	238	241	194	152	52	1,045

Purchase obligations [3]	249	234	63	64	58	244	912

Commitments to fund tax credit investments [4]	702	—	—	—	—	—	702
[1]	Amounts do not include interest.
[2]	The aggregate amount of time deposit accounts in denominations of $250,000 or more was $4.5 billion and $3.2 billion at December 31, 2018 and 2017, respectively.
[3]

For legally binding purchase obligations of $5 million or more, amounts include either termination fees under the associated contracts when early termination provisions exist, or the total potential obligation over the full contractual term for noncancelable purchase obligations. Payments made towards the purchase of goods or services under these contracts totaled $499 million, $395 million, and $236 million in 2018, 2017, and 2016, respectively.

[4]

Commitments to fund investments in affordable housing and other partnerships do not have defined funding dates as certain criteria must be met before the Company is obligated to fund. Accordingly, these commitments are considered to be due on demand for presentation purposes. See Note 12, “Certain Transfers of Financial Assets and Variable Interest Entities,” for additional information.

Notes to Consolidated Financial Statements, continued

NOTE 14 – NET INCOME PER COMMON SHARE

Reconciliations of net income to net income available to common shareholders and average basic common shares outstanding to average diluted common shares outstanding are presented in the following table.

Equivalent shares of 1 million related to common stock options and warrants outstanding at December 31, 2016 were excluded from the computation of diluted net income per average common share because they would have been anti-dilutive.

	Year Ended December 31
(Dollars and shares in millions, except per share data)	2018	2017	2016

Net income	$2,775	$2,273	$1,878

Less:

Preferred stock dividends	(107)	(94)	(66)

Dividends and undistributed earnings allocated to unvested common share awards	—	—	(1)

Net income available to common shareholders	$2,668	$2,179	$1,811

Average common shares outstanding - basic	460.9	481.3	498.6

Add dilutive securities:

RSUs	2.9	3.0	2.9

Common stock warrants, options, and restricted stock	1.2	2.7	2.0

Average common shares outstanding - diluted	465.0	487.0	503.5

Net income per average common share - diluted	$5.74	$4.47	$3.60

Net income per average common share - basic	5.79	4.53	3.63

Notes to Consolidated Financial Statements, continued

NOTE 15 – CAPITAL

During 2018, pursuant to the Federal Reserve’s non-objection to the Company’s capital plan in conjunction with the 2018 CCAR, the Company increased its quarterly common stock dividend from $0.40 to $0.50 per share beginning in the third quarter of 2018, maintained dividend payments on its preferred stock, and repurchased $1.25 billion of its outstanding common stock at market value (approximately 18.9 million shares) under the 2018 capital plan. During the first half of 2018, the Company repurchased $660 million of its outstanding common stock, which completed its authorized repurchase of common equity under the 2017 CCAR capital plan, which effectively expired on June 30, 2018. At December 31, 2018, the Company had remaining capacity under its 2018 capital plan to repurchase an additional $750 million of its outstanding common stock through June 30, 2019.

Dividends declared on the Company’s common and preferred stock were as follows:

	Year Ended December 31
(Dollars in millions, except per share data)	2018	2017	2016

Common stock:

Dividends declared	$826	$634	$498

Dividends declared per share	1.80	1.32	1.00

Preferred stock:

Dividends declared	$107	$94	$66

Dividends declared per share:

Series A	4,056	4,056	4,067

Series B	4,056	4,056	4,067

Series E 1	1,469	5,875	5,875

Series F	5,625	5,625	5,625

Series G	5,050	3,128	—

Series H	5,566	669	—
[1]	All 4,500 shares of outstanding Series E Preferred Stock were redeemed in the first quarter of 2018.

Substantially all of the Company’s retained earnings are undistributed earnings of the Bank, which are restricted by various regulations administered by federal and state bank regulatory authorities. At December 31, 2018 and 2017, retained earnings of the Bank available for payment of cash dividends to the Parent Company under these regulations totaled approximately $2.2 billion and $2.5 billion, respectively. Additionally, the FRB requires the Company to maintain cash or deposit reserves with the Federal Reserve Bank. For the years ended December 31, 2018 and 2017, the average required reserve balance was $1.3 billion and $1.2 billion, respectively, which was fulfilled with a combination of cash on hand and deposits at the Federal Reserve.

Regulatory Capital

The Company is subject to the following minimum capital requirements: CET1 ratio of 4.5% ; Tier 1 capital ratio of 6% ; Total capital ratio of 8% ; and Leverage ratio of 4%. The following table presents regulatory capital metrics for SunTrust and the Bank at December 31:

	2018		2017
(Dollars in millions)	Amount	Ratio	Amount	Ratio

SunTrust Banks, Inc.

CET1	$17,258	9.21%	$17,141	9.74%

Tier 1 capital	19,306	10.30	19,622	11.15

Total capital	22,517	12.02	23,028	13.09

Leverage		9.26		9.80

SunTrust Bank

CET1	$20,137	11.01%	$19,474	11.29%

Tier 1 capital	20,160	11.02	19,496	11.31

Total capital	22,564	12.33	22,132	12.83

Leverage		9.95		9.97

The Company is also subject to a 2.5% capital conservation buffer that became applicable on January 1, 2016 and was phased-in through December 31, 2018. The capital conservation buffer is an amount above the minimum levels designed to ensure that banks remain well-capitalized, even in adverse economic scenarios.

Preferred Stock

Preferred stock at December 31 consisted of the following:

(Dollars in millions)	2018	2017	2016

Series A	$172	$172	$172

Series B	103	103	103

Series E 1	—	450	450

Series F	500	500	500

Series G	750	750	—

Series H	500	500	—

Total preferred stock	$2,025	$2,475	$1,225

1 All 4,500 shares of outstanding Series E Preferred Stock were redeemed in the first quarter of 2018.

Notes to Consolidated Financial Statements, continued

The following table presents information related to the Company’s preferred stock outstanding at December 31, 2018 :

Preferred [1] Stock	Issue Date	Number of Shares Authorized	Number of Shares Issued	Number of Shares Outstanding	Dividend Dates	Annual Per [2] Share Dividend Rate	Optional Redemption Date	Redemption Price Per Share
Series A	9/12/2006	5,000	5,000	1,725	Quarterly beginning on December 15, 2006	Greater of 3-month LIBOR plus 0.53% per annum or 4.00%	9/15/2011	$100,000
Series B	12/15/2011	5,010	1,025	1,025	Quarterly beginning on March 15, 2012	Greater of 3-month LIBOR plus 0.645% per annum or 4.00%	12/15/2011	100,000
Series F	11/7/2014	5,000	5,000	5,000	Semi-annually beginning on June 15, 2015 until December 15, 2019 Quarterly beginning on March 15, 2020	5.625% until December 15, 2019 3-month LIBOR plus 3.86% per annum beginning on March 15, 2020	12/15/2019 [3]	100,000
Series G	5/2/2017	7,500	7,500	7,500	Semi-annually beginning on December 15, 2017 until June 15, 2022 Quarterly beginning on September 15, 2022	5.05% until June 15, 2022 3-month LIBOR plus 3.102% per annum beginning on September 15, 2022	6/15/2022 [3]	100,000
Series H	11/14/2017	5,000	5,000	5,000	Semi-annually beginning on June 15, 2018 until December 15, 2027 Quarterly beginning on March 15, 2028	5.125% until December 15, 2027 3-month LIBOR plus 2.786% per annum beginning on March 15, 2028	12/15/2027 [3]	100,000

1	All series of preferred stock have no par value, $100,000 liquidation preference per share, and no voting rights.
2	Dividends on the shares are noncumulative.
3	Redeemable at the option of the Company on or after the date stated or any time within 90 days following a regulatory capital event.

In 2008, the Company issued to the U.S. Treasury as part of the CPP, 35,000 and 13,500 shares of Series C and D Fixed Rate Cumulative Perpetual Preferred Stock, respectively, and Series A and B warrants to purchase a total of 17.9 million shares of the Company’s common stock. The Series A warrants entitled the holder to purchase 6 million shares of the Company’s common stock at an exercise price of $33.70 per share, while the Series B warrants entitled the holder to purchase 11.9 million shares of the Company’s common stock at an exercise price of $44.15 per share.

In March 2011, the Company repurchased its Series C and D Preferred Stock from the U.S. Treasury, and in September 2011, the U.S. Treasury held a public auction to sell the Series A and B common stock purchase warrants. In conjunction with the U.S. Treasury ’s auction, the Company acquired 4 million of the common stock purchase warrants, Series A, for $11 million, which were then retired. In January and February of 2016, the Company acquired an additional 1.1 million of Series A common stock warrants and 5.4 million of Series B common stock warrants as part of its 2015 CCAR capital plan for a total of $24 million.

During 2018, 3 million shares of common stock were issued upon exercise of Series A and B warrants. At December 31, 2018, a total of 7,445 Series A and B warrants to purchase the Company’s common stock were not exercised prior to their expiration dates of December 31, 2018 and November 14, 2018, respectively.

Notes to Consolidated Financial Statements, continued

NOTE 16 - INCOME TAXES

The components of the Provision for income taxes included in the Consolidated Statements of Income for the years ended December 31 are presented in the following table:

(Dollars in millions)	2018	2017	2016

Current income tax provision:

Federal	$562	$129	$667

State	73	59	27

Total	635	188	694

Deferred income tax (benefit)/provision:

Federal	(122)	275	59

State	35	69	52

Total	(87)	344	111

Total provision for income taxes	$548	$532	$805

The 2017 Tax Act, enacted on December 22, 2017, reduced the U.S. federal corporate income tax rate from 35% to 21% effective January 1, 2018. The Company recorded a $55 million and $303 million net income tax benefit for the effects of the 2017 Tax Act as a component of the provision for income taxes for the years ended December 31, 2018 and 2017, respectively. The $55 million adjustment completed the Company’s accounting for the income tax effects of the 2017 Tax Act.

The provision for income taxes does not reflect the tax effects of unrealized gains and losses and other income and expenses recorded in AOCI, with the exception of the remeasurement of the related DTA s and DTL s due to the enactment of the 2017 Tax Act. For additional information regarding AOCI, see Note 23, “Accumulated Other Comprehensive Loss.”

A reconciliation of the income tax provision at the statutory federal income tax rate to the Company’s actual provision for income taxes and actual effective tax rate for the years ended December 31 are presented in the following table:

	2018		2017		2016
(Dollars in millions)	Amount	% of Pre-Tax Income	Amount	% of Pre-Tax Income	Amount	% of Pre-Tax Income

Income tax provision at federal statutory rate	$698	21.0%	$982	35.0%	$939	35.0%

Increase/(decrease) resulting from:

State income taxes, net	85	2.6	92	3.3	59	2.2

Tax-exempt interest	(67)	(2.0)	(90)	(3.2)	(86)	(3.2)

Income tax credits, net of amortization [1]	(106)	(3.2)	(117)	(4.2)	(86)	(3.2)

Impact of the remeasurement of DTAs and DTLs and other tax reform-related items	(55)	(1.7)	(303)	(10.8)	—	—

Other [2]	(7)	(0.2)	(32)	(1.1)	(21)	(0.8)

Total provision for income taxes and effective tax rate	$548	16.5%	$532	19.0%	$805	30.0%

[1]

Excludes income tax benefits of $84 million, $34 million, and $1 million for the years ended December 31, 2018, 2017, and 2016, respectively, related to tax credits, which were recognized as a reduction to the related investment asset.

[2]	Includes excess tax benefits of $22 million, $25 million, and $15 million for the years ended December 31, 2018, 2017, and 2016, respectively, related to the Company’s adoption of ASU 2016-09.

Deferred income tax assets and liabilities result from differences between the timing of the recognition of assets and liabilities for financial reporting purposes and for income tax purposes. These assets and liabilities are measured using the enacted federal and state tax rates expected to apply in the periods in which the DTA s or DTL s are expected to be realized. The net deferred income tax liability is recorded in Other liabilities in the Consolidated Balance Sheets.

Notes to Consolidated Financial Statements, continued

The significant DTA s and DTL s at December 31, net of the federal impact for state taxes, are presented in the following table:

(Dollars in millions)	2018	2017

DTAs:

ALLL	$376	$412

Net unrealized losses in AOCI	438	302

State NOLs and other carryforwards	111	227

Accruals and reserves	145	180

Other	21	17

Total gross DTAs	1,091	1,138

Valuation allowance	(85)	(143)

Total DTAs	1,006	995

DTLs:

Leasing	475	459

Servicing rights	270	290

Employee compensation and benefits	140	210

Deferred income	29	193

Goodwill and other intangible assets	156	155

Premises, property, and equipment	149	111

Loans	96	104

Other	38	41

Total DTLs	1,353	1,563

Net DTL	($347)	($568)

The DTA s include state NOL s and other state carryforwards that will expire, if not utilized, in varying amounts from 2019 to 2038. At December 31, 2018 and 2017, the Company had a valuation allowance recorded against its state carryforwards and certain state DTA s of $85 million and $143 million, respectively. The decrease in the valuation allowance was due primarily to the reversal of the valuation allowance that was recorded against certain of STM ‘s pre-merger state NOL carryforwards that could not be carried forward by the Bank after the merger. The reversal of the valuation allowance was offset by the write-off of the related state NOL carryforwards. See Note 22, “Business Segment Reporting,” for additional information regarding the merger of STM and the Bank.

The following table provides a rollforward of the Company’s gross federal and state UTB s, excluding interest and penalties, during the years ended December 31 :

(Dollars in millions)	2018	2017

Balance at January 1	$141	$111

Increases in UTBs related to prior years	2	22

Decreases in UTBs related to prior years	(6)	(5)

Increases in UTBs related to the current year	20	13

Decreases in UTBs related to settlements	(2)	—

Decreases in UTBs related to lapse of the applicable statutes of limitations	(10)	—

Balance at December 31	$145	$141

The amount of UTB s that would favorably affect the Company’s effective tax rate, if recognized, was $113 million at December 31, 2018.

Interest and penalties related to UTB s are recorded in the Provision for income taxes in the Consolidated Statements of Income. The Company had a gross liability of $22 million and $17 million for interest and penalties related to its UTB s at December 31, 2018 and 2017, respectively. During the years ended December 31, 2018 and 2017, the Company recognized gross expenses of $5 million and $10 million, respectively, related to interest and penalties on the UTB s.

The Company files U.S. federal, state, and local income tax returns. The Company’s federal income tax returns are no longer subject to examination by the IRS for taxable years prior to 2015. With limited exceptions, the Company is no longer subject to examination by state and local taxing authorities for taxable years prior to 2012. It is reasonably possible that the liability for UTB s could decrease by as much as $50 million during the next 12 months due to completion of tax authority examinations and the expiration of statutes of limitations. It is uncertain how much, if any, of this potential decrease will impact the Company’s effective tax rate.

Notes to Consolidated Financial Statements, continued

NOTE 17 - EMPLOYEE BENEFIT PLANS

The Company sponsors various compensation and benefit programs to attract and retain talent. Aligned with a pay for performance culture, the Company’s plans and programs include short-term incentives, AIP, and various LTI plans. All incentive awards are subject to clawback provisions. Compensation expense for AIP and LTI plans with cash payouts was $235 million, $319 million, and $291 million for the years ended December 31, 2018, 2017, and 2016, respectively. Compensation expense for short-term incentive plans with cash payouts was $466 million, $476 million, and $469 million for the years ended December 31, 2018, 2017, and 2016, respectively.

Stock-Based Compensation

The Company provides stock-based awards through the 2018 Omnibus Incentive Compensation Plan and various other deferred compensation plans under which the Compensation Committee of the Board of Directors has the authority to grant various awards such as restricted stock, phantom stock units, stock options, and RSU s to key employees of the Company. Award vesting may be conditional based upon individual, business unit, Company, and/or performance relative to peer group metrics.

The 2018 Omnibus Incentive Compensation Plan became effective in April 2018, under which the total number of shares available for grant as awards under this plan is 17 million, less shares subject to awards granted under pre-existing plans. Pre-existing plans include the 2009 Stock Plan and the 2004 Stock Plan. At December 31, 2018, approximately 14 million shares were available for grant. All granted stock options are exercisable for 10 years after the grant date.

Shares or units of restricted stock may be granted to employees and directors. Generally, grants to employees either cliff vest after three years or vest pro-rata annually over three years. Restricted stock and RSU grants may be subject to one or more criteria, including employment, performance, or other conditions as established by the Compensation Committee at the time of grant. Any shares of restricted stock that are forfeited will again become available for issuance under the Company’s deferred compensation plans. An employee or director has the right to vote the shares of restricted stock after grant until they are forfeited. Compensation cost for restricted stock and RSU s is generally equal to the fair market value of the shares on the grant date of the award and is amortized over the vesting period. Dividends are paid on awarded, unvested restricted stock. The Company accrues and reinvests dividends in equivalent shares of SunTrust common stock for unvested RSU awards, which are paid out when the underlying RSU award vests. RSU awards are generally classified as equity.

The following table presents a summary of stock options, restricted stock, and RSU activity for the year ended December 31, 2018 :

	Stock Options			Restricted Stock			RSUs
(Dollars in millions, except per share data)	Shares	Price Range	Weighted Average Exercise Price	Shares	Deferred Compensation	Weighted Average Grant Price	Shares	Weighted Average Grant Price

Balance, January 1, 2018	1,659,305	$9.06 - 64.58	$35.33	8,744	$1	$57.19	4,153,719	$44.68

Granted	—	—	—	7,404	1	67.53	2,709,623	67.95

Exercised/distributed	(774,704)	9.06 - 64.58	46.72	(8,744)	—	57.19	(1,808,091)	42.84

Cancelled/expired/forfeited	—	—	—	—	—	—	(241,722)	59.62

Amortization of restricted stock compensation	—	—	—	—	(1)	—	—	—

Balance, December 31, 2018	884,601	$21.67 - 32.27	$25.36	7,404	$1	$67.53	4,813,529	$56.63

Exercisable, December 31, 2018	884,601		$25.36

Notes to Consolidated Financial Statements, continued

The following table presents stock option information at December 31, 2018 :

	Options Outstanding				Options Exercisable
(Dollars in millions, except per share data)	Number Outstanding at December 31, 2018	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Total Aggregate Intrinsic Value	Number Exercisable at December 31, 2018	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Total Aggregate Intrinsic Value

Range of Exercise Prices:

$21.67 to 32.27	884,601	$25.36	3	$22	884,601	$25.36	3	$22

The aggregate intrinsic value in the preceding table represents the total pre-tax intrinsic value (the difference between the Company’s closing stock price on the last trading day of 2018 and the exercise price, multiplied by the number of in-the-money stock options) that would have been received by the option holders had all option holders exercised their options on December 31, 2018. Additional option and stock-based compensation information at December 31 is presented in the following table:

(Dollars in millions)	2018	2017	2016

Intrinsic value of options exercised [1]	$17	$28	$43

Fair value of vested restricted shares [1]	1	—	41

Fair value of vested RSUs [1]	77	62	74
[1]	Measured as of the grant date.

At December 31, 2018 and 2017, there was $131 million and $75 million, respectively, of unrecognized stock-based compensation expense related to RSUs. The unrecognized stock compensation expense for December 31, 2018 is expected to be recognized over a weighted average period of 2.0 years. Unrecognized stock-based compensation expense related to restricted stock was immaterial at both December 31, 2018 and 2017.

Additionally, the Company allows for the granting of phantom stock units, whereby certain employees are granted the contractual right to receive an amount in cash equal to the fair market value of a share of common stock on the vesting date. These shares vest pro-rata annually over three years on the anniversary of the grant date and are subject to variable accounting. The employees are entitled to dividend-equivalent rights on the granted shares. The Company granted less than 1 million phantom stock units during each of the years ended December 31, 2018 and 2017, and 2 million during the year ended December 31, 2016. The unrecognized compensation expense related to these phantom stock units at December 31, 2018 and 2017 was $10 million and $56 million, respectively, based on the Company’s stock price at those respective dates.

Stock-based compensation expense recognized in Employee compensation in the Consolidated Statements of Income consisted of the following:

	Years Ended December 31
(Dollars in millions)	2018	2017	2016

RSUs	$104	$83	$56

Phantom stock units [1]	35	77	67

Restricted stock	1	—	2

Total stock-based compensation expense	$140	$160	$125

Stock-based compensation tax benefit [2]	$34	$61	$48
[1]

Phantom stock units are settled in cash. The Company paid $76 million, $80 million, and $28 million during the years ended December 31, 2018, 2017, and 2016, respectively, related to these share-based liabilities.

[2]	Does not include excess tax benefits or deficiencies recognized in the Provision for income taxes in the Consolidated Statements of Income.

Retirement Plans

Noncontributory Pension Plans

The Company maintains a frozen and funded noncontributory qualified retirement plan (“Retirement Plan”) covering employees meeting certain service requirements. The Retirement Plan provides benefits based on salary and years of service. The SunTrust Retirement Plan includes a cash balance formula where the personal pension accounts continue to be credited with interest each year. The Company monitors the funded status of the Retirement Plan closely and, due to the current funded status, the Company did not make a contribution to it for the 2018 plan year.

In the second quarter of 2017, the Company amended its NCF Retirement Plan in accordance with its decision to terminate the pension plan effective as of July 31, 2017. The Company reclassified $60 million of pre-tax deferred losses from AOCI into net income upon settlement of the NCF Retirement Plan, which was completed in the fourth quarter of 2018.

The Company also maintains various frozen, unfunded, noncontributory nonqualified supplemental defined benefit pension plans that cover key executives of the Company (the “ SERP “, the “ ERISA Excess Plan”, and the “Restoration Plan”). These plans provide defined benefits based on years of service and salary.

Notes to Consolidated Financial Statements, continued

Other Postretirement Benefits

The Company provides certain health care and life insurance benefits (“Other Postretirement Benefits”) to retired employees. At the option of the Company, retirees may continue certain health and life insurance benefits if they meet specific age and service requirements at the time of retirement. The health care plans are contributory with participant contributions adjusted annually, and the life insurance plans are noncontributory. Certain retiree health benefits are funded in a Retiree Health Trust. Additionally, certain retiree life insurance benefits are funded in a VEBA. Effective April 1, 2014, the Company amended the plan, which now requires retirees age 65 and older to enroll in individual Medicare supplemental plans. In addition, the Company will fund a tax-advantaged HRA to assist some retirees with medical expenses.

Changes in Benefit Obligations and Plan Assets

The following table presents the change in benefit obligations, change in fair value of plan assets, funded status, accumulated benefit obligation, and the weighted average discount rate related to the Company’s pension and other postretirement benefits plans for the years ended December 31 :

	Pension Benefits [1]		Other Postretirement Benefits
(Dollars in millions)	2018	2017	2018	2017

Benefit obligation, beginning of year	$2,910	$2,747	$58	$58

Service cost	6	5	—	—

Interest cost	91	95	1	1

Plan participants’ contributions	—	—	5	4

Actuarial (gain)/loss	(228)	225	(2)	(1)

Benefits paid	(178)	(156)	(11)	(8)

Administrative expenses paid from pension trust	(6)	(6)	—	—

Plan amendments	—	—	—	(5)

Special termination benefits	—	—	—	9

Settlement loss	(127)	—	—	—

Benefit obligation, end of year [2]	$2,468	$2,910	$51	$58

Change in plan assets:

Fair value of plan assets, beginning of year	$3,288	$3,016	$164	$157

Actual return on plan assets	(100)	425	(3)	11

Employer contributions [3]	8	9	—	—

Plan participants’ contributions	—	—	5	4

Benefits paid	(178)	(156)	(11)	(8)

Administrative expenses paid from pension trust	(6)	(6)	—	—

Settlement loss	(127)	—	—	—

Fair value of plan assets, end of year	$2,885	$3,288	$155	$164

Funded status at end of year 4, 5	$417	$378	$104	$106

Funded status at end of year (%)	117%	113%

Accumulated benefit obligation	$2,468	$2,910

Discount rate	4.27%	3.62%	3.96%	3.29%
[1]	Employer contributions represent the benefits that were paid to nonqualified plan participants. Unfunded nonqualified supplemental pension plans are not funded through plan assets.
[2]	Includes $68 million and $78 million of benefit obligations for the unfunded nonqualified supplemental pension plans at December 31, 2018 and 2017, respectively.
[3]	The Company contributed less than $1 million to the other postretirement benefits plans during both 2018 and 2017.
[4]

Pension benefits included assets of $485 million and $456 million, and liabilities of $68 million and $78 million, at December 31, 2018 and 2017, respectively, recorded in Other assets in the Consolidated Balance Sheets.

[5]	Other postretirement benefits included assets of $104 million and $106 million at December 31, 2018 and 2017, respectively, recorded in Other assets in the Consolidated Balance Sheets.

Notes to Consolidated Financial Statements, continued

Net Periodic Benefit

Components of net periodic benefit related to the Company’s pension and other postretirement benefits plans for the years ended December 31 are presented in the following table and are recognized in Employee benefits in the Consolidated Statements of Income:

	Pension Benefits [1]			Other Postretirement Benefits
(Dollars in millions)	2018	2017	2016	2018	2017	2016

Service cost	$6	$5	$5	$—	$—	$—

Interest cost	91	95	97	1	1	2

Expected return on plan assets	(187)	(195)	(186)	(5)	(5)	(5)

Amortization of prior service credit	—	—	—	(6)	(6)	(6)

Amortization of actuarial loss	22	25	25	—	—	—

Deferred losses related to NCF Retirement Plan settlement	60	—	—	—	—	—

Other	—	—	—	—	9	—

Net periodic benefit	($8)	($70)	($59)	($10)	($1)	($9)

Weighted average assumptions used to determine net periodic benefit:

Discount rate	3.62%	4.18%	4.44%	3.29%	3.70%	3.95%

Expected return on plan assets	5.90	6.66	6.68	3.10	3.1 [2]	3.13

Interest crediting rate	3.00	3.11	3.00	N/A [2]	N/A [2]	N/A [2]
[1]	Administrative fees are recognized in service cost for each of the periods presented.
[2]

Other postretirement benefits plans do not include any plans with promised interest crediting rates; thus the weighted-average interest crediting rate assumption is not applicable (“N/A”) for other postretirement benefit plans for all periods presented.

Amounts Recognized in AOCI

Components of the benefit obligations AOCI balance at December 31 were as follows:

			Other Postretirement
	Pension Benefits		Benefits
(Dollars in millions)	2018	2017	2018	2017

Prior service credit	$—	$—	($52)	($58)

Net actuarial loss/(gain)	978	1,001	(17)	(22)

Total AOCI, pre-tax	$978	$1,001	($69)	($80)

Other changes in plan assets and benefit obligations recognized in AOCI during 2018 were as follows:

(Dollars in millions)	Pension Benefits	Other Postretirement Benefits

Current year actuarial loss	$59	$5

Amortization of prior service credit	—	6

Amortization of actuarial loss	(22)	—

Deferred losses related to NCF Retirement

Plan settlement	(60)	—

Total recognized in AOCI, pre-tax	($23)	$11

Total recognized in net periodic (benefit)/loss and AOCI, pre-tax	($31)	$1

The amortization for net gains and losses reflects a corridor based on 10% of the greater of the projected benefit obligation or the market-related value of assets. The amount of net gains and losses that exceeds the corridor is amortized over a fixed period based on the average remaining lifetime.

Plan Assumptions

Each year, the SBFC, which includes several members of senior management, reviews and approves the assumptions used in the year-end measurement calculations for each plan. The discount rate for each plan, used to determine the present value of future benefit obligations, is determined by matching the expected cash flows of each plan to a yield curve based on long-term, high quality fixed income debt instruments available as of the measurement date. A series of benefit payments projected to be paid by the plan is developed based on the most recent census data, plan provisions, and assumptions. The benefit payments at each future maturity date are discounted by the year-appropriate spot interest rates. The model then solves for the discount rate that produces the same present value of the projected benefit payments as generated by discounting each year’s payments by the spot interest rate.

The Company utilizes a full yield curve approach to estimate the service and interest cost components of net periodic benefit expense for pension and other postretirement benefit plans by applying specific spot rates along the yield curve used in the determination of the benefit obligation to the relevant projected cash flows.

Actuarial gains and losses are created when actual experience deviates from assumptions. The actuarial losses/(gains) during 2018 and 2017 for the pension plans resulted primarily from asset experience, partially offset by losses due to the decrease in discount rates.

The SBFC establishes investment policies and strategies and formally monitors the performance of the investments throughout the year. The Company’s investment strategy with respect to pension assets is to invest the assets in accordance with ERISA and related fiduciary standards. The long-term primary investment objectives for the pension plans are to provide a commensurate amount of long-term growth of principal and income in order to satisfy the pension plan obligations without

Notes to Consolidated Financial Statements, continued

undue exposure to risk in any single asset class or investment category. The objectives are accomplished through investments in equities, fixed income, and cash equivalents using a mix that is conducive to participation in a rising market while allowing for protection in a declining market. The portfolio is viewed as long-term in its entirety, avoiding decisions regarding short-term concerns and any single investment. Asset allocation, as a percent of the total market value of the total portfolio, is set with the target percentages and ranges presented in the investment policy statement. Rebalancing occurs on a periodic basis to maintain the target allocation, but normal market activity may result in deviations.

The basis for determining the overall expected long-term rate of return on plan assets considers past experience, current market conditions, and expectations on future trends. A building block approach is used that considers long-term inflation, real returns, equity risk premiums, target asset allocations, market corrections, and expenses. Capital market simulations, survey data, economic forecasts, and actuarial judgment are all used in this process. The expected long-term rate of return for pension benefits is 5.25% for 2019, compared to 5.90% for 2018.

The investment strategy for the other postretirement benefit plans is maintained separately from the strategy for the pension plans. The Company’s investment strategy is to create a series of investment returns sufficient to provide a commensurate amount of long-term principal and income growth in order to satisfy the other postretirement benefit plan’s obligations. Assets are diversified among equity funds and fixed income investments according to the mix approved by the SBFC. Due to other postretirement benefits having a shorter time horizon, a lower equity profile is appropriate. The expected long-term rate of return for other postretirement benefits is 3.27% for 2019, compared to 3.10% for 2018.

Plan Assets Measured at Fair Value

The following tables present combined pension and other postretirement benefit plan assets measured at fair value. See Note 20, “Fair Value Election and Measurement,” for level definitions within the fair value hierarchy.

		Fair Value Measurements at December 31, 2018 [1]
(Dollars in millions)	Total	Level 1	Level 2	Level 3

Money market funds [2]	$112	$112	$—	$—

Equity securities	382	382	—	—

Mutual funds [3] :

Equity index fund	46	46	—	—

Tax exempt municipal bond funds	86	86	—	—

Taxable fixed income index funds	12	12	—	—

Derivatives, net of collateral	2	—	2	—

Fixed income securities	2,377	333	2,044	—

Total plan assets	$3,017	$971	$2,046	$—

[1]	Fair value measurements do not include pension benefits accrued income amounting to less than 0.9% of total plan assets.
[2]	Includes $11 million for other postretirement benefit plans.
[3]	Relates exclusively to other postretirement benefit plans.

		Fair Value Measurements at December 31, 2017 [1]
(Dollars in millions)	Total	Level 1	Level 2	Level 3

Money market funds [2]	$138	$138	$—	$—

Equity securities	936	936	—	—

Mutual funds [3] :

Equity index fund	56	56	—	—

Tax exempt municipal bond funds	85	85	—	—

Taxable fixed income index funds	12	12	—	—

Derivatives, net of collateral	(5)	(5)	—	—

Fixed income securities	2,201	512	1,689	—

Other assets	9	9	—	—

Total plan assets	$3,432	$1,743	$1,689	$—

1Fair value measurements do not include pension benefits accrued income amounting to less than 0.7% of total plan assets.

2 Includes $11 million for other postretirement benefit plans.

3 Relates exclusively to other postretirement benefit plans.

Notes to Consolidated Financial Statements, continued

Target allocations for pension and other postretirement benefits at December 31, by asset category, are presented below:

	Pension Benefits			Other Postretirement Benefits
	2018 Target Allocation	% of plan assets		2018 Target Allocation	% of plan assets
		2018	2017		2018	2017
Cash equivalents	0-10%	4%	4%	5-15%	7%	7%

Equity securities	0-25	13	29	20-40	30	34

Debt securities	75-100	83	67	50-70	63	59

Total		100%	100%		100%	100%

The Company sets pension asset values equal to their market value, reflecting gains and losses immediately rather than deferring over a period of years, which provides a more realistic economic measure of the plan’s funded status and cost. Assumed healthcare cost trend rates have a significant effect on the amounts reported for the other postretirement benefit plans. At December 31, 2018, the Company assumed that pre-65 retiree healthcare costs will increase at an initial rate of 7.25% per year. The Company expects this annual cost increase to decrease over

a 7 year period to 4.50% per year. Assumed discount rates and expected returns on plan assets affect the amounts of net periodic benefit. A 25 basis point increase/decrease in the expected long-term return on plan assets would increase/decrease the net periodic benefit by $8 million for pension and other postretirement benefits plans. A 25 basis point increase/decrease in the discount rate would change the net periodic benefit by $1 million for pension and other postretirement benefits plans.

Expected Cash Flows

Expected cash flows for the pension and other postretirement benefit plans are presented in the following table:

(Dollars in millions)	Pension Benefits [1]	Other Postretirement Benefits (excluding Medicare Subsidy) [2]
Employer Contributions:

2019 (expected) to plan trusts	$—	$—

2019 (expected) to plan participants [3]	7	—

Expected Benefit Payments:

2019	175	6

2020	161	6

2021	161	6

2022	159	5

2023	159	4

2024 - 2028	773	16

1 Based on the funding status and ERISA limitations, the Company anticipates contributions to the Retirement Plan will not be required during 2019.

2 Expected payments under other postretirement benefit plans are shown net of participant contributions.

3 The expected benefit payments for the SERP will be paid directly from the Company’s corporate assets.

Defined Contribution Plans

SunTrust’s employee benefit program includes a qualified defined contribution plan. For years ended December 31, 2018, 2017, and 2016, the 401(k) plan provided a dollar-for-dollar match on the first 6% of eligible pay that a participant, including executive participants, elected to defer.

SunTrust also maintains the SunTrust Banks, Inc. Deferred Compensation Plan in which key executives of the Company are eligible. Matching contributions for the deferred compensation plan are the same percentage as provided in the 401(k) plan, subject to limitations imposed by the plans’ provisions and applicable laws and regulations. Matching contributions for both the Company’s 401(k) plan and the deferred compensation plan fully vest upon two years of completed service. Furthermore, both plans permit an additional discretionary Company contribution equal to a fixed percentage of eligible pay.

The Company’s 401(k) expense, including any discretionary contributions, was $112 million, $130 million, and $105 million for the years ended December 31, 2018, 2017, and 2016, respectively.

Notes to Consolidated Financial Statements, continued

NOTE 18 – GUARANTEES

The Company has undertaken certain guarantee obligations in the ordinary course of business. The issuance of a guarantee imposes an obligation for the Company to stand ready to perform and make future payments should certain triggering events occur. Payments may be in the form of cash, financial instruments, other assets, shares of stock, or through provision of the Company’s services. The following is a discussion of the guarantees that the Company has issued at December 31, 2018. The Company has also entered into certain contracts that are similar to guarantees, but that are accounted for as derivative instruments as discussed in Note 19, “Derivative Financial Instruments.”

Letters of Credit

Letters of credit are conditional commitments issued by the Company, generally to guarantee the performance of a client to a third party in borrowing arrangements, such as CP, bond financing, or similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to clients but may be reduced by selling participations to third parties. The Company issues letters of credit that are classified as financial standby, performance standby, or commercial letters of credit; however, commercial letters of credit are considered guarantees of funding and are not subject to the disclosure requirements of guarantee obligations.

At December 31, 2018 and 2017, the maximum potential exposure to loss related to the Company’s issued letters of credit was $2.9 billion and $2.6 billion, respectively. The Company’s outstanding letters of credit generally have a term of more than one year. Some standby letters of credit are designed to be drawn upon in the normal course of business and others are drawn upon only in circumstances of dispute or default in the underlying transaction to which the Company is not a party. In all cases, the Company is entitled to reimbursement from the client. If a letter of credit is drawn upon and reimbursement is not provided by the client, the Company may take possession of the collateral securing the letter of credit, where applicable.

The Company monitors its credit exposure under standby letters of credit in the same manner as it monitors other extensions of credit in accordance with its credit policies. Consistent with the methodologies used for all commercial borrowers, an internal assessment of the PD and loss severity in the event of default is performed. The Company’s credit risk management for letters of credit leverages the risk rating process to focus greater visibility on higher risk and higher dollar letters of credit. The allowance associated with letters of credit is a component of the unfunded commitments reserve recorded in Other liabilities on the Consolidated Balance Sheets and is included in the allowance for credit losses as disclosed in Note 8, “Allowance for Credit Losses.” Additionally, unearned fees relating to letters of credit are recorded in Other liabilities on the Consolidated Balance Sheets. The net carrying amount of unearned fees was immaterial at both December 31, 2018 and 2017.

Loan Sales and Servicing

The Company originates and purchases residential mortgage loans, a portion of which are sold to outside investors in the normal course of business through a combination of whole loan sales to GSE s, Ginnie Mae, and non-agency investors. The Company also originates and sells certain commercial mortgage loans to Fannie Mae and Freddie Mac, originates FHA insured loans, and issues and sells Ginnie Mae commercial MBS secured by FHA insured loans.

When loans are sold, representations and warranties regarding certain attributes of the loans are made to third party purchasers. Subsequent to the sale, if a material underwriting deficiency or documentation defect is discovered, the Company may be obligated to repurchase the loan or to reimburse an investor for losses incurred (make whole requests), if such deficiency or defect cannot be cured by the Company within the specified period following discovery. These representations and warranties may extend through the life of the loan. In addition to representations and warranties related to loan sales, the Company makes representations and warranties that it will service the loans in accordance with investor servicing guidelines and standards, which may include (i) collection and remittance of principal and interest, (ii) administration of escrow for taxes and insurance, (iii) advancing principal, interest, taxes, insurance, and collection expenses on delinquent accounts, and (iv) loss mitigation strategies, including loan modifications and foreclosures.

The following table summarizes the changes in the Company’s reserve for residential mortgage loan repurchases:

	Year Ended December 31
(Dollars in millions)	2018	2017	2016

Balance, beginning of period	$39	$40	$57

Repurchase (benefit)/provision	(9)	—	(17)

Charge-offs, net of recoveries	(4)	(1)	—

Balance, end of period	$26	$39	$40

A significant degree of judgment is used to estimate the mortgage repurchase liability as the estimation process is inherently uncertain and subject to imprecision. The Company believes that its reserve appropriately estimates incurred losses based on its current analysis and assumptions. While the mortgage repurchase reserve includes the estimated cost of settling claims related to required repurchases, the Company’s estimate of losses depends on its assumptions regarding GSE and other counterparty behavior, loan performance, home prices, and other factors. The liability is recorded in Other liabilities on the Consolidated Balance Sheets, and the related repurchase (benefit)/provision is recognized in Mortgage related income in the Consolidated Statements of Income. See Note 21, “Contingencies,” for additional information on current legal matters related to loan sales.

Notes to Consolidated Financial Statements, continued

The following table summarizes the carrying value of the Company’s outstanding repurchased residential mortgage loans:

(Dollars in millions)	December 31, 2018	December 31, 2017
Outstanding repurchased residential mortgage loans:

Performing LHFI	$183	$203

Nonperforming LHFI	16	16

Total carrying value of outstanding repurchased residential mortgages	$199	$219

Residential mortgage loans sold to Ginnie Mae are insured by the FHA or are guaranteed by the VA. As servicer, the Company may elect to repurchase delinquent loans in accordance with Ginnie Mae guidelines; however, the loans continue to be insured. The Company may also indemnify the FHA and VA for losses related to loans not originated in accordance with their guidelines.

Commercial Mortgage Loan Loss Share Guarantee

In connection with the acquisition of Pillar, the Company assumed a loss share obligation associated with the terms of a master loss sharing agreement with Fannie Mae for multi-family commercial mortgage loans that were sold by Pillar to Fannie Mae under Fannie Mae ’s delegated underwriting and servicing program. Upon the acquisition of Pillar, the Company entered into a lender contract amendment with Fannie Mae for multi-family commercial mortgage loans that Pillar sold to Fannie Mae prior to acquisition and that the Company sold to Fannie Mae subsequent to acquisition, whereby the Company bears a risk of loss of up to one-third of the incurred losses resulting from borrower defaults. The breach of any representation or warranty related to a loan sold to Fannie Mae could increase the Company’s level of risk-sharing associated with the loan. The outstanding UPB of loans sold subject to the loss share guarantee was $3.5 billion and $3.4 billion at December 31, 2018 and 2017, respectively. The maximum potential exposure to loss was $1.0 billion and $962 million at December 31, 2018 and 2017, respectively. Using probability of default and severity of loss estimates, the Company’s loss share liability was $5 million and $11 million at December 31, 2018 and 2017, respectively, and is recorded in Other liabilities on the Consolidated Balance Sheets.

Visa

The Company executes credit and debit transactions through Visa and Mastercard. The Company is a defendant, along with Visa and Mastercard (the “Card Associations”), as well as other banks, in one of several antitrust lawsuits challenging the practices of the Card Associations (the “Litigation”). The Company entered into judgment and loss sharing agreements with Visa and certain other banks in order to apportion financial responsibilities arising from any potential adverse judgment or negotiated settlements related to the Litigation. Additionally, in connection with Visa ’s restructuring in 2007, shares of Visa common stock were issued to its financial institution members and the Company received its proportionate number of shares of Visa Inc. common stock, which were subsequently converted to Class B shares of Visa Inc. upon completion of Visa ’s IPO in 2008. A provision of the original Visa By-Laws, which was restated in Visa ’s certificate of incorporation, contains a general indemnification provision between a Visa member and Visa that explicitly provides that each member’s indemnification obligation is limited to losses arising from its own conduct and the specifically defined Litigation. While the district court approved a class action settlement of the Litigation in 2012 that settled the claims of both a damages class and an injunctive relief class, the U.S. Court of Appeals for the Second Circuit reversed the district court’s approval of the settlement on June 30, 2016. The U.S. Supreme Court denied plaintiffs’ petition for certiorari on March 27, 2017, and the case returned to the district court for further action. Since being remanded to the district court, plaintiffs have pursued two separate class actions—one class action seeking damages that names, among others, the Company as a defendant, and one class action seeking injunctive relief that does not name the Company as a defendant, but for which the Company could bear some responsibility under the judgment and loss sharing agreement described above. An agreement to resolve the claims was reached and the settlement was preliminarily approved by the district court on January 24, 2019.

Agreements associated with Visa ’s IPO have provisions that Visa will fund a litigation escrow account, established for the purpose of funding judgments in, or settlements of, the Litigation. If the escrow account is insufficient to cover the Litigation losses, then Visa will issue additional Class A shares (“loss shares”). The proceeds from the sale of the loss shares would then be deposited in the escrow account. The issuance of the loss shares will cause a dilution of Visa ’s Class B shares as a result of an adjustment to lower the conversion factor of the Class B shares to Class A shares. Visa U.S.A.’s members are responsible for any portion of the settlement or loss on the Litigation after the escrow account is depleted and the value of the Class B shares is fully diluted.

In May 2009, the Company sold its 3.2 million Class B shares to the Visa Counterparty and entered into a derivative with the Visa Counterparty. Under the derivative, the Visa Counterparty is compensated by the Company for any decline in the conversion factor as a result of the outcome of the Litigation. Conversely, the Company is compensated by the Visa Counterparty for any increase in the conversion factor. The amount of payments made or received under the derivative is a function of the 3.2 million shares sold to the Visa Counterparty, the change in conversion rate, and Visa ’s share price. The Visa Counterparty, as a result of its ownership of the Class B shares, is impacted by dilutive adjustments to the conversion factor of the Class B shares caused by the Litigation losses. Additionally, the Company will make periodic payments based on the notional of the derivative and a fixed rate until the date on which the Litigation is settled. The fair value of the derivative is estimated based on unobservable inputs consisting of management’s estimate of the probability of certain litigation scenarios and the timing of the resolution of the Litigation due in large part to the aforementioned decision by the U.S. Court of Appeals for the Second Circuit. The fair value of the derivative liability was $7 million and $15 million at December 31, 2018 and 2017, respectively. The fair value of the derivative is estimated based on the Company’s expectations regarding the resolution of the Litigation. The ultimate impact to the Company could be significantly different based on the Litigation outcome.

Notes to Consolidated Financial Statements, continued

Public Deposits

The Company holds public deposits from various states in which it does business. Individual state laws require banks to collateralize public deposits, typically as a percentage of their public deposit balance in excess of FDIC insurance and may also require a cross-guarantee among all banks holding public deposits of the individual state. The amount of collateral required varies by state and may also vary by bank within each state, depending on the individual state’s risk assessment of each participating bank. Certain states in which the Company holds public deposits use a pooled collateral method, whereby in the event of default of a bank holding public deposits, the collateral of the defaulting bank is liquidated to the extent necessary to recover the loss of public deposits of the defaulting bank. To the extent the collateral is insufficient, the remaining public deposit balances of the defaulting bank are recovered through an assessment of the other banks holding public deposits in that state. The maximum potential amount of future payments the Company could be required to make is dependent on a variety of factors, including the amount of public funds held by banks in the states in which the Company also holds public deposits and the amount of collateral coverage associated with any defaulting bank. Individual states appear to be monitoring this risk and evaluating collateral requirements; therefore, the likelihood that the Company would have to perform under this guarantee is dependent on whether any banks holding public funds default as well as the adequacy of collateral coverage.

Other

In the normal course of business, the Company enters into indemnification agreements and provides standard representations and warranties in connection with numerous transactions. These transactions include those arising from securitization activities, underwriting agreements, merger and acquisition agreements, swap clearing agreements, loan sales, contractual commitments, payment processing, sponsorship agreements, and various other business transactions or arrangements. The extent of the Company’s obligations under these indemnification agreements depends upon the occurrence of future events; therefore, the Company’s potential future liability under these arrangements is not determinable. STIS and STRH, broker-dealer affiliates of the Company, use a common third party clearing broker to clear and execute their customers’ securities transactions and to hold customer accounts. Under their respective agreements, STIS and STRH agree to indemnify the clearing broker for losses that result from a customer’s failure to fulfill its contractual obligations. As the clearing broker’s rights to charge STIS and STRH have no maximum amount, the Company believes that the maximum potential obligation cannot be estimated. However, to mitigate exposure, the affiliate may seek recourse from the customer through cash or securities held in the defaulting customer’s account. For the years ended December 31, 2018, 2017, and 2016, STIS and STRH experienced minimal net losses as a result of the indemnity. The clearing agreements expire in May 2020 for both STIS and STRH.

Notes to Consolidated Financial Statements, continued

NOTE 19 - DERIVATIVE FINANCIAL INSTRUMENTS

The Company enters into various derivative financial instruments, both in a dealer capacity to facilitate client transactions and as an end user as a risk management tool. The Company generally manages the risk associated with these derivatives within the established MRM and credit risk management frameworks. Derivatives may be used by the Company to hedge various economic or client-related exposures. In such instances, derivative positions are typically monitored using a VAR methodology, with exposures reviewed daily. Derivatives are also used as a risk management tool to hedge the Company’s balance sheet exposure to changes in identified cash flow and fair value risks, either economically or in accordance with hedge accounting provisions. The Company’s Corporate Treasury function is responsible for employing the various hedge strategies to manage these objectives. The Company enters into IRLC s on residential and commercial mortgage loans that are accounted for as freestanding derivatives. Additionally, certain contracts containing embedded derivatives are measured, in their entirety, at fair value. All derivatives, including both freestanding as well as any embedded derivatives that the Company bifurcates from the host contracts, are measured at fair value in the Consolidated Balance Sheets in Trading assets and derivative instruments and Trading liabilities and derivative instruments. The associated gains and losses are either recognized in AOCI, net of tax, or within the Consolidated Statements of Income, depending upon the use and designation of the derivatives.

Credit and Market Risk Associated with Derivative Instruments

Derivatives expose the Company to risk that the counterparty to the derivative contract does not perform as expected. The Company manages its exposure to counterparty credit risk associated with derivatives by entering into transactions with counterparties with defined exposure limits based on their credit quality and in accordance with established policies and procedures. All counterparties are reviewed regularly as part of the Company’s credit risk management practices and appropriate action is taken to adjust the exposure limits to certain counterparties as necessary. The Company’s derivative transactions are generally governed by ISDA agreements or other legally enforceable industry standard master netting agreements. In certain cases and depending on the nature of the underlying derivative transactions, bilateral collateral agreements are also utilized. Furthermore, the Company and its subsidiaries are subject to OTC derivative clearing requirements, which require certain derivatives to be cleared through central clearing houses, such as LCH and the CME. These clearing houses require the Company to post initial and variation margin to mitigate the risk of non-payment, the latter of which is received or paid daily based on the net asset or liability position of the contracts. Effective January 3, 2017, the CME amended its rulebook to legally characterize variation margin cash payments for cleared OTC derivatives as settlement rather than as collateral. Consistent with the CME ‘s amended requirements, LCH amended its rulebook effective January 16, 2018, to legally characterize variation margin cash payments for cleared OTC derivatives as settlement rather than as collateral. As a result, in the first quarter of 2018, the Company began reducing the corresponding derivative asset and liability balances for LCH -

cleared OTC derivatives to reflect the settlement of those positions via the exchange of variation margin.

When the Company has more than one outstanding derivative transaction with a single counterparty, and there exists a legal right of offset with that counterparty, the Company considers its exposure to the counterparty to be the net fair value of its derivative positions with that counterparty. If the net fair value is positive, then the corresponding asset value also reflects cash collateral held. At December 31, 2018, the economic exposure of these net derivative asset positions was $541 million, reflecting $891 million of net derivative gains, adjusted for cash and other collateral of $350 million that the Company held in relation to these positions. At December 31, 2017, the economic exposure of net derivative asset positions was $541 million, reflecting $940 million of net derivative gains, adjusted for cash and other collateral held of $399 million.

Derivatives also expose the Company to market risk arising from the adverse effects that changes in market factors, such as interest rates, currency rates, equity prices, commodity prices, or implied volatility, may have on the value of the Company’s derivatives. The Company manages this risk by establishing and monitoring limits on the types and degree of risk that may be undertaken. The Company measures its market risk exposure using a VAR methodology for derivatives designated as trading instruments. Other tools and risk measures are also used to actively manage risk associated with derivatives including scenario analysis and stress testing.

Derivative instruments are priced using observable market inputs at a mid-market valuation point and take into consideration appropriate valuation adjustments for collateral, market liquidity, and counterparty credit risk. For purposes of determining fair value adjustments to its OTC derivative positions, the Company takes into consideration the credit profile and likelihood of default by counterparties and itself, as well as its net exposure, which considers legally enforceable master netting agreements and collateral along with remaining maturities. The expected loss of each counterparty is estimated using market-based views of counterparty default probabilities observed in the single-name CDS market, when available and of sufficient liquidity. When single-name CDS market data is not available or not of sufficient liquidity, the probability of default is estimated using a combination of the Company’s internal risk rating system and sector/rating based CDS data.

For purposes of estimating the Company’s own credit risk on derivative liability positions, the DVA, the Company uses probabilities of default from observable, sector/rating based CDS data. The net fair value of the Company’s derivative contracts was adjusted by an immaterial amount for estimates of counterparty credit risk and its own credit risk during each of the years ended December 31, 2018 and 2017. For additional information on the Company’s fair value measurements, see Note 20, “Fair Value Election and Measurement.”

Currently, the industry standard master netting agreements governing the majority of the Company’s derivative transactions with counterparties contain bilateral events of default and acceleration provisions related to the creditworthiness of the Bank and the counterparty. Should the Bank be in default under any of these provisions, the Bank’s counterparties would be

Notes to Consolidated Financial Statements, continued

permitted to close out transactions with the Bank on a net basis, at amounts that would approximate the fair values of the derivatives, resulting in a single sum due by one party to the other. The counterparties would have the right to apply any collateral posted by the Bank against any net amount owed by the Bank. Additionally, certain of the Company’s derivative liability positions, totaling $589 million and $1.1 billion in fair value at December 31, 2018 and 2017, respectively, contain provisions conditioned on downgrades of the Bank’s credit rating. These provisions, if triggered, would either give rise to an ATE that permits the counterparties to close-out net and apply collateral or, where a CSA is present, require the Bank to post additional collateral.

At December 31, 2018, the Bank held senior long-term debt credit ratings of Baal / A- / A- from Moody’s, S&P, and Fitch, respectively. At December 31, 2018, ATE s have been triggered for less than $1 million in fair value liabilities. The maximum additional liability that could be triggered from ATE s was approximately $10 million at December 31, 2018. At December 31, 2018, $580 million in fair value of derivative liabilities were subject to CSA s, against which the Bank has posted $536 million in collateral, primarily in the form of cash.

Pursuant to the terms of the CSA, the Bank would be required to post additional collateral of approximately $1 million against these contracts if the Bank were downgraded to Baa2/BBB+. Further downgrades to Baa3/BBB and Ba1/BBB- would require the Bank to post an additional $6 million and $10 million of collateral, respectively. Any downgrades below Ba2/BB+ do not contain predetermined collateral posting levels.

Notional and Fair Value of Derivative Positions

The following table presents the Company’s derivative positions at December 31, 2018 and 2017. The notional amounts in the table are presented on a gross basis at December 31, 2018 and 2017. Gross positive and gross negative fair value amounts associated with respective notional amounts are presented without consideration of any netting agreements, including collateral arrangements. Net fair value derivative amounts are adjusted on an aggregate basis, where applicable, to take into consideration the effects of legally enforceable master netting agreements, including any cash collateral received or paid, and are recognized in Trading assets and derivative instruments or Trading liabilities and derivative instruments on the Consolidated Balance Sheets.

Notes to Consolidated Financial Statements, continued

	December 31, 2018			December 31, 2017
		Fair Value			Fair Value
(Dollars in millions)	Notional Amounts	Asset Derivatives	Liability Derivatives	Notional Amounts	Asset Derivatives	Liability Derivatives
Derivative instruments designated in hedging relationships

Cash flow hedges: [1]

Interest rate contracts hedging floating rate LHFI	$10,500	$1	$2	$14,200	$2	$252

Subtotal	10,500	1	2	14,200	2	252

Fair value hedges: [2]

Interest rate contracts hedging fixed rate debt	9,550	1	1	5,920	1	58

Interest rate contracts hedging brokered time deposits	59	—	—	60	—	—

Subtotal	9,609	1	1	5,980	1	58

Derivative instruments not designated as hedging instruments [3]

Interest rate contracts hedging:

Residential MSRs [4]	28,011	54	10	42,021	119	119

LHFS, IRLCs [5]	4,891	18	38	7,590	9	6

LHFI	159	—	—	175	2	2

Trading activity [6]	127,286	771	687	126,366	1,066	946

Foreign exchange rate contracts hedging loans and trading activity	9,824	129	119	7,058	110	102

Credit contracts hedging:

LHFI	830	—	14	515	—	11

Trading activity [7]	4,058	97	95	3,454	15	12

Equity contracts hedging trading activity [6]	34,471	1,447	1,644	38,907	2,499	2,857

Other contracts:

IRLCs and other [8]	1,393	20	15	2,017	18	16

Commodity derivatives	2,020	93	91	1,422	63	61

Subtotal	212,943	2,629	2,713	229,525	3,901	4,132

Total derivative instruments	$233,052	$2,631	$2,716	$249,705	$3,904	$4,442

Total gross derivative instruments (before netting)		$2,631	$2,716		$3,904	$4,442

Less: Legally enforceable master netting agreements		(1,654)	(1,654)		(2,731)	(2,731)

Less: Cash collateral received/paid		(338)	(652)		(371)	(1,303)

Total derivative instruments (after netting)		$639	$410		$802	$408

[1]	See “Cash Flow Hedging” in this Note for further discussion.
[2]	See “Fair Value Hedging” in this Note for further discussion.
[3]	See “Economic Hedging Instruments and Trading Activities” in this Note for further discussion.
[4]

Notional amounts include $921 million and $16.6 billion related to interest rate futures at December 31, 2018 and 2017, respectively. These futures contracts settle in cash daily, one day in arrears. The derivative asset or liability associated with the one day lag is included in the fair value column of this table.

[5]

Notional amounts include $116 million and $190 million related to interest rate futures at December 31, 2018 and 2017, respectively. These futures contracts settle in cash daily, one day in arrears. The derivative asset or liability associated with the one day lag is included in the fair value column of this table.

[6]

Notional amounts include $1.2 billion and $9.8 billion related to interest rate futures at December 31, 2018 and 2017, and $136 million and $1.2 billion related to equity futures at December 31, 2018 and 2017, respectively. These futures contracts settle in cash daily, one day in arrears. The derivative asset or liability associated with the one day lag is included in the fair value column of this table. Notional amounts also include amounts related to interest rate swaps hedging fixed rate debt.

[7]

Notional amounts include $6 million and $4 million from purchased credit risk participation agreements at December 31, 2018 and December 31, 2017, and $33 million and $11 million from written credit risk participation agreements at December 31, 2018 and December 31, 2017, respectively. These notional amounts are calculated as the notional of the derivative participated adjusted by the relevant RWA conversion factor.

[8]

Notional amounts include $41 million and $49 million related to the Visa derivative liability at December 31, 2018 and December 31, 2017, respectively. See Note 18, “Guarantees” for additional information.

Notes to Consolidated Financial Statements, continued

Netting of Derivative Instruments

The Company has various financial assets and financial liabilities that are subject to enforceable master netting agreements or similar agreements. The Company’s securities borrowed or purchased under agreements to resell, and securities sold under agreements to repurchase, that are subject to enforceable master netting agreements or similar agreements, are discussed in Note 4, “Federal Funds Sold and Securities Financing Activities.” The Company enters into ISDA or other legally enforceable industry standard master netting agreements with derivative counterparties. Under the terms of the master netting agreements, all transactions between the Company and the counterparty constitute a single business relationship such that in the event of default, the nondefaulting party is entitled to set off claims and apply property held by that party in respect of any transaction against obligations owed.

The following tables present total gross derivative instrument assets and liabilities at December 31, 2018 and 2017, which are adjusted to reflect the effects of legally enforceable master netting agreements and cash collateral received or paid when calculating the net amount reported in the Consolidated Balance Sheets. Also included in the tables are financial instrument collateral related to legally enforceable master netting agreements that represents securities collateral received or pledged and customer cash collateral held at third party custodians. These amounts are not offset on the Consolidated Balance Sheets but are shown as a reduction to total derivative instrument assets and liabilities to derive net derivative assets and liabilities. These amounts are limited to the derivative asset/liability balance, and accordingly, do not include excess collateral received/pledged.

(Dollars in millions)	Gross Amount	Amount Offset	Net Amount Presented in Consolidated Balance Sheets		Held/Pledged Financial Instruments	Net Amount
December 31, 2018
Derivative instrument assets:

Derivatives subject to master netting arrangement or similar arrangement	$2,425	$1,873	$552		$12	$540

Derivatives not subject to master netting arrangement or similar arrangement	20	—	20		—	20

Exchange traded derivatives	186	119	67		—	67

Total derivative instrument assets	$2,631	$1,992	$639	[1]	$12	$627

Derivative instrument liabilities:

Derivatives subject to master netting arrangement or similar arrangement	$2,521	$2,187	$334		$14	$320

Derivatives not subject to master netting arrangement or similar arrangement	76	—	76		—	76

Exchange traded derivatives	119	119	—		—	—

Total derivative instrument liabilities	$2,716	$2,306	$410	[2]	$14	$396

December 31, 2017

Derivative instrument assets:

Derivatives subject to master netting arrangement or similar arrangement	$3,491	$2,923	$568		$28	$540

Derivatives not subject to master netting arrangement or similar arrangement	18	—	18		—	18

Exchange traded derivatives	395	179	216		—	216

Total derivative instrument assets	$3,904	$3,102	$802	[1]	$28	$774

Derivative instrument liabilities:

Derivatives subject to master netting arrangement or similar arrangement	$4,128	$3,855	$273		$27	$246

Derivatives not subject to master netting arrangement or similar arrangement	130	—	130		—	130

Exchange traded derivatives	184	179	5		—	5

Total derivative instrument liabilities	$4,442	$4,034	$408	[2]	$27	$381

[1]

At December 31, 2018, $639 million, net of $338 million offsetting cash collateral, is recognized in Trading assets and derivative instruments within the Company’s Consolidated Balance Sheets. At December 31, 2017, $802 million, net of $371 million offsetting cash collateral, is recognized in Trading assets and derivative instruments within the Company’s Consolidated Balance Sheets.

[2]

At December 31, 2018, $410 million, net of $652 million offsetting cash collateral, is recognized in Trading liabilities and derivative instruments within the Company’s Consolidated Balance Sheets. At December 31, 2017, $408 million, net of $1.3 billion offsetting cash collateral, is recognized in Trading liabilities and derivative instruments within the Company’s Consolidated Balance Sheets.

Notes to Consolidated Financial Statements, continued

Fair Value and Cash Flow Hedging Instruments

Fair Value Hedging

The Company enters into interest rate swap agreements as part of its risk management objectives for hedging exposure to changes in fair value due to changes in interest rates. These hedging arrangements convert certain fixed rate long-term debt and CD s to floating rates. Subsequent to the adoption of ASU 2017-12, changes in the fair value of the hedging instrument attributable to the hedged risk are recognized in the same income statement line as the earnings impact from the hedged item. There were no components of derivative gains or losses excluded in the Company’s assessment of hedge effectiveness related to the fair value hedges. For additional information on the Company’s adoption of ASU 2017-12 and related policy updates, see Note 1, “Significant Accounting Policies.”

Cash Flow Hedging

The Company utilizes a comprehensive risk management strategy to monitor sensitivity of earnings to movements in interest rates. Specific types of funding and principal amounts hedged are determined based on prevailing market conditions and the shape of the yield curve. In conjunction with this strategy, the Company may employ various interest rate derivatives as risk management tools to hedge interest rate risk from recognized assets and liabilities or from forecasted transactions. The terms and notional amounts of derivatives are determined based on management’s assessment of future interest rates, as well as other factors.

The Company enters into interest rate swaps designated as cash flow hedging instruments to hedge its exposure to benchmark interest rate risk associated with floating rate loans. For the years ended December 31, 2018, 2017, and 2016, the amount of pre-tax loss recognized in OCI on derivative instruments was $161 million, $54 million, and $145 million, respectively. At December 31, 2018, the maturities for hedges of floating rate loans ranged from less than one year to five years, with the weighted average being 2.5 years. At December 31, 2017, the maturities for hedges of floating rate loans ranged from less than one year to five years, with the weighted average being 3.6 years. These hedges have been highly effective in offsetting the designated risks. At December 31, 2018, $178 million of deferred net pre-tax losses on derivative instruments designated as cash flow hedges on floating rate loans recognized in AOCI are expected to be reclassified into net interest income during the next twelve months. The amount to be reclassified into income incorporates the impact from both active and terminated cash flow hedges, including the net interest income earned on the active hedges, assuming no changes in LIBOR. The Company may choose to terminate or de-designate a hedging relationship due to a change in the risk management objective for that specific hedge item, which may arise in conjunction with an overall balance sheet management strategy.

Notes to Consolidated Financial Statements, continued

Pursuant to the adoption of ASU 2017-12, the following table presents gains and losses on derivatives in fair value and cash flow hedging relationships by contract type and by income statement line item for the year ended December 31, 2018. For the years ended December 31, 2017 and 2016, the amounts presented below were not conformed to the new hedge accounting guidance. The table does not disclose the financial impact of the activities that these derivative instruments are intended to hedge.

	Net Interest Income				Noninterest Income
(Dollars in millions)	Interest and fees on LHFI		Interest on Long-term Debt	Interest on Deposits	Trading Income	Total
Year Ended December 31, 2018

Interest income/(expense), including the effects of fair value and cash flow hedges	$6,058		($375)	($711)	$161	$5,133

(Loss)/gain on fair value hedging relationships:

Interest rate contracts:

Amounts related to interest settlements on derivatives	$—		($1)	$—	$—	($1)

Recognized on derivatives	—		(24)	—	—	(24)

Recognized on hedged items	—		11 [1]	—	—	11

Net expense recognized on fair value hedges	$—		($14)	$—	$—	($14)

Loss on cash flow hedging relationships:

Interest rate contracts:

Amount of pre-tax loss reclassified from AOCI into income	($72	) [2]	$—	$—	$—	($72)

Net expense recognized on cash flow hedges	($72)		$—	$—	$—	($72)

Year Ended December 31, 2017

Interest income/(expense), including the effects of fair value and cash flow hedges	$5,385		($288)	($404)	$189	$4,882

Gain/(loss) on fair value hedging relationships:

Interest rate contracts:

Amounts related to interest settlements on derivatives	$—		$15	$—	$—	$15

Recognized on derivatives	—		—	—	(38)	(38)

Recognized on hedged items	—		—	—	40	40

Net income recognized on fair value hedges	$—		$15	$—	$2	$17

Gain on cash flow hedging relationships:

Interest rate contracts:

Amount of pre-tax gain reclassified from AOCI into income	$89	[2]	$—	$—	$—	$89

Net income recognized on cash flow hedges	$89		$—	$—	$—	$89

Year Ended December 31, 2016

Interest income/(expense), including the effects of fair value and cash flow hedges	$4,939		($260)	($259)	$211	$4,631

Gain/(loss) on fair value hedging relationships:

Interest rate contracts:

Amounts related to interest settlements on derivatives	$—		$17	$—	$—	$17

Recognized on derivatives	—		—	—	(87)	(87)

Recognized on hedged items	—		—	—	89	89

Net income recognized on fair value hedges	$—		$17	$—	$2	$19

Gain on cash flow hedging relationships:

Interest rate contracts:

Amount of pre-tax gain reclassified from AOCI into income	$244	[2]	$—	$—	$—	$244

Net income recognized on cash flow hedges	$244		$—	$—	$—	$244

[1]	Includes amortization from de-designated fair value hedging relationships.
[2]

These amounts include pre-tax gains/(losses) related to cash flow hedging relationships that have been terminated and were reclassified into earnings consistent with the pattern of net cash flows expected to be recognized.

Notes to Consolidated Financial Statements, continued

The following table presents the carrying amount of hedged liabilities on the Consolidated Balance Sheets in fair value hedging relationships and the associated cumulative basis adjustment related to the application of hedge accounting:

		Cumulative Amount of Fair Value Hedging Adjustment Included in the Carrying Amount of Hedged Liabilities
(Dollars in millions)	Carrying Amount of Hedged Liabilities	Hedged Items Currently Designated	Hedged Items No Longer Designated
December 31, 2018

Long-term debt	$8,411	($10)	($120)

Brokered time deposits	29	—	—

Economic Hedging Instruments and Trading Activities

In addition to designated hedge accounting relationships, the Company also enters into derivatives as an end user to economically hedge risks associated with certain non-derivative and derivative instruments, along with entering into derivatives in a trading capacity with its clients.

The primary risks that the Company economically hedges are interest rate risk, foreign exchange risk, and credit risk. The Company mitigates these risks by entering into offsetting derivatives either on an individual basis or collectively on a macro basis.

The Company utilizes interest rate derivatives as economic hedges related to:

•	Residential MSRs. The Company hedges these instruments with a combination of interest rate derivatives, including forward and option contracts, futures, and forward rate agreements.
•	Residential mortgage IRLC s and LHFS. The Company hedges these instruments using forward and option contracts, futures, and forward rate agreements.

The Company is exposed to volatility and changes in foreign exchange rates associated with certain commercial loans. To hedge against this foreign exchange rate risk, the Company enters into foreign exchange rate contracts that provide for the future receipt and delivery of foreign currency at previously agreed-upon terms.

The Company enters into CDS to hedge credit risk associated with certain loans held within its Wholesale segment. The Company accounts for these contracts as derivatives, and accordingly, recognizes these contracts at fair value, with changes in fair value recognized in Other noninterest income in the Consolidated Statements of Income.

Trading activity primarily includes interest rate swaps, equity derivatives, CDS, futures, options, foreign exchange rate contracts, and commodity derivatives. These derivatives are entered into in a dealer capacity to facilitate client transactions, or are utilized as a risk management tool by the Company as an end user (predominantly in certain macro-hedging strategies).

The impacts of derivative instruments used for economic hedging or trading purposes on the Consolidated Statements of Income are presented in the following table:

		Amount of (Loss)/Gain Recognized in Income on Derivatives
(Dollars in millions)	Classification of (Loss)/Gain Recognized in	During the Year Ended December 31
	Income on Derivatives	2018	2017	2016
Derivative instruments not designated as hedging instruments:

Interest rate contracts hedging:

Residential MSRs	Mortgage related income	($110)	$35	$45

LHFS, IRLCs	Mortgage related income	45	(54)	(6)

LHFI	Other noninterest income	1	—	(1)

Trading activity	Trading income	69	42	51

Foreign exchange rate contracts hedging loans and trading activity	Trading income	48	(37)	101

Credit contracts hedging:

LHFI	Other noninterest income	—	(4)	(3)

Trading activity	Trading income	22	26	19

Equity contracts hedging trading activity	Trading income	(12)	—	4

Other contracts:

IRLCs and other	Mortgage related income,

	Commercial real estate related income	63	185	210

Commodity derivatives	Trading income	1	1	3

Total		$127	$194	$423

Notes to Consolidated Financial Statements, continued

Credit Derivative Instruments

As part of the Company’s trading businesses, the Company enters into contracts that are, in form or substance, written guarantees; specifically, CDS, risk participations, and TRS. The Company accounts for these contracts as derivatives, and accordingly, records these contracts at fair value, with changes in fair value recognized in Trading income in the Consolidated Statements of Income.

At December 31, 2018, there were no purchased CDS contracts designated as trading instruments. At December 31, 2017, the gross notional amount of purchased CDS contracts designated as trading instruments was $5 million. The fair value of purchased CDS was immaterial at December 31, 2017.

The Company has also entered into TRS contracts on loans. The Company’s TRS business consists of matched trades, such that when the Company pays depreciation on one TRS, it receives the same amount on the matched TRS. To mitigate its credit risk, the Company typically receives initial cash collateral from the counterparty upon entering into the TRS and is entitled to additional collateral if the fair value of the underlying reference assets deteriorates. There were $2.0 billion and $1.7 billion of outstanding TRS notional balances at December 31, 2018 and 2017, respectively. The fair values of these TRS assets and liabilities at December 31, 2018 were $97 million and $94 million, respectively, and related cash collateral held at December 31, 2018 was $601 million. The fair values of the TRS assets and liabilities at December 31, 2017 were $15 million and $13 million, respectively, and related cash collateral held at December 31, 2017 was $368 million. For additional information on the Company’s TRS contracts, see Note 12,

“Certain Transfers of Financial Assets and Variable Interest Entities,” as well as Note 20, “Fair Value Election and Measurement.”

The Company writes risk participations, which are credit derivatives, whereby the Company has guaranteed payment to a dealer counterparty in the event the counterparty experiences a loss on a derivative, such as an interest rate swap, due to a failure to pay by the counterparty’s customer (the “obligor”) on that derivative. The Company manages its payment risk on its risk participations by monitoring the creditworthiness of the obligors, which are all corporations or partnerships, through the normal credit review process that the Company would have performed had it entered into a derivative directly with the obligors. To date, no material losses have been incurred related to the Company’s written risk participations. At December 31, 2018, the remaining terms on these risk participations generally ranged from less than one year to 10 years, with a weighted average term on the maximum estimated exposure of 5.9 years. At December 31, 2017, the remaining terms on these risk participations generally ranged from less than one year to nine years, with a weighted average term on the maximum estimated exposure of 5.5 years. The Company’s maximum estimated exposure to written risk participations, as measured by projecting a maximum value of the guaranteed derivative instruments based on interest rate curve simulations and assuming 100% default by all obligors on the maximum values, was approximately $217 million and $55 million at December 31, 2018 and 2017, respectively. The fair values of the written risk participations were immaterial at both December 31, 2018 and 2017.

Notes to Consolidated Financial Statements, continued

NOTE 20 - FAIR VALUE ELECTION AND MEASUREMENT

The Company measures certain assets and liabilities at fair value, which are classified as level 1, 2, or 3 within the fair value hierarchy, as shown below, on the basis of whether the measurement employs observable or unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s own assumptions, taking into account information about market participant assumptions that is readily available.

•	Level 1: Quoted prices for identical instruments in active markets

•

Level 2: Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets

•	Level 3: Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable

Fair value is defined as the price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date. The Company’s recurring fair value measurements are based on either a requirement to measure such assets and liabilities at fair value or on the Company’s election to measure certain financial assets and liabilities at fair value. Assets and liabilities that are required to be measured at fair value on a recurring basis include trading securities, derivative instruments, securities AFS, and certain other equity securities. Assets and liabilities that the Company has elected to measure at fair value on a recurring basis include trading loans, certain LHFS and LHFI, residential MSRs, brokered time deposits, and certain structured notes and fixed rate issuances included in long-term debt.

The Company elects to measure certain assets and liabilities at fair value to better align its financial performance with the economic value of actively traded or hedged assets or liabilities. The use of fair value also enables the Company to mitigate non-economic earnings volatility caused from financial assets and liabilities being measured using different bases of accounting, as well as to more accurately portray the active and dynamic management of the Company’s balance sheet.

The Company uses various valuation techniques and assumptions in estimating fair value. The assumptions used to estimate the value of an instrument have varying degrees of impact to the overall fair value of an asset or liability. This process involves gathering multiple sources of information, including broker quotes, values provided by pricing services, trading activity in other identical or similar securities, market indices, and pricing matrices. When observable market prices for the asset or liability are not available, the Company employs various modeling techniques, such as discounted cash flow analyses, to estimate fair value. Models used to produce material financial reporting information are validated prior to use and following any material change in methodology. Their performance is monitored at least quarterly, and any material deterioration in model performance is escalated.

The Company has formal processes and controls in place to support the appropriateness of its fair value estimates. For fair values obtained from a third party, or those that include certain trader estimates of fair value, there is an independent price validation function that provides oversight for these estimates. For level 2 instruments and certain level 3 instruments, the validation generally involves evaluating pricing received from two or more third party pricing sources that are widely used by market participants. The Company evaluates this pricing information from both a qualitative and quantitative perspective and determines whether any pricing differences exceed acceptable thresholds. If thresholds are exceeded, the Company assesses differences in valuation approaches used, which may include contacting a pricing service to gain further insight into the valuation of a particular security or class of securities to resolve the pricing variance, which could include an adjustment to the price used for financial reporting purposes.

The Company classifies instruments within level 2 in the fair value hierarchy when it determines that external pricing sources estimated fair value using prices for similar instruments trading in active markets. A wide range of quoted values from pricing sources may imply a reduced level of market activity and indicate that significant adjustments to price indications have been made. In such cases, the Company evaluates whether the asset or liability should be classified as level 3.

Determining whether to classify an instrument as level 3 involves judgment and is based on a variety of subjective factors, including whether a market is inactive. A market is considered inactive if significant decreases in the volume and level of activity for the asset or liability have been observed.

Notes to Consolidated Financial Statements, continued

Recurring Fair Value Measurements

The following tables present certain information regarding assets and liabilities measured at fair value on a recurring basis and the changes in fair value for those specific financial instruments for which fair value has been elected.

	December 31, 2018
	Fair Value Measurements
(Dollars in millions)	Level 1	Level 2	Level 3	Netting Adjustments [1]	Assets/Liabilities at Fair Value

Assets

Trading assets and derivative instruments:

U.S. Treasury securities	$262	$—	$—	$—	$262

Federal agency securities	—	188	—	—	188

U.S. states and political subdivisions	—	54	—	—	54

MBS - agency	—	860	—	—	860

Corporate and other debt securities	—	700	—	—	700

CP	—	190	—	—	190

Equity securities	73	—	—	—	73

Derivative instruments	186	2,425	20	(1,992)	639

Trading loans	—	2,540	—	—	2,540

Total trading assets and derivative instruments	521	6,957	20	(1,992)	5,506

Securities AFS:

U.S. Treasury securities	4,211	—	—	—	4,211

Federal agency securities	—	221	—	—	221

U.S. states and political subdivisions	—	589	—	—	589

MBS - agency residential	—	22,864	—	—	22,864

MBS - agency commercial	—	2,627	—	—	2,627

MBS - non-agency commercial	—	916	—	—	916

Corporate and other debt securities	—	14	—	—	14

Total securities AFS [2]	4,211	27,231	—	—	31,442

LHFS	—	1,178	—	—	1,178

LHFI	—	—	163	—	163

Residential MSRs	—	—	1,983	—	1,983

Other assets [2]	95	—	—	—	95

Liabilities

Trading liabilities and derivative instruments:

U.S. Treasury securities	801	—	—	—	801

MBS - agency	—	3	—	—	3

Corporate and other debt securities	—	385	—	—	385

Equity securities	5	—	—	—	5

Derivative instruments	119	2,590	7	(2,306)	410

Total trading liabilities and derivative instruments	925	2,978	7	(2,306)	1,604

Brokered time deposits	—	403	—	—	403

Long-term debt	—	289	—	—	289

[1]

Amounts represent offsetting cash collateral received from, and paid to, the same derivative counterparties, and the impact of netting derivative assets and derivative liabilities when a legally enforceable master netting agreement or similar agreement exists. See Note 19, “Derivative Financial Instruments,” for additional information.

[2]

Beginning January 1, 2018, the Company reclassified equity securities previously presented in Securities AFS to Other assets on the Consolidated Balance Sheets. Prior periods have been revised to conform to the current presentation for comparability. See Note 11, “Other Assets,” for additional information.

Notes to Consolidated Financial Statements, continued

	December 31, 2017
	Fair Value Measurements
(Dollars in millions)	Level 1	Level 2	Level 3	Netting Adjustments [1]	Assets/Liabilities at Fair Value

Assets

Trading assets and derivative instruments:

U.S. Treasury securities	$157	$—	$—	$—	$157

Federal agency securities	—	395	—	—	395

U.S. states and political subdivisions	—	61	—	—	61

MBS - agency	—	700	—	—	700

Corporate and other debt securities	—	655	—	—	655

CP	—	118	—	—	118

Equity securities	56	—	—	—	56

Derivative instruments	395	3,493	16	(3,102)	802

Trading loans	—	2,149	—	—	2,149

Total trading assets and derivative instruments	608	7,571	16	(3,102)	5,093

Securities AFS:

U.S. Treasury securities	4,331	—	—	—	4,331

Federal agency securities	—	259	—	—	259

U.S. states and political subdivisions	—	617	—	—	617

MBS - agency residential	—	22,704	—	—	22,704

MBS - agency commercial	—	2,086	—	—	2,086

MBS - non-agency residential	—	—	59	—	59

MBS - non-agency commercial	—	866	—	—	866

ABS	—	—	8	—	8

Corporate and other debt securities	—	12	5	—	17

Total securities AFS [2]	4,331	26,544	72	—	30,947

LHFS	—	1,577	—	—	1,577

LHFI	—	—	196	—	196

Residential MSRs	—	—	1,710	—	1,710

Other assets [2]	56	—	—	—	56

Liabilities

Trading liabilities and derivative instruments:

U.S. Treasury securities	577	—	—	—	577

Corporate and other debt securities	—	289	—	—	289

Equity securities	9	—	—	—	9

Derivative instruments	183	4,243	16	(4,034)	408

Total trading liabilities and derivative instruments	769	4,532	16	(4,034)	1,283

Brokered time deposits	—	236	—	—	236

Long-term debt	—	530	—	—	530

[1]

Amounts represent offsetting cash collateral received from, and paid to, the same derivative counterparties, and the impact of netting derivative assets and derivative liabilities when a legally enforceable master netting agreement or similar agreement exists. See Note 19, “Derivative Financial Instruments,” for additional information.

[2]

Beginning January 1, 2018, the Company reclassified equity securities previously presented in Securities AFS to Other assets on the Consolidated Balance Sheets. Prior periods have been revised to conform to the current presentation for comparability. See Note 11, “Other Assets,” for additional information.

Notes to Consolidated Financial Statements, continued

The following tables present the difference between fair value and the aggregate UPB for which the FVO has been elected for certain trading loans, LHFS, LHFI, brokered time deposits, and long-term debt instruments.

(Dollars in millions)	Fair Value at December 31, 2018	Aggregate UPB at December 31, 2018	Fair Value Over/(Under) Unpaid Principal

Assets:

Trading loans	$2,540	$2,526	$14

LHFS:

Accruing	1,178	1,128	50

LHFI:

Accruing	158	163	(5)

Nonaccrual	5	6	(1)

Liabilities:

Brokered time deposits	403	403	—

Long-term debt	289	286	3

(Dollars in millions)	Fair Value at December 31, 2017	Aggregate UPB at December 31, 2017	Fair Value Over/(Under) Unpaid Principal

Assets:

Trading loans	$2,149	$2,111	$38

LHFS:

Accruing	1,576	1,533	43

Past due 90 days or more	1	1	—

LHFI:

Accruing	192	198	(6)

Nonaccrual	4	6	(2)

Liabilities:

Brokered time deposits	236	233	3

Long-term debt	530	517	13

Notes to Consolidated Financial Statements, continued

The following tables present the changes in fair value of financial instruments for which the FVO has been elected. The tables do not reflect the change in fair value attributable to related economic hedges that the Company uses to mitigate market-related risks associated with the financial instruments. Generally, changes in the fair value of economic hedges are recognized in

Trading income, Mortgage related income, Commercial real estate related income, or Other noninterest income as appropriate, and are designed to partially offset the change in fair value of the financial instruments referenced in the tables below. The Company’s economic hedging activities are deployed at both the instrument and portfolio level.

	Fair Value Gain/(Loss) for the Year Ended December 31, 2018 for Items Measured at Fair Value Pursuant to Election of the FVO
(Dollars in millions)	Trading Income	Mortgage Related Income [1]	Other Noninterest Income	Total Changes in Fair Values Included in Earnings [2]

Assets:

Trading loans	$14	$—	$—	$14

LHFS	—	7	—	7

LHFI	—	—	1	1

Residential MSRs	—	(141)	—	(141)

Liabilities:

Brokered time deposits	13	—	—	13

Long-term debt	10	—	—	10

[1]

Income related to LHFS does not include income from IRLC s. For the year ended December 31, 2018, income related to residential MSRs includes income recognized upon the sale of loans reported at LOCOM.

[2]

Changes in fair value for the year ended December 31, 2018 exclude accrued interest for the period then ended. Interest income or interest expense on trading loans, LHFS, LHFI, brokered time deposits, and long-term debt that have been elected to be measured at fair value are recognized in Interest income or Interest expense in the Consolidated Statements of Income.

	Fair Value Gain/(Loss) for the Year Ended December 31, 2017 for Items Measured at Fair Value Pursuant to Election of the FVO
(Dollars in millions)	Trading Income	Mortgage Related Income [1]	Other Noninterest Income	Total Changes in Fair Values Included in Earnings [2]

Assets:

Trading loans	$21	$—	$—	$21

LHFS	—	61	—	61

Residential MSRs	—	(243)	—	(243)

Liabilities:

Long-term debt	21	—	—	21

[1]

Income related to LHFS does not include income from IRLC s. For the year ended December 31, 2017, income related to residential MSRs includes income recognized upon the sale of loans reported at LOCOM.

[2]

Changes in fair value for the year ended December 31, 2017 exclude accrued interest for the period then ended. Interest income or interest expense on trading loans, LHFS, and long-term debt that have been elected to be measured at fair value are recognized in Interest income or Interest expense in the Consolidated Statements of Income.

Notes to Consolidated Financial Statements, continued

	Fair Value Gain/(Loss) for the Year Ended December 31, 2016 for Items Measured at Fair Value Pursuant to Election of the FVO
(Dollars in millions)	Trading Income	Mortgage Related Income [1]	Other Noninterest Income	Total Changes in Fair Values Included in Earnings [2]

Assets:

Trading loans	$15	$—	$—	$15

LHFS	—	75	—	75

Residential MSRs	—	(242)	—	(242)

Liabilities:

Brokered time deposits	4	—	—	4

Long-term debt	27	—	—	27

[1]

Income related to LHFS does not include income from IRLC s. For the year ended December 31, 2016, income related to residential MSRs includes income recognized upon the sale of loans reported at LOCOM.

[2]

Changes in fair value for the year ended December 31, 2016 exclude accrued interest for the period then ended. Interest income or interest expense on trading loans, LHFS, brokered time deposits, and long-term debt that have been elected to be measured at fair value are recognized in Interest income or Interest expense in the Consolidated Statements of Income.

The following is a discussion of the valuation techniques and inputs used in estimating fair value for assets and liabilities measured at fair value on a recurring basis.

Trading Assets and Derivative Instruments and Investment Securities

Securities accounted for at fair value include both the trading and AFS portfolios. Unless otherwise indicated, trading assets are priced by the trading desk and investment securities are valued by an independent third party pricing service. The third party pricing service gathers relevant market data and observable inputs, such as, but not limited to, benchmark yields, reported trades, broker/dealer quotes, and issuer spreads. The Company reviews pricing methodologies provided by the pricing service, which may include detailed reviews of the assumptions and inputs for individual securities. The Company’s primary validation of values is through the Company’s price validation function.

Securities are classified within the fair value hierarchy after giving consideration to the activity level in the market for the security type and the observability of the inputs used to determine the fair value. For securities where a quoted market price may not be readily available, fair value is based upon quoted market prices for similar securities or using a fair value methodology that incorporates market observable assumptions.

U.S. Treasury Securities

The Company estimates the fair value of its U.S. Treasury securities based on quoted prices observed in active markets; as such, these investments are classified as level 1.

Federal Agency Securities

The Company includes in this classification securities issued by federal agencies and GSE s. Agency securities consist of debt obligations issued by HUD, FHLB, and other agencies, as well as securities collateralized by loans that are guaranteed by the SBA, and thus, are backed by the full faith and credit of the U.S. government. The Company estimates the fair value of federal agency securities based on pricing from observable trading activity for similar securities or from a third party pricing service; accordingly, these instruments are classified as level 2.

U.S. States and Political Subdivisions

The Company’s investments in U.S. states and political subdivisions (collectively “municipals”) include obligations of county and municipal authorities and agency bonds, which are general obligations of the municipality or are supported by a specified revenue source. Holdings are geographically dispersed, with no significant concentrations in any one state or municipality. Additionally, all AFS municipal obligations classified as level 2 are highly rated or are otherwise collateralized by securities backed by the full faith and credit of the federal government.

MBS – Agency

Agency MBS includes pass-through securities and collateralized mortgage obligations issued by GSE s and U.S. government agencies, such as Fannie Mae, Freddie Mac, and Ginnie Mae. Each security contains a guarantee by the issuing GSE or agency. For agency MBS, the Company estimates fair value based on pricing from observable trading activity for similar securities or from a third party pricing service; accordingly, the Company classified these instruments as level 2.

MBS – Non-Agency

Non-agency residential MBS includes purchased interests in third party securitizations, as well as retained interests in Company-sponsored securitizations of 2006 and 2007 vintage residential mortgages (including both prime jumbo fixed rate collateral and floating rate collateral). At the time of purchase or origination, these securities had high investment grade ratings; however, they have experienced deterioration in credit quality leading to downgrades to non-investment grade levels. The Company obtains pricing for these securities from an independent pricing service. The Company evaluates third party pricing to determine the reasonableness of the information relative to changes in market data, such as any recent trades, information received from market participants and analysts, and/or changes in the underlying collateral performance. At

Notes to Consolidated Financial Statements, continued

December 31, 2017, the Company classified non-agency residential MBS as level 3.

Non-agency commercial MBS consists of purchased interests in third party securitizations. These interests have high investment grade ratings, and the Company obtains pricing for these securities from an independent pricing service. The Company has classified these non-agency commercial MBS as level 2, as the third party pricing service relies on observable data for similar securities in active markets.

Asset-Backed Securities

ABS classified as securities AFS includes purchased interests in third party securitizations collateralized by home equity loans. At December 31, 2017, the Company classified ABS as level 3.

Corporate and Other Debt Securities

Corporate debt securities are comprised predominantly of senior and subordinate debt obligations of domestic corporations and are classified as level 2. Other debt securities classified as AFS include bonds that are redeemable with the issuer at par. At December 31, 2018 and 2017, the Company classified other debt securities AFS as level 2 and level 3, respectively.

Commercial Paper

The Company acquires CP that is generally short-term in nature (maturity of less than 30 days) and highly rated. The Company estimates the fair value of this CP based on observable pricing from executed trades of similar instruments; as such, CP is classified as level 2.

Equity Securities

The Company estimates the fair value of its equity securities classified as trading assets based on quoted prices observed in active markets; accordingly, these investments are classified as level 1.

Derivative Instruments

The Company holds derivative instruments for both trading and risk management purposes. Level 1 derivative instruments generally include exchange-traded futures or option contracts for which pricing is readily available. The Company’s level 2 instruments are predominantly OTC swaps, options, and forwards, measured using observable market assumptions for interest rates, foreign exchange, equity, and credit. Because fair values for OTC contracts are not readily available, the Company estimates fair values using internal, but standard, valuation models. The selection of valuation models is driven by the type of contract: for option-based products, the Company uses an appropriate option pricing model such as Black-Scholes. For forward-based products, the Company’s valuation methodology is generally a discounted cash flow approach.

The Company’s derivative instruments classified as level 2 are primarily transacted in the institutional dealer market and priced with observable market assumptions at a mid-market valuation point, with appropriate valuation adjustments for liquidity and credit risk. See Note 19, “Derivative Financial Instruments,” for additional information on the Company’s derivative instruments.

The Company’s derivative instruments classified as level 3 include IRLC s that satisfy the criteria to be treated as derivative financial instruments. The fair value of IRLC s on LHFS, while based on interest rates observable in the market, is highly dependent on the ultimate closing of the loans. These “pull-through” rates are based on the Company’s historical data and reflect the Company’s best estimate of the likelihood that a commitment will result in a closed loan. As pull-through rates increase, the fair value of IRLC s also increases. Servicing value is included in the fair value of IRLC s, and the fair value of servicing is determined by projecting cash flows, which are then discounted to estimate an expected fair value. The fair value of servicing is impacted by a variety of factors, including prepayment assumptions, discount rates, delinquency rates, contractually-specified servicing fees, servicing costs, and underlying portfolio characteristics. Because these inputs are not transparent in market trades, IRLC s are considered to be level 3 assets. During the years ended December 31, 2018 and 2017, the Company transferred $63 million and $191 million, respectively, of net IRLC assets out of level 3 as the associated loans were closed.

Trading Loans

The Company engages in certain businesses whereby electing to measure loans at fair value for financial reporting aligns with the underlying business purpose. Specifically, loans included within this classification include trading loans that are (i) made or acquired in connection with the Company’s TRS business, (ii) part of the loan sales and trading business within the Company’s Wholesale segment, or (iii) backed by the SBA. See Note 12, “Certain Transfers of Financial Assets and Variable Interest Entities,” and Note 19, “Derivative Financial Instruments,” for further discussion of this business. All of these loans are classified as level 2 due to the nature of market data that the Company uses to estimate fair value.

The loans made in connection with the Company’s TRS business are short-term, senior demand loans supported by a pledge agreement granting first priority security interest to the Bank in all the assets held by the borrower, a VIE with assets comprised primarily of corporate loans. While these TRS - related loans do not trade in the market, the Company believes that the par amount of the loans approximates fair value and no unobservable assumptions are used by the Company to value these loans. At December 31, 2018 and 2017, the Company had $2.0 billion and $1.7 billion, respectively, of these short-term loans outstanding, measured at fair value.

The loans from the Company’s sales and trading business are commercial and corporate leveraged loans that are either traded in the market or for which similar loans trade. The Company elected to measure these loans at fair value since they are actively traded. For each of the years ended December 31, 2018, 2017, and 2016, the Company recognized an immaterial amount of gains/(losses) in the Consolidated Statements of Income due to changes in fair value attributable to instrument-specific credit risk. The Company is able to obtain fair value estimates for substantially all of these loans through a third party valuation service that is broadly used by market participants. While most of the loans are traded in the market, the Company does not believe that trading activity qualifies the loans as level 1 instruments, as the volume and level of trading activity is subject to variability and the loans are not exchange-traded. At December 31, 2018 and 2017, $137 million and $48 million,

Notes to Consolidated Financial Statements, continued

respectively, of loans related to the Company’s trading business were held in inventory.

SBA loans are similar to SBA securities discussed herein under “Federal agency securities,” except for their legal form. In both cases, the Company trades instruments that are fully guaranteed by the U.S. government as to contractual principal and interest and there is sufficient observable trading activity upon which to base the estimate of fair value. As these SBA loans are fully guaranteed, the changes in fair value are attributable to factors other than instrument-specific credit risk. At December 31, 2018 and 2017, the Company held $366 million and $368 million of SBA loans in inventory, respectively.

Loans Held for Sale and Loans Held for Investment

Residential Mortgage LHFS

The Company values certain newly-originated residential mortgage LHFS at fair value based upon defined product criteria. The Company chooses to fair value these residential mortgage LHFS to eliminate the complexities and inherent difficulties of achieving hedge accounting and to better align reported results with the underlying economic changes in value of the loans and related hedge instruments. Any origination fees are recognized within Mortgage related income in the Consolidated Statements of Income when earned at the time of closing. The servicing value is included in the fair value of the loan and is initially recognized at the time the Company enters into IRLC s with borrowers. The Company employs derivative instruments to economically hedge changes in interest rates and the related impact on servicing value in the fair value of the loan. The mark-to-market adjustments related to LHFS and the associated economic hedges are captured in Mortgage related income.

LHFS classified as level 2 are primarily agency loans which trade in active secondary markets and are priced using current market pricing for similar securities, adjusted for servicing, interest rate risk, and credit risk. Non-agency residential mortgage LHFS are also included in level 2.

For residential mortgages that the Company has elected to measure at fair value, the Company recognized an immaterial amount of gains/(losses) in the Consolidated Statements of Income due to changes in fair value attributable to borrower-specific credit risk for each of the years ended December 31, 2018, 2017, and 2016. In addition to borrower-specific credit risk, there are other more significant variables that drive changes in the fair values of the loans, including interest rates and general market conditions.

Commercial Mortgage LHFS

The Company values certain commercial mortgage LHFS at fair value based upon observable current market prices for similar loans. These loans are generally transferred to agencies within 90 days of origination. The Company had commitments from agencies to purchase these loans at December 31, 2018 and 2017 ; therefore, they are classified as level 2. Origination fees are recognized within Commercial real estate related income in the Consolidated Statements of Income when earned at the time of closing. To mitigate the effect of interest rate risk inherent in entering into IRLCs with borrowers, the Company enters into forward contracts with investors at the same time that it enters into IRLCs with borrowers. The mark-to-market adjustments related to commercial mortgage LHFS, IRLCs, and forward contracts are recognized in Commercial real estate related income. For commercial mortgages that the Company has elected to measure at fair value, the Company recognized no gains/(losses) in the Consolidated Statements of Income due to changes in fair value attributable to borrower-specific credit risk for each of the years ended December 31, 2018, 2017, and 2016.

LHFI

LHFI classified as level 3 includes predominantly mortgage loans that are not marketable, largely due to the identification of loan defects. The Company chooses to measure these mortgage LHFI at fair value to better align reported results with the underlying economic changes in value of the loans and any related hedging instruments. The Company values these loans using a discounted cash flow approach based on assumptions that are generally not observable in current markets, such as prepayment speeds, default rates, loss severity rates, and discount rates. Level 3 LHFI also includes mortgage loans that are valued using collateral based pricing. Changes in the applicable housing price index since the time of the loan origination are considered and applied to the loan’s collateral value. An additional discount representing the return that a buyer would require is also considered in the overall fair value.

Residential Mortgage Servicing Rights

The Company records residential MSR assets at fair value using a discounted cash flow approach. The fair values of residential MSRs are impacted by a variety of factors, including prepayment assumptions, discount rates, delinquency rates, contractually-specified servicing fees, servicing costs, and underlying portfolio characteristics. The underlying assumptions and estimated values are corroborated by values received from independent third parties based on their review of the servicing portfolio, and comparisons to market transactions. Because these inputs are not transparent in market trades, residential MSRs are classified as level 3 assets. For additional information see Note 10, “Goodwill and Other Intangible Assets.”

Other Assets

The Company estimates the fair value of its mutual fund investments and other equity securities with readily determinable fair values based on quoted prices observed in active markets; therefore, these investments are classified as level 1. During the second quarter of 2018, the Company reclassified $22 million of nonmarketable equity securities to marketable equity securities due to newly available, readily determinable fair value information observed in active markets.

Liabilities

Trading Liabilities and Derivative Instruments

Trading liabilities are comprised primarily of derivative contracts, including IRLC s that satisfy the criteria to be treated as derivative financial instruments, as well as various contracts (primarily U.S. Treasury securities, corporate and other debt securities) that the Company uses in certain of its trading businesses. The Company’s valuation methodologies for these derivative contracts and securities are consistent with those discussed within the corresponding sections herein under

Notes to Consolidated Financial Statements, continued

“Trading Assets and Derivative Instruments and Investment Securities.”

During the second quarter of 2009, in connection with its sale of Visa Class B shares, the Company entered into a derivative contract whereby the ultimate cash payments received or paid, if any, under the contract are based on the ultimate resolution of the Litigation involving Visa. The fair value of the derivative is estimated based on the Company’s expectations regarding the ultimate resolution of that Litigation. The significant unobservable inputs used in the fair value measurement of the derivative involve a high degree of judgment and subjectivity; accordingly, the derivative liability is classified as level 3. See Note 18, “Guarantees,” for a discussion of the valuation assumptions.

Brokered Time Deposits

The Company has elected to measure certain CDs that contain embedded derivatives at fair value. This fair value election better aligns the economics of the CDs with the Company’s risk management strategies. The Company evaluated, on an instrument by instrument basis, whether a new issuance would be measured at fair value.

The Company has classified CDs measured at fair value as level 2 instruments due to the Company’s ability to reasonably measure all significant inputs based on observable market variables. The Company employs a discounted cash flow approach based on observable market interest rates for the term of the CD and an estimate of the Bank’s credit risk. For any embedded derivative features, the Company uses the same valuation methodologies as if the derivative were a standalone derivative, as discussed in the “Derivative Instruments” section above.

Long-Term Debt

The Company has elected to measure at fair value certain fixed rate issuances of public debt that are valued by obtaining price indications from a third party pricing service and utilizing broker quotes to corroborate the reasonableness of those marks. Additionally, information from market data of recent observable trades and indications from buy side investors, if available, are taken into consideration as additional support for the value. Due to the availability of this information, the Company classifies these debt issuances as level 2. The Company utilizes derivative instruments to convert interest rates on its fixed rate debt to floating rates. The Company elected to measure certain fixed rate debt issuances at fair value to align the accounting for the debt with the accounting for offsetting derivative positions, without having to apply complex hedge accounting.

The Company has elected to measure certain debt issuances that contain embedded derivatives at fair value. This fair value election better aligns the economics of the debt with the Company’s risk management strategies. The Company evaluated, on an instrument by instrument basis, whether a new issuance would be measured at fair value. The Company has classified these instruments measured at fair value as level 2 instruments due to the Company’s ability to reasonably measure all significant inputs based on observable market variables. The Company employs a discounted cash flow approach based on observable market interest rates for the term of the debt and an estimate of the Parent Company’s credit risk. For any embedded derivative features, the Company uses the same valuation methodologies that would be used if the derivative were a standalone derivative, as discussed in the “ Derivative Instruments ” section above.

Notes to Consolidated Financial Statements, continued

The valuation technique and range, including weighted average, of the unobservable inputs associated with the Company’s level 3 assets and liabilities are as follows:

	Level 3 Significant Unobservable Input Assumptions
(Dollars in millions)	Fair value December 31, 2018	Valuation Technique	Unobservable Input	Range (Weighted Average) [1]
Assets

Trading assets and derivative instruments:

Derivative instruments, net [2]	$13	Internal model	Pull through rate MSR value	41-100% (81%) 11-165 bps (108 bps)
LHFI	158 5	Monte Carlo/Discounted cash flow Collateral based pricing	Option adjusted spread Conditional prepayment rate Conditional default rate Appraised value	0-250 bps (164 bps) 7-22 CPR (12 CPR) 0-1 CDR (0.6 CDR) NM [3]
Residential MSRs	1,983	Monte Carlo/Discounted cash flow	Conditional prepayment rate Option adjusted spread	6-30 CPR (13 CPR) 0-116% (2%)

[1]	Unobservable inputs were weighted by the relative fair value of the financial instruments.
[2]

Amount represents the net of IRLC assets and liabilities and includes the derivative liability associated with the Company’s sale of Visa shares. Refer to the “Trading Liabilities and Derivative Instruments” section in this Note for a discussion of valuation assumptions related to the Visa derivative liability.

[3]	Not meaningful.

	Level 3 Significant Unobservable Input Assumptions
(Dollars in millions)	Fair value December 31, 2017	Valuation Technique	Unobservable Input [1]	Range (Weighted Average) [2]

Assets

Trading assets and derivative instruments:

Derivative instruments, net [3]	$—	Internal model	Pull through rate MSR value	41-100% (81%) 41-190 bps (113 bps)

Securities AFS:

MBS - non-agency residential	59	Third party pricing	N/A

ABS	8	Third party pricing	N/A

Corporate and other debt securities	5	Cost	N/A

LHFI	192 4	Monte Carlo/Discounted cash flow Collateral based pricing	Option adjusted spread Conditional prepayment rate Conditional default rate Appraised value	62-784 bps (215 bps) 2-34 CPR (11 CPR) 0-5 CDR (0.7 CDR) NM [4]

Residential MSRs	1,710	Monte Carlo/Discounted cash flow	Conditional prepayment rate Option adjusted spread	6-30 CPR (13 CPR) 1-125% (4%)

[1]

For certain assets and liabilities where the Company utilizes third party pricing, the unobservable inputs and their ranges are not reasonably available, and therefore, have been noted as not applicable (“N/A”).

[2]	Unobservable inputs were weighted by the relative fair value of the financial instruments.
[3]

Amount represents the net of IRLC assets and liabilities and includes the derivative liability associated with the Company’s sale of Visa shares. Refer to the “Trading Liabilities and Derivative Instruments” section in this Note for a discussion of valuation assumptions related to the Visa derivative liability.

[4]	Not meaningful.

Notes to Consolidated Financial Statements, continued

The following tables present a reconciliation of the beginning and ending balances for assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (other than residential MSRs which are disclosed in Note 10, “Goodwill and Other Intangible Assets”). Transfers into and out of the fair value hierarchy levels are assumed to occur at the end of the period in which the transfer occurred. None of the transfers into or out of level 3 have been the result of using alternative valuation approaches to estimate fair values.

	Fair Value Measurements Using Significant Unobservable Inputs
(Dollars in millions)	Beginning Balance January 1, 2018	Included in Earnings		OCI		Purchases	Sales	Settlements	Transfers to/from Other Balance Sheet Line Items	Transfers into Level 3	Transfers out of Level 3	Fair Value December 31, 2018
Assets

Trading assets:

Derivative instruments, net	$—	$65	[1]	$—		$—	$—	$11	($63)	$—	$—	$13

Securities AFS:

MBS - non-agency residential	59	—		—		—	—	(2)	—	—	(57)	—

ABS	8	—		—		—	—	(1)	—	—	(7)	—

Corporate and other debt securities	5	—		—		—	—	—	—	—	(5)	—

Total securities AFS	72	—		—		—	—	(3)	—	—	(69)	—

LHFI	196	1	[2]	—		—	—	(36)	—	2	—	163

[1]  Includes issuances, fair value changes, and expirations. Amount related to residential IRLC s is recognized in Mortgage related income, amount related to commercial IRLC s is recognized in Commercial real estate related income, and amount related to Visa derivative liability is recognized in Other noninterest expense. Included $18 million in earnings during the year ended December 31, 2018, related to changes in unrealized gains on net derivative instruments still held at December 31, 2018.

[2]  Amounts are generally included in Mortgage related income; however, the mark on certain fair value loans is included in Other noninterest income. Included less than $1 million in earnings during the year ended December 31, 2018, related to changes in unrealized losses on LHFI still held at December 31, 2018.

	Fair Value Measurements Using Significant Unobservable Inputs
(Dollars in millions)	Beginning Balance January 1, 2017	Included in Earnings		OCI		Purchases	Sales	Settlements	Transfers to/from Other Balance Sheet Line Items	Transfers into Level 3	Transfers out of Level 3	Fair Value December 31, 2017
Assets

Trading assets:

Derivative instruments, net	$6	$185	[1]	$—		$—	$—	$—	($191)	$—	$—	$—

Securities AFS:

U.S. states and political subdivisions	4	—		—		—	—	(4)	—	—	—	—

MBS - non-agency residential	74	(1)	[2]	1	[3]	—	—	(15)	—	—	—	59

ABS	10	—		1	[3]	—	—	(3)	—	—	—	8

Corporate and other debt securities	5	—		—		—	—	—	—	—	—	5

Total securities AFS	93	(1)	[2]	2	[3]	—	—	(22)	—	—	—	72

Residential LHFS	12	—		—		—	(25)	(1)	(4)	26	(8)	—

LHFI	222	—		—	[4]	—	—	(34)	3	5	—	196

[1]

Includes issuances, fair value changes, and expirations. Amount related to residential IRLC s is recognized in Mortgage related income, amount related to commercial IRLC s is recognized in Commercial real estate related income, and amount related to Visa derivative liability is recognized in Other noninterest expense. Included $12 million in earnings during the year ended December 31, 2017, related to changes in unrealized gains on net derivative instruments still held at December 31, 2017.

[2]	Included $1 million in earnings during year ended December 31, 2017, related to changes in unrealized losses on securities AFS still held at December 31, 2017.
[3]	Amounts recognized in OCI are included in change in net unrealized gains on securities AFS, net of tax.
[4]

Amounts are generally included in Mortgage related income; however, the mark on certain fair value loans is included in Other noninterest income. Included $1 million in earnings during the year ended December 31, 2017, related to changes in unrealized losses on LHFI still held at December 31, 2017.

Notes to Consolidated Financial Statements, continued

Non-recurring Fair Value Measurements

The following tables present gains and losses recognized on assets still held at period end, and measured at fair value on a non-recurring basis, for the year ended December 31, 2018 and the year ended December 31, 2017. Adjustments to fair value generally result from the application of LOCOM, or the measurement alternative, or through write-downs of individual assets. The tables do not reflect changes in fair value attributable to economic hedges the Company may have used to mitigate interest rate risk associated with LHFS.

		Fair Value Measurements			(Losses)/Gains for the Year Ended December 31, 2018
(Dollars in millions)	December 31, 2018	Level 1	Level 2	Level 3

LHFS	$47	$—	$47	$—	($1)

LHFI	63	—	—	63	—

OREO	19	—	—	19	(4)

Other assets	67	—	47	20	24

		Fair Value Measurements			Losses for the Year Ended December 31, 2017

(Dollars in millions)	December 31, 2017	Level 1	Level 2	Level 3

LHFS	$13	$—	$13	$—	$—

LHFI	49	—	—	49	—

OREO	24	—	1	23	(4)

Other assets	53	—	4	49	(43)

Discussed below are the valuation techniques and inputs used in estimating fair values for assets measured at fair value on a non-recurring basis and classified as level 2 and/or 3.

Loans Held for Sale

At December 31, 2018 and 2017, LHFS classified as level 2 consisted of commercial loans that were valued using market prices and measured at LOCOM. During the year ended December 31, 2018, the Company recognized an immaterial amount of impairment charges attributable to changes in the fair value of these loans. There were no gains/(losses) recognized in earnings during the year ended December 31, 2017 as the charge-offs related to these loans are a component of the ALLL.

Loans Held for Investment

At December 31, 2018 and 2017, LHFI classified as level 3 consisted primarily of consumer loans discharged in Chapter 7 bankruptcy that had not been reaffirmed by the borrower, as well as nonperforming CRE loans for which specific reserves had been recognized. Cash proceeds from the sale of the underlying collateral is the expected source of repayment for a majority of these loans. Accordingly, the fair value of these loans is derived from the estimated fair value of the underlying collateral, incorporating market data if available. Due to the lack of market data for similar assets, all of these loans are classified as level 3. There were no gains/(losses) recognized during the year ended December 31, 2018 or during the year ended December 31, 2017, as the charge-offs related to these loans are a component of the ALLL.

OREO

OREO is measured at the lower of cost or fair value less costs to sell. Level 2 OREO consists primarily of residential homes, commercial properties, and vacant lots and land for which binding purchase agreements exist. Level 3 OREO consists primarily of residential homes, commercial properties, and vacant lots and land for which initial valuations are based on property-specific appraisals, broker pricing opinions, or other limited, highly subjective market information. Updated value estimates are received regularly for level 3 OREO.

Other Assets

Other assets consist of equity investments, other repossessed assets, assets under operating leases where the Company is the lessor, branch properties, land held for sale, and software.

Pursuant to the adoption of ASU 2016-01 on January 1, 2018, the Company elected the measurement alternative for measuring certain equity securities without readily determinable fair values, which are adjusted based on any observable price changes in orderly transactions. These equity securities are classified as level 2 based on the valuation methodology and associated inputs. During the year ended December 31, 2018, the Company recognized remeasurement gains of $30 million on these equity securities.

Prior to the adoption of ASU 2016-01, equity investments were evaluated for potential impairment based on the expected remaining cash flows to be received from these assets discounted at a market rate that is commensurate with the expected risk, considering relevant company-specific valuation multiples, where applicable. Based on the valuation methodology and associated unobservable inputs, these investments are classified as level 3. During the year ended December 31, 2017, the Company recognized an immaterial amount of impairment charges on its equity investments.

Other repossessed assets include repossessed personal property that is measured at fair value less cost to sell. These assets are classified as level 3 as their fair value is determined based on a variety of subjective, unobservable factors. There were no losses recognized in earnings by the Company on other repossessed assets during the year ended December 31, 2018 or during the year ended December 31, 2017, as the impairment

Notes to Consolidated Financial Statements, continued

charges on repossessed personal property were a component of the ALLL.

The Company monitors the fair value of assets under operating leases where the Company is the lessor and recognizes impairment on the leased asset to the extent the carrying value is not recoverable and is greater than its fair value. Fair value is determined using collateral specific pricing digests, external appraisals, broker opinions, recent sales data from industry equipment dealers, and the discounted cash flows derived from the underlying lease agreement. As market data for similar assets and lease arrangements is available and used in the valuation, these assets are considered level 2. During each of the years ended December 31, 2018 and 2017, the Company recognized an immaterial amount of impairment charges attributable to changes in the fair value of various personal property under operating leases.

Branch properties are classified as level 3, as their fair value is based on property-specific appraisals and broker opinions. During the years ended December 31, 2018 and 2017, the Company recognized impairment charges of $5 million and $10 million on branch properties, respectively.

Land held for sale is recorded at the lesser of carrying value or fair value less cost to sell, and is considered level 3 as its fair value is determined based on property-specific appraisals and broker opinions. During each of the years ended December 31, 2018 and 2017, the Company recognized an immaterial amount of impairment charges on land held for sale.

Software consisted primarily of external software licenses and internally developed software that were impaired and for which fair value was determined using a level 3 measurement.

Notes to Consolidated Financial Statements, continued

Fair Value of Financial Instruments

The carrying amounts and fair values of the Company’s financial instruments are as follows:

		December 31, 2018		Fair Value Measurements
(Dollars in millions)	Measurement Category	Carrying Amount	Fair Value	Level 1	Level 2	Level 3

Financial assets:

Cash and cash equivalents	Amortized cost	$7,495	$7,495	$7,495	$—	$—

Trading assets and derivative instruments	Fair value	5,506	5,506	521	4,965	20

Securities AFS	Fair value	31,442	31,442	4,211	27,231	—

LHFS	Amortized cost	290	291	—	261	30
	Fair value	1,178	1,178	—	1,178	—

LHFI, net	Amortized cost	150,061	148,167	—	—	148,167
	Fair value	163	163	—	—	163

Other [1]	Amortized cost	630	630	—	—	630
	Fair value	95	95	95	—	—

Financial liabilities:

Consumer and other time deposits	Amortized cost	15,355	15,106	—	15,106	—

Brokered time deposits	Amortized cost	642	615	—	615	—
	Fair value	403	403	—	403	—

Short-term borrowings	Amortized cost	8,772	8,772	—	8,772	—

Long-term debt	Amortized cost	14,783	14,729	—	13,024	1,705
	Fair value	289	289	—	289	—

Trading liabilities and derivative instruments	Fair value	1,604	1,604	925	672	7

[1]  Other financial assets recorded at amortized cost consist of FHLB of Atlanta stock and Federal Reserve Bank of Atlanta stock. Other financial assets recorded at fair value consist of mutual fund investments and other equity securities with readily determinable fair values.

		December 31, 2017		Fair Value Measurements
(Dollars in millions)	Measurement Category	Carrying Amount	Fair Value	Level 1	Level 2	Level 3

Financial assets:

Cash and cash equivalents	Amortized cost	$6,912	$6,912	$6,912	$—	$—

Trading assets and derivative instruments	Fair value	5,093	5,093	608	4,469	16

Securities AFS	Fair value	30,947	30,947	4,331	26,544	72

LHFS	Amortized cost	713	716	—	662	54
	Fair value	1,577	1,577	—	1,577	—

LHFI, net	Amortized cost	141,250	141,379	—	—	141,379
	Fair value	196	196	—	—	196

Other 1	Amortized cost	418	418	—	—	418
	Fair value	56	56	56	—	—

Financial liabilities:

Consumer and other time deposits	Amortized cost	12,076	11,906	—	11,906	—

	Amortized cost	749	725	—	725	—

Brokered time deposits	Fair value	236	236	—	236	—

Short-term borrowings	Amortized cost	4,781	4,781	—	4,781	—

	Amortized cost	9,255	9,362	—	8,304	1,058

Long-term debt	Fair value	530	530	—	530	—

Trading liabilities and derivative instruments	Fair value	1,283	1,283	769	498	16

[1]

Other financial assets recorded at amortized cost consist of FHLB of Atlanta stock and Federal Reserve Bank of Atlanta stock. Other financial assets recorded at fair value consist of mutual fund investments and other equity securities with readily determinable fair values.

Unfunded loan commitments and letters of credit are not included in the table above. At December 31, 2018 and 2017, the Company had $72.0 billion and $66.4 billion, respectively, of unfunded commercial loan commitments and letters of credit. A reasonable estimate of the fair value of these instruments is the carrying value of deferred fees plus the related unfunded commitments reserve, which was a combined $72 million and

$84 million at December 31, 2018 and 2017, respectively. No active trading market exists for these instruments, and the estimated fair value does not include value associated with the borrower relationship. The Company does not estimate the fair values of consumer unfunded lending commitments which can generally be canceled by providing notice to the borrower.

Notes to Consolidated Financial Statements, continued

NOTE 21 – CONTINGENCIES

Litigation and Regulatory Matters

In the ordinary course of business, the Company and its subsidiaries are parties to numerous civil claims and lawsuits and subject to regulatory examinations, investigations, and requests for information. Some of these matters involve claims for substantial amounts. The Company’s experience has shown that the damages alleged by plaintiffs or claimants are often overstated, based on unsubstantiated legal theories, unsupported by facts, and/or bear no relation to the ultimate award that a court might grant. Additionally, the outcome of litigation and regulatory matters and the timing of ultimate resolution are inherently difficult to predict. These factors make it difficult for the Company to provide a meaningful estimate of the range of reasonably possible outcomes of claims in the aggregate or by individual claim. However, on a case-by-case basis, reserves are established for those legal claims in which it is probable that a loss will be incurred and the amount of such loss can be reasonably estimated. The Company’s financial statements at December 31, 2018 reflect the Company’s current best estimate of probable losses associated with these matters, including costs to comply with various settlement agreements, where applicable. The actual costs of resolving these claims may be substantially higher or lower than the amounts reserved.

For a limited number of legal matters in which the Company is involved, the Company is able to estimate a range of reasonably possible losses in excess of related reserves, if any. Management currently estimates these losses to range from $0 to approximately $150 million. This estimated range of reasonably possible losses represents the estimated possible losses over the life of such legal matters, which may span a currently indeterminable number of years, and is based on information available at December 31, 2018. The matters underlying the estimated range will change from time to time, and actual results may vary significantly from this estimate. Those matters for which an estimate is not possible are not included within this estimated range; therefore, this estimated range does not represent the Company’s maximum loss exposure. Based on current knowledge, it is the opinion of management that liabilities arising from legal claims in excess of the amounts currently reserved, if any, will not have a material impact on the Company’s financial condition, results of operations, or cash flows. However, in light of the significant uncertainties involved in these matters and the large or indeterminate damages sought in some of these matters, an adverse outcome in one or more of these matters could be material to the Company’s financial condition, results of operations, or cash flows for any given reporting period.

The following is a description of certain litigation and regulatory matters:

Card Association Antitrust Litigation

The Company is a defendant, along with Visa and Mastercard, as well as several other banks, in several antitrust lawsuits challenging their practices. For a discussion regarding the Company’s involvement in this litigation matter, see Note 18, “Guarantees.”

Bickerstaff v. SunTrust Bank

This case was filed in the Fulton County State Court on July 12, 2010, and an amended complaint was filed on August 9, 2010. Plaintiff asserts that all overdraft fees charged to his account which related to debit card and ATM transactions are actually interest charges and therefore subject to the usury laws of Georgia. Plaintiff has brought claims for violations of civil and criminal usury laws, conversion, and money had and received, and purports to bring the action on behalf of all Georgia citizens who incurred such overdraft fees within the four years before the complaint was filed where the overdraft fee resulted in an interest rate being charged in excess of the usury rate. On April 8, 2013, the plaintiff filed a motion for class certification and that motion was denied but the ruling was later reversed and remanded by the Georgia Supreme Court. On October 6, 2017, the trial court granted plaintiff’s motion for class certification and the Bank filed an appeal of the decision on November 3, 2017.

Mutual Funds ERISA Class Action

On March 11, 2011, the Company and certain officers, directors, and employees of the Company were named in a putative class action alleging that they breached their fiduciary duties under ERISA by offering certain STI Classic Mutual Funds as investment options in the Plan. The plaintiffs purport to represent all current and former Plan participants who held the STI Classic Mutual Funds in their Plan accounts from April 2002 through December 2010 and seek to recover alleged losses these Plan participants supposedly incurred as a result of their investment in the STI Classic Mutual Funds. This action is pending in the U.S. District Court for the Northern District of Georgia, Atlanta Division (the “District Court”). Subsequently, plaintiffs’ counsel initiated a substantially similar lawsuit against the Company naming two new plaintiffs. On June 27, 2014, Brown, et al. v. SunTrust Banks, Inc., et al., another putative class action alleging breach of fiduciary duties associated with the inclusion of STI Classic Mutual Funds as investment options in the Plan, was filed in the U.S. District Court for the District of Columbia but then was transferred to the District Court.

After various appeals, the cases were remanded to the District Court. On March 25, 2016, a consolidated amended complaint was filed, consolidating all of these pending actions into one case. The Company filed an answer to the consolidated amended complaint on June 6, 2016. Subsequent to the closing of fact discovery, plaintiffs filed their second amended consolidated complaint on December 19, 2017 which among other things named five new defendants. On January 2, 2018, defendants filed their answer to the second amended consolidated complaint. Defendants’ motion for partial summary judgment was filed on January 12, 2018, and on January 16, 2018 the plaintiffs filed for motion for class certification. Defendants’ motion for partial summary judgment was granted by the District Court on May 2, 2018, which held that all claims prior to March 11, 2005 have been dismissed as well as dismissing three individual defendants from action. On June 27, 2018, the District Court granted the plaintiffs’ motion for class certification. An additional motion for partial summary judgment was filed by defendants on October 5, 2018.

Notes to Consolidated Financial Statements, continued

Intellectual Ventures II v. SunTrust Banks, Inc. and SunTrust Bank

This action was filed in the U.S. District Court for the Northern District of Georgia on July 24, 2013. Plaintiff alleged that SunTrust violated five patents held by plaintiff in connection with SunTrust’s provision of online banking services and other systems and services. Plaintiff seeks damages for alleged patent infringement of an unspecified amount, as well as attorney’s fees and expenses. The matter was stayed on October 7, 2014 pending inter partes reviews of a number of the claims asserted against SunTrust. After completion of those reviews, plaintiff dismissed its claims regarding four of the five patents on August 1, 2017.

LR Trust v. SunTrust Banks, Inc., et al.

In November 2016, the Company and certain officers and directors were named as defendants in a shareholder derivative action alleging that defendants failed to take action related to activities at issue in the National Mortgage Servicing, HAMP, and FHA Originations settlements, and certain other legal matters or to ensure that the alleged activities in each were remedied and otherwise appropriately addressed. Plaintiff sought an award in favor of the Company for the amount of damages sustained by the Company, disgorgement of alleged benefits obtained by defendants, and enhancements to corporate governance and internal controls. On September 18, 2017, the district court dismissed this matter and on October 16, 2017, plaintiff filed an appeal. A settlement of the matter was reached in which the defendants agreed to pay $585,000 and the

Company committed to certain non-monetary corporate governance activities through March 2021. Final approval of the settlement was granted by the district court on November 28, 2018.

Millennium Lender Claim Trust v. STRH and SunTrust Bank, et al.

In August 2017, the Trustee of the Millennium Lender Claim Trust filed a suit in the New York State Court against STRH, SunTrust Bank, and other lenders of the $1.775 B Millennium Health LLC f/k/a Millennium Laboratories LLC (“Millennium”) syndicated loan. The Trustee alleges that the loan was actually a security and that defendants misrepresented or omitted to state material facts in the offering materials and communications provided concerning the legality of Millennium’s sales, marketing, and billing practices and the known risks posed by a pending government investigation into the illegality of such practices. The Trustee brings claims for violation of the California Corporate Securities Law, the Massachusetts Uniform Securities Act, the Colorado Securities Act, and the Illinois Securities Law, as well as negligent misrepresentation and seeks rescission of sales of securities as well as unspecified rescissory damages, compensatory damages, punitive damages, interest, and attorneys’ fees and costs. The defendants have removed the case to the U.S. District Court for the Southern District of New York and Trustee’s motion to remand the case back to state court was denied.

Notes to Consolidated Financial Statements, continued

NOTE 22 - BUSINESS SEGMENT REPORTING

The Company operates and measures business activity across two segments: Consumer and Wholesale, with functional activities included in Corporate Other. The Company’s business segment structure is based on the manner in which financial information is evaluated by management as well as the products and services provided or the type of client served. In the second quarter of 2018, certain business banking clients within Commercial Banking were transferred from the Wholesale segment to the Consumer segment to create greater consistency in delivering tailored solutions to business banking clients through the alignment of client coverage and client service in branches. Prior period business segment results were revised to conform with this updated business segment structure. Additionally, the transfer resulted in a reallocation of goodwill from Wholesale to Consumer, as disclosed in Note 10, “Goodwill and Other Intangible Assets.”

The following is a description of the segments and their primary businesses at December 31, 2018.

The Consumer segment is made up of four primary businesses:

•

Consumer Banking provides services to individual consumers and business banking clients through an extensive network of traditional and in-store branches, ATM s, online banking (www.suntrust.com), mobile banking, and by telephone (1-800-SUNTRUST). Financial products and services offered to consumers and small business clients include deposits and payments, loans, and various fee-based services. Consumer Banking also serves as an entry point for clients and provides services for other businesses.

•

Consumer Lending offers an array of lending products to individual consumers and business banking clients via the Company’s Consumer Banking and PWM businesses, through the internet (www.suntrust.com and www.lightstream.com), as well as through various national offices and partnerships. Products offered include home equity lines, personal credit lines and loans, direct auto, indirect auto, student lending, credit cards, and other lending products.

•

PWM provides a full array of wealth management products and professional services to individual consumers and institutional clients, including loans, deposits, brokerage, professional investment advisory, and trust services to clients seeking active management of their financial resources. Institutional clients are served by the Institutional Investment Solutions business. Discount/online and full-service brokerage products are offered to individual clients through STIS. Investment advisory products and services are offered to clients by STAS, an SEC registered investment advisor. PWM also includes GFO Advisory Services, LLC, which provides family office solutions to clients and their families to help them manage and sustain wealth across multiple generations, including family meeting facilitation, consolidated reporting, expense management, specialty asset management, and business transition advice, as well as other wealth management disciplines.

•

Mortgage Banking offers residential mortgage products nationally through its retail and correspondent channels, the internet (www.suntrust.com), and by telephone (1-800-SUNTRUST). These products are either sold in the secondary market, primarily with servicing rights retained, or held in the Company’s loan portfolio. Mortgage Banking also services loans for other investors, in addition to loans held in the Company’s loan portfolio.

•

The Company successfully merged its STM and Bank legal entities in the third quarter of 2018. Subsequent to the merger, mortgage operations have continued under the Bank’s charter. This merger simplified the Company’s organizational structure, allowing it to more fully serve the needs of clients. There were no material financial impacts associated with the merger, other than the tax impacts described in Note 16, “Income Taxes.”

The Wholesale segment is made up of three primary businesses and the Treasury & Payment Solutions product group:

•

CIB delivers comprehensive capital markets solutions, including advisory, capital raising, and financial risk management, with the goal of serving the needs of both public and private companies in the Wholesale segment and PWM business. Investment Banking and Corporate Banking teams within CIB serve clients across the nation, offering a full suite of traditional banking and investment banking products and services to companies with annual revenues typically greater than $150 million. Investment Banking serves select industry segments including consumer and retail, energy, technology, financial services, healthcare, industrials, and media and communications. Corporate Banking serves clients across diversified industry sectors based on size, complexity, and frequency of capital markets issuance. CIB also includes the Company’s Asset Finance Group, which offers a full complement of asset-based financing solutions such as securitizations, asset-based lending, equipment financing, and structured real estate arrangements.

•

Commercial Banking offers an array of traditional banking products, including lending, cash management, and investment banking solutions via CIB, to commercial clients (generally clients with revenues between $5 million and $250 million), including not-for-profit organizations, governmental entities, healthcare and aging services, and auto dealer financing (floor plan inventory financing). Local teams deliver these solutions along with the Company’s industry expertise to commercial clients to help them achieve smart growth.

•

Commercial Real Estate provides a range of credit and deposit services as well as fee-based product offerings on a regional delivery basis to privately held developers, operators, and investors in commercial real estate properties through its National Banking Division. Commercial Real Estate also provides multi-family agency lending and servicing, advisory, and commercial mortgage brokerage services via its Agency Lending division. Additionally, Commercial Real Estate offers tailored financing and equity

Notes to Consolidated Financial Statements, continued

investment solutions for community development and affordable housing projects through STCC, with particular expertise in Low Income Housing Tax Credits and New Market Tax Credits. Real Estate Corporate and Investment Banking targets relationships with REIT s and homebuilders, both publicly-traded and privately owned. The Investor Services Group offers loan administration, special servicing, valuation, and advisory services to third party clients.

•

Treasury & Payment Solutions provides business clients in the Wholesale segment with services required to manage their payments and receipts, combined with the ability to manage and optimize their deposits across all aspects of their business. Treasury & Payment Solutions operates all electronic and paper payment types, including card, wire transfer, ACH, check, and cash. It also provides clients the means to manage their accounts electronically online, both domestically and internationally.

Corporate Other includes management of the Company’s investment securities portfolio, long-term debt, end user derivative instruments, short-term liquidity and funding activities, balance sheet risk management, and most real estate assets, as well as the Company’s functional activities such as marketing, finance, enterprise risk, legal, enterprise information services, and executive management, among others. Additionally, for all periods prior to January 1, 2018, the results of PAC were reported in the Wholesale segment and were reclassified to Corporate Other for enhanced comparability of the Wholesale segment results excluding PAC. See Note 3, “Acquisitions/Dispositions,” for additional information related to the sale of PAC in December 2017.

Because business segment results are presented based on management accounting practices, the transition to the consolidated results prepared under U.S. GAAP creates certain differences, which are reflected in reconciling items. Business segment reporting conventions are described below.

•

Net interest income-FTE – is reconciled from Net interest income and is grossed-up on an FTE basis to make income from tax-exempt assets comparable to other taxable products. Segment results reflect matched maturity funds transfer pricing, which ascribes credits or charges based on the economic value or cost created by assets and liabilities of each segment. Differences between these credits and charges are captured as reconciling items.

•

Provision for credit losses – represents net charge-offs by segment combined with an allocation to the segments for the provision attributable to each segment’s quarterly change in the ALLL and unfunded commitments reserve balances.

•	Noninterest income – includes federal and state tax credits that are grossed-up on a pre-tax equivalent basis, related primarily to certain community development investments.

•

Provision for income taxes-FTE – is calculated using a blended income tax rate for each segment and includes reversals of the tax adjustments and credits described above. The difference between the calculated provision for income taxes at the segment level and the consolidated provision for income taxes is reported as reconciling items.

The segment’s financial performance is comprised of direct financial results and allocations for various corporate functions that provide management an enhanced view of the segment’s financial performance. Internal allocations include the following:

•

Operational costs – expenses are charged to segments based on an activity-based costing process, which also allocates residual expenses to the segments. Generally, recoveries of these costs are reported in Corporate Other.

•

Support and overhead costs – expenses not directly attributable to a specific segment are allocated based on various drivers (number of equivalent employees, number of PCs/laptops, net revenue, etc.). Recoveries for these allocations are reported in Corporate Other.

The application and development of management reporting methodologies is an active process and undergoes periodic enhancements. The implementation of these enhancements to the internal management reporting methodology may materially affect the results disclosed for each segment, with no impact on consolidated results. If significant changes to management reporting methodologies take place, the impact of these changes is quantified and prior period information is revised, when practicable.

Notes to Consolidated Financial Statements, continued

	Year Ended December 31, 2018
(Dollars in millions)	Consumer	Wholesale	Corporate Other	Reconciling Items	Consolidated
Balance Sheets:

Average LHFI	$75,427	$70,200	$89	($2)	$145,714

Average consumer and commercial deposits	111,235	48,675	216	(358)	159,768

Average total assets	85,509	84,413	35,630	1,725	207,277

Average total liabilities	112,173	55,098	16,100	(304)	183,067

Average total equity	—	—	—	24,210	24,210

Statements of Income:

Net interest income	$4,235	$2,184	($190)	($242)	$5,987

FTE adjustment	—	86	2	—	88

Net interest income-FTE [1]	4,235	2,270	(188)	(242)	6,075

Provision for credit losses [2]	148	60	—	—	208

Net interest income after provision for credit losses-FTE	4,087	2,210	(188)	(242)	5,867

Total noninterest income	1,804	1,534	57	(169)	3,226

Total noninterest expense	4,017	1,720	(42)	(22)	5,673

Income before provision for income taxes-FTE	1,874	2,024	(89)	(389)	3,420

Provision for income taxes-FTE [3]	424	479	(61)	(206)	636

Net income including income attributable to noncontrolling interest	1,450	1,545	(28)	(183)	2,784

Less: Net income attributable to noncontrolling interest	—	—	9	—	9

Net income	$1,450	$1,545	($37)	($183)	$2,775

[1]	Presented on a matched maturity funds transfer price basis for the segments.
[2]

Provision for credit losses represents net charge-offs by segment combined with an allocation to the segments for the provision attributable to quarterly changes in the ALLL and unfunded commitment reserve balances.

[3]	Includes regular provision for income taxes as well as FTE income and tax credit adjustment reversals.

	Year Ended December 31, 2017 1, [2]
(Dollars in millions)	Consumer	Wholesale	Corporate Other	Reconciling Items	Consolidated
Balance Sheets:

Average LHFI	$73,578	$69,394	$1,247	($3)	$144,216

Average consumer and commercial deposits	109,298	50,155	160	(64)	159,549

Average total assets	83,278	83,091	35,931	2,631	204,931

Average total liabilities	110,271	55,762	14,626	(29)	180,630

Average total equity	—	—	—	24,301	24,301

Statements of Income:

Net interest income	$3,906	$2,029	$14	($316)	$5,633

FTE adjustment	—	142	3	—	145

Net interest income-FTE [3]	3,906	2,171	17	(316)	5,778

Provision for credit losses [4]	366	39	4	—	409

Net interest income after provision for credit losses-FTE	3,540	2,132	13	(316)	5,369

Total noninterest income	1,905	1,573	73	(197)	3,354

Total noninterest expense	3,982	1,727	74	(19)	5,764

Income before provision for income taxes-FTE	1,463	1,978	12	(494)	2,959

Provision for income taxes-FTE [5]	529	736	(292)	(296)	677

Net income including income attributable to noncontrolling interest	934	1,242	304	(198)	2,282

Less: Net income attributable to noncontrolling interest	—	—	9	—	9

Net income	$934	$1,242	$295	($198)	$2,273

[1]

During the second quarter of 2018, certain of the Company’s business banking clients were transferred from the Wholesale business segment to the Consumer business segment. For all periods prior to the second quarter of 2018, the corresponding financial results have been transferred to the Consumer business segment for comparability purposes.

[2]

During the fourth quarter of 2017, the Company sold PAC, the results of which were previously reported within the Wholesale business segment. For all periods prior to January 1, 2018, PAC’s financial results, including the gain on sale, have been transferred to Corporate Other for enhanced comparability of the Wholesale business segment excluding PAC.

[3]	Presented on a matched maturity funds transfer price basis for the segments.
[4]

Provision for credit losses represents net charge-offs by segment combined with an allocation to the segments for the provision attributable to quarterly changes in the ALLL and unfunded commitment reserve balances.

[5]	Includes regular provision for income taxes as well as FTE income and tax credit adjustment reversals.

Notes to Consolidated Financial Statements, continued

	Year Ended December 31, 2016 1, [2]
				Reconciling
(Dollars in millions)	Consumer	Wholesale	Corporate Other	Items	Consolidated
Balance Sheets:

Average LHFI	$70,455	$69,287	$1,379	($3)	$141,118

Average consumer and commercial deposits	105,365	48,782	115	(73)	154,189

Average total assets	79,971	83,168	33,425	2,440	199,004

Average total liabilities	106,374	54,457	14,179	(74)	174,936

Average total equity	—	—	—	24,068	24,068

Statements of Income:

Net interest income	$3,636	$1,812	$160	($387)	$5,221

FTE adjustment	—	136	2	—	138

Net interest income-FTE [3]	3,636	1,948	162	(387)	5,359

Provision for credit losses [4]	159	282	3	—	444

Net interest income after provision for credit losses-FTE	3,477	1,666	159	(387)	4,915

Total noninterest income	2,067	1,325	137	(146)	3,383

Total noninterest expense	3,938	1,507	38	(15)	5,468

Income before provision for income taxes-FTE	1,606	1,484	258	(518)	2,830

Provision for income taxes-FTE [5]	592	555	70	(274)	943

Net income including income attributable to noncontrolling interest	1,014	929	188	(244)	1,887

Less: Net income attributable to noncontrolling interest	—	—	9	—	9

Net income	$1,014	$929	$179	($244)	$1,878

[1]

During the second quarter of 2018, certain of the Company’s business banking clients were transferred from the Wholesale business segment to the Consumer business segment. For all periods prior to the second quarter of 2018, the corresponding financial results have been transferred to the Consumer business segment for comparability purposes.

[2]

During the fourth quarter of 2017, the Company sold PAC, the results of which were previously reported within the Wholesale business segment. For all periods prior to January 1, 2018, PAC’s financial results, including the gain on sale, have been transferred to Corporate Other for enhanced comparability of the Wholesale business segment excluding PAC.

[3]	Presented on a matched maturity funds transfer price basis for the segments.
[4]

Provision for credit losses represents net charge-offs by segment combined with an allocation to the segments for the provision attributable to quarterly changes in the ALLL and unfunded commitment reserve balances.

[5]	Includes regular provision for income taxes as well as FTE income and tax credit adjustment reversals.

Notes to Consolidated Financial Statements, continued

NOTE 23 - ACCUMULATED OTHER COMPREHENSIVE LOSS

Changes in the components of AOCI, net of tax, are presented in the following table:

(Dollars in millions)	Securities AFS	Derivative Instruments	Brokered Time Deposits	Long-Term Debt	Employee Benefit Plans	Total
Year Ended December 31, 2018

Balance, beginning of period	($1)	($244)	($1)	($4)	($570)	($820)

Cumulative effect adjustment related to ASU adoption [1]	30	(56)	—	(1)	(127)	(154)

Net unrealized (losses)/gains arising during the period	(385)	(123)	2	4	(56)	(558)

Amounts reclassified to net income	(1)	55	—	—	58	112

Other comprehensive (loss)/income, net of tax	(386)	(68)	2	4	2	(446)

Balance, end of period	($357)	($368)	$1	($1)	($695)	($1,420)

Year Ended December 31, 2017

Balance, beginning of period	($62)	($157)	($1)	($7)	($594)	($821)

Net unrealized (losses)/gains arising during the period	(7)	(31)	—	3	11	(24)

Amounts reclassified to net income	68	(56)	—	—	13	25

Other comprehensive income/(loss), net of tax	61	(87)	—	3	24	1

Balance, end of period	($1)	($244)	($1)	($4)	($570)	($820)

Year Ended December 31, 2016

Balance, beginning of period	$135	$87	$—	$—	($682)	($460)

Cumulative credit risk adjustment [2]	—	—	—	(5)	—	(5)

Net unrealized (losses)/gains arising during the period	(194)	(91)	(1)	(2)	76	(212)

Amounts reclassified to net income	(3)	(153)	—	—	12	(144)

Other comprehensive (loss)/income, net of tax	(197)	(244)	(1)	(2)	88	(356)

Balance, end of period	($62)	($157)	($1)	($7)	($594)	($821)

[1]	Related to the Company’s early adoption of ASU 2018-02 beginning January 1, 2018. See Note 1, “Significant Accounting Policies,” for additional information.
[2]

Related to the Company’s early adoption of the ASU 2016-01 provision related to changes in instrument-specific credit risk beginning January 1, 2016. See Note 1, “Significant Accounting Policies,” for additional information.

Reclassifications from AOCI to Net income, and the related tax effects, are presented in the following table:

(Dollars in millions)	Year Ended December 31			Impacted Line Item in the Consolidated Statements
Details About AOCI Components	2018	2017	2016	of Income
Securities AFS:

Net realized (gains)/losses on securities AFS	($1)	$108	($4)	Net securities gains/(losses)

Tax effect	—	(40)	1	Provision for income taxes

	(1)	68	(3)

Derivative Instruments:

Net realized losses/(gains) on cash flow hedges	72	(89)	(244)	Interest and fees on loans held for investment

Tax effect	(17)	33	91	Provision for income taxes

	55	(56)	(153)

Employee Benefit Plans:

Amortization of prior service credit	(6)	(6)	(6)	Employee benefits

Amortization of actuarial loss	22	25	25	Employee benefits

Deferred losses related to NCF Retirement Plan settlement [1]	60	—	—	Employee benefits

	76	19	19
Tax effect	(18)	(6)	(7)	Provision for income taxes

	58	13	12

Total reclassifications from AOCI to net income	$112	$25	($144)

[1]	Related to the Company’s NCF Retirement Plan settlement in the fourth quarter of 2018. See Note 17, “Employee Benefit Plans,” for additional information.

Notes to Consolidated Financial Statements, continued

NOTE 24 - PARENT COMPANY FINANCIAL INFORMATION

Statements of Income - Parent Company Only

	Year Ended December 31
(Dollars in millions)	2018	2017	2016
Income

Dividends [1]	$2,380	$1,414	$1,300

Interest from loans to subsidiaries	30	25	15

Interest from deposits at banks	25	22	12

Other income	34	5	2

Total income	2,469	1,466	1,329

Expense

Interest on short-term borrowings	6	4	2

Interest on long-term debt	161	137	140

Employee compensation and benefits [2]	40	103	57

Service fees to subsidiaries	9	12	12

Other expense	19	33	24

Total expense	235	289	235

Income before income tax benefit and equity in undistributed income of subsidiaries	2,234	1,177	1,094

Income tax benefit	20	72	59

Income before equity in undistributed income of subsidiaries	2,254	1,249	1,153

Equity in undistributed income of subsidiaries	521	1,024	725

Net income	$2,775	$2,273	$1,878

Total other comprehensive (loss)/income, net of tax	(446)	1	(356)

Total comprehensive income	$2,329	$2,274	$1,522

[1]	Substantially all dividend income is from subsidiaries (primarily the Bank).
[2]	Includes incentive compensation allocations between the Parent Company and subsidiaries.

Notes to Consolidated Financial Statements, continued

Balance Sheets - Parent Company Only

	December 31
(Dollars in millions)	2018	2017
Assets

Cash held at SunTrust Bank	$599	$701

Interest-bearing deposits held at SunTrust Bank	913	2,144

Interest-bearing deposits held at other banks	24	24

Cash and cash equivalents	1,536	2,869

Trading assets and derivative instruments	12	—

Securities available for sale	98	123

Loans to subsidiaries	1,261	1,218

Investment in capital stock of subsidiaries stated on the basis of the Company’s equity in subsidiaries’ capital accounts:

Banking subsidiaries	24,630	24,590

Nonbanking subsidiaries	1,457	1,423

Goodwill	211	211

Other assets	686	547

Total assets	$29,891	$30,981

Liabilities

Short-term borrowings:

Subsidiaries	$5	$205

Non-affiliated companies	354	350

Long-term debt:

Non-affiliated companies	4,536	4,466

Other liabilities	819	909

Total liabilities	5,714	5,930

Shareholders’ Equity

Preferred stock	2,025	2,475

Common stock	553	550

Additional paid-in capital	9,022	9,000

Retained earnings	19,522	17,540

Treasury stock, at cost, and other	(5,525)	(3,694)

Accumulated other comprehensive loss, net of tax	(1,420)	(820)

Total shareholders’ equity	24,177	25,051

Total liabilities and shareholders’ equity	$29,891	$30,981

Notes to Consolidated Financial Statements, continued

Statements of Cash Flows - Parent Company Only

	Year Ended December 31
(Dollars in millions)	2018	2017	2016

Cash Flows from Operating Activities:

Net income	$2,775	$2,273	$1,878

Adjustments to reconcile net income to net cash (used in)/provided by operating activities:

Equity in undistributed income of subsidiaries	(521)	(1,024)	(725)

Depreciation, amortization, and accretion	3	5	3

Deferred income tax expense	8	5	11

Stock-based compensation	—	—	3

Net securities (gains)/losses	—	(1)	—

Net increase in other assets	(158)	(15)	(129)

Net increase in other liabilities	26	122	62

Net cash provided by operating activities	2,133	1,365	1,103

Cash Flows from Investing Activities:

Proceeds from maturities, calls, and paydowns of securities available for sale	23	38	49

Proceeds from sales of securities available for sale	—	1	4

Purchases of securities available for sale	—	(17)	(4)

Net (increase)/decrease in loans to subsidiaries	(43)	1,298	(889)

Other, net	(1)	—	(3)

Net cash (used in)/provided by investing activities	(21)	1,320	(843)

Cash Flows from Financing Activities:

Net (decrease)/increase in short-term borrowings	(196)	(211)	5

Proceeds from issuance of long-term debt	929	9	2,005

Repayments of long-term debt	(873)	(482)	(1,784)

Proceeds from issuance of preferred stock	—	1,239	—

Repurchase of preferred stock	(450)	—	—

Repurchase of common stock	(1,910)	(1,314)	(806)

Repurchase of common stock warrants	—	—	(24)

Common and preferred stock dividends paid	(936)	(723)	(564)

Taxes paid related to net share settlement of equity awards	(45)	(39)	(48)

Proceeds from exercise of stock options	36	21	25

Net cash used in financing activities	(3,445)	(1,500)	(1,191)

Net (decrease)/increase in cash and cash equivalents	(1,333)	1,185	(931)

Cash and cash equivalents at beginning of period	2,869	1,684	2,615

Cash and cash equivalents at end of period	$1,536	$2,869	$1,684

Supplemental Disclosures:

Income taxes received from/(paid to) subsidiaries	$101	($489)	($886)

Income taxes (paid)/received by Parent Company	(105)	414	812

Net income taxes paid by Parent Company	($4)	($75)	($74)

Interest paid	$164	$140	$135

Notes to Consolidated Financial Statements, continued

NOTE 25 - SUBSEQUENT EVENT

On February 7, 2019, the Company and BB&T Corporation (“ BB&T ”) announced that both companies’ boards of directors approved a definitive agreement to combine in an all-stock Merger. Under the terms of the Agreement and Plan of Merger (the “ Merger Agreement ”), the Company’s shareholders will have the right to receive 1.295 shares of BB&T common stock for each share of the Company’s common stock. A new corporate headquarters for the combined company will be established in Charlotte, North Carolina, and it will operate under a new name and brand, while the combined company’s board of directors and executive management team will be evenly split between the Company and BB&T. The Merger is expected to expand capabilities and accelerate capacity to invest in transformational technologies for clients, combine complementary business models to create a diverse and comprehensive business mix with leading market share positions, and deliver organizational and other merger-related synergies, while also being accretive to the combined company’s profitability profile. The Company’s Merger with BB&T is expected to close late in the third quarter of 2019 or in the fourth quarter of 2019, subject to satisfaction of customary closing conditions, including receipt of regulatory approvals and approval by the shareholders of each company. For more information on the proposed Merger with BB&T, see Part I, Item 1, “Business,” in the Company’s Form 10-K for the year ended December 31, 2018.